Exhibit 1

KPMG Cárdenas Dosal Blvd. Diaz Ordaz 140 Pte. Piso 8 Col. Santa Maria 64650 Monterrey, N.L.	Teléfono: + 01 (81) 81 22 18 18 + 01 (81) 83 33 05 32 kpmg.com.mx

Independent Auditors’ Report

The Board of Directors and Stockholders

CEMEX, S.A.B. de C.V.:

We have audited the accompanying consolidated financial statements of CEMEX, S.A.B. de C.V. and subsidiaries (“the Company”), which comprise the consolidated balance sheets as at December 31, 2013 and 2012, the consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the years ended December 31, 2013, 2012 and 2011, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors ‘ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of CEMEX, S.A.B. de C.V. and subsidiaries as at December 31, 2013 and 2012, and their consolidated financial performance and their consolidated cash flows for the years ended December 31, 2013, 2012 and 2011, in accordance with International Financial Reporting Standards.

KPMG Cardenas Dosal, S.C.

/s/ Luis Gabriel Ortiz Esqueda
Luis Gabriel Ortiz Esqueda

Monterrey, N.L., Mexico
January 31, 2014

KPMG Cárdenas Dosal, S.C. la Firma mexicana miembro de la red de firmas miembro independientes de KPMG afiliadas a KPMG International Cooperative (“KPMG International”), una entidad suiza.	Aguascalientes, Ags. Cancún, Q. Roo. Ciudad Juárez, Chih. Culiacán, Sin. Chihuahua, Chih. Guadalajara, Jal. Hermosillo, Son. León, Gto. Mérida, Yuc.	Mexicali, B.C. México, D.F Monterrey, N.L Puebla, Pue. Querétaro, Qro. Reynosa, Tamps. Saltillo, Coah. San Luis Potosi, S.L.P Tijuana, B.C.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Operations

(Millions of Mexican pesos, except for loss per share)

		Years ended December 31,
	Note	2013	2012	2011

Net sales	3	$195,661	197,036	189,887
Cost of sales	2R	(134,774)	(138,706)	(136,181)

Gross profit		60,887	58,330	53,706

Administrative and selling expenses		(24,142)	(23,749)	(25,674)
Distribution expenses		(17,241)	(17,580)	(16,170)

	2R	(41,383)	(41,329)	(41,844)

Operating earnings before other expenses, net[1]		19,504	17,001	11,862

Other expenses, net	6	(4,903)	(5,490)	(5,233)

Operating earnings [2]		14,601	11,511	6,629

Financial expense	16	(19,937)	(18,511)	(16,878)
Other financial income (expense), net	7	1,706	977	(2,214)
Equity in gain (loss) of associates	13A	229	728	(334)

Loss before income tax		(3,401)	(5,295)	(12,797)

Income tax	19	(6,210)	(6,043)	(12,135)

CONSOLIDATED NET LOSS		(9,611)	(11,338)	(24,932)
Non-controlling interest net income		1,223	662	21

CONTROLLING INTEREST NET LOSS		$(10,834)	(12,000)	(24,953)

BASIC LOSS PER SHARE	22	$(0.30)	(0.34)	(0.72)

DILUTED LOSS PER SHARE	22	$(0.30)	(0.34)	(0.72)

1	The line item “Operating earnings before other expenses, net” was titled by CEMEX until the year ended December 31, 2011 as “Operating income” (note 2A).

2	The line item “Operating earnings” was titled by CEMEX until the year ended December 31, 2011 as “Operating income after other expenses, net” (note 2A).

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

(Millions of Mexican pesos)

		Years ended December 31,
	Note	2013	2012	2011

CONSOLIDATED NET LOSS		$(9,611)	(11,338)	(24,932)

Items that will not be reclassified subsequently to profit or loss
Actuarial losses	18	(391)	(754)	(801)
Income tax recognized directly in other comprehensive income	19	(122)	263	271

		(513)	(491)	(530)

Items that will be reclassified subsequently to profit or loss when specific conditions are met
Effects from available-for-sale investments	13B	80	(44)	(93)
Currency translation of foreign subsidiaries	20B	952	(7,324)	11,359
Income tax recognized directly in other comprehensive income	19	(1,085)	(3,639)	4,631

		(53)	(11,007)	15,897

Other comprehensive (loss) income		(566)	(11,498)	15,367

TOTAL COMPREHENSIVE LOSS		(10,177)	(22,836)	(9,565)
Non-controlling interest comprehensive income		892	662	21

CONTROLLING INTEREST COMPREHENSIVE LOSS		$(11,069)	(23,498)	(9,586)

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Consolidated Balance Sheets

(Millions of Mexican pesos)

		December 31,
	Note	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	8	$15,176	12,478
Trade receivables less allowance for doubtful accounts	9	25,971	23,698
Other accounts receivable	10	7,010	6,239
Inventories, net	11	16,985	16,485
Other current assets	12	3,906	4,396

Total current assets		69,048	63,296

NON-CURRENT ASSETS
Investments in associates	13A	9,022	7,979
Other investments and non-current accounts receivable	13B	12,060	8,410
Property, machinery and equipment, net	14	205,717	213,075
Goodwill and intangible assets, net	15	174,940	172,990
Deferred income taxes	19B	25,343	13,047

Total non-current assets		427,082	415,501

TOTAL ASSETS		$496,130	478,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term debt including current maturities of long-term debt	16A	$3,959	596
Other financial obligations	16B	5,568	6,978
Trade payables		22,202	20,516
Income tax payable		9,779	6,736
Other accounts payable and accrued expenses	17	18,054	18,967

Total current liabilities		59,562	53,793

NON-CURRENT LIABILITIES
Long-term debt	16A	187,021	177,539
Other financial obligations	16B	33,750	32,913
Employee benefits	18	14,073	13,460
Deferred income taxes	19B	18,315	12,861
Other non-current liabilities	17	35,091	32,604

Total non-current liabilities		288,250	269,377

TOTAL LIABILITIES		347,812	323,170

STOCKHOLDERS’ EQUITY
Controlling interest:
Common stock and additional paid-in capital	20A	88,943	118,068
Other equity reserves	20B	15,037	12,514
Retained earnings	20C	40,233	22,557
Net loss		(10,834)	(12,000)

Total controlling interest		133,379	141,139
Non-controlling interest and perpetual debentures	20D	14,939	14,488

TOTAL STOCKHOLDERS’ EQUITY		148,318	155,627

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$496,130	478,797

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Millions of Mexican pesos)

		Years ended December 31,
	Notes	2013	2012	2011
OPERATING ACTIVITIES
Consolidated net loss		$(9,611)	(11,338)	(24,932)
Non-cash items:
Depreciation and amortization of assets	5	14,459	17,505	17,848
Impairment losses	6	1,591	1,661	1,751
Equity in gain (loss) of associates	13A	(229)	(728)	334
Other expenses (income), net		476	1,593	(1,559)
Financial items, net		18,231	17,534	19,092
Income taxes	19	6,210	6,043	12,135
Changes in working capital, excluding income taxes		(4,082)	(2,048)	(727)

Net cash flow provided by operating activities before interest, coupons on perpetual debentures and income taxes		27,045	30,222	23,942
Financial expense paid in cash including coupons on perpetual debentures	20D	(19,110)	(19,564)	(13,352)
Income taxes paid in cash		(6,665)	(4,709)	(3,778)

Net cash flows provided by (used in) operating activities		1,270	5,949	6,812

INVESTING ACTIVITIES
Property, machinery and equipment, net	14	(5,570)	(5,922)	(3,524)
Disposal (acquisition) of subsidiaries and associates, net	13, 15	1,259	(895)	1,232
Intangible assets and other deferred charges	15	(1,203)	(438)	(932)
Long term assets and others, net		118	4,696	1,406

Net cash flows used in investing activities		(5,396)	(2,559)	(1,818)

FINANCING ACTIVITIES
Issuance of common stock	20A	—	—	11
Issuance of common stock by subsidiaries	20D	—	12,442	—
Derivative instruments		(256)	1,633	(5,464)
Issuance (repayment) of debt, net	16A	5,933	(17,239)	5,702
Securitization of trade receivables		(1,854)	(193)	2,890
Non-current liabilities, net		(568)	(1,679)	1,430

Net cash flows provided by (used in) financing activities		3,255	(5,036)	4,569

Increase (decrease) in cash and cash equivalents		(871)	(1,646)	9,563
Cash conversion effect, net		3,569	(2,004)	(1,789)
Cash and cash equivalents at beginning of year		12,478	16,128	8,354

CASH AND CASH EQUIVALENTS AT END OF YEAR	8	$15,176	12,478	16,128

Changes in working capital, excluding income taxes:
Trade receivables, net		$(2,187)	2,956	(2,211)
Other accounts receivable and other assets		(1,033)	(2,010)	1,306
Inventories		(616)	1,412	(575)
Trade payables		1,620	(424)	(454)
Other accounts payable and accrued expenses		(1,866)	(3,982)	1,207

Changes in working capital, excluding income taxes		$(4,082)	(2,048)	(727)

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Statements of Changes in Stockholders’ Equity

(Millions of Mexican pesos)

	Notes	Common stock	Additional paid-in capital	Other equity reserves	Retained earnings	Total controlling interest	Non-controlling interest	Total stockholders’ equity
Balance at December 31, 2010		$4,132	104,590	(842)	55,864	163,744	19,443	183,187
Net loss		—	—	—	(24,953)	(24,953)	21	(24,932)
Total other items of comprehensive income		—	—	15,367	—	15,367	—	15,367
Capitalization of retained earnings	20A	3	4,213	—	(4,216)	—	—	—
Stock-based compensation	20A, 21	—	506	—	—	506	—	506
Effects of perpetual debentures	20D	—	—	827	—	827	(3,221)	(2,394)
Changes in non-controlling interest	20D	—	—	(387)	—	(387)	359	(28)

Balance at December 31, 2011		$4,135	109,309	14,965	26,695	155,104	16,602	171,706
Net loss		—	—	—	(12,000)	(12,000)	662	(11,338)
Total other items of comprehensive loss		—	—	(11,498)	—	(11,498)	—	(11,498)
Capitalization of retained earnings	20A	4	4,134	—	(4,138)	—	—	—
Stock-based compensation	20A, 21	—	486	136	—	622	—	622
Effects of perpetual debentures	20D	—	—	1,227	—	1,227	(7,004)	(5,777)
Changes in non-controlling interest	20D	—	—	7,684	—	7,684	4,228	11,912

Balance at December 31, 2012		$4,139	113,929	12,514	10,557	141,139	14,488	155,627
Net loss		—	—	—	(10,834)	(10,834)	1,223	(9,611)
Total other items of comprehensive loss		—	—	(235)	—	(235)	(331)	(566)
Change in the Parent Company’s functional currency	2D	—	—	3,027	—	3,027	—	3,027
Restitution of retained earnings	20C	—	(35,667)	—	35,667	—	—	—
Capitalization of retained earnings	20A	4	5,987	—	(5,991)	—	—	—
Stock-based compensation	20A, 21	—	551	136	—	687	—	687
Effects of perpetual debentures	20D	—	—	(405)	—	(405)	—	(405)
Changes in non-controlling interest	20D	—	—	—	—	—	(441)	(441)

Balance at December 31, 2013		$4,143	84,800	15,037	29,399	133,379	14,939	148,318

The accompanying notes are part of these consolidated financial statements

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

1)	DESCRIPTION OF BUSINESS

CEMEX, S.A.B. de C.V., a public stock corporation with variable capital (S.A.B. de C.V.) organized under the laws of the United Mexican States, or Mexico, is currently a holding company (parent) of entities whose main activities are oriented to the construction industry, through the production, marketing, distribution and sale of cement, ready-mix concrete, aggregates and other construction materials.

CEMEX, S.A.B. de C.V. was founded in 1906 and was registered with the Mercantile Section of the Public Register of Property and Commerce in Monterrey, N.L., Mexico in 1920 for a period of 99 years. In 2002, this period was extended to the year 2100. The shares of CEMEX, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”). Each CPO represents two series “A” shares and one series “B” share of common stock of CEMEX, S.A.B. de C.V. In addition, CEMEX, S.A.B. de C.V.’s shares are listed on the New York Stock Exchange (“NYSE”) as American Depositary Shares (“ADSs”) under the symbol “CX.” Each ADS represents ten CPOs.

The terms “CEMEX, S.A.B. de C.V.” and/or the “Parent Company” used in these accompanying notes to the financial statements refer to CEMEX, S.A.B. de C.V. without its consolidated subsidiaries. The terms the “Company” or “CEMEX” refer to CEMEX, S.A.B. de C.V. together with its consolidated subsidiaries. The issuance of these consolidated financial statements was authorized by the management of CEMEX, S.A.B. de C.V. on January 31, 2014.

2)	SIGNIFICANT ACCOUNTING POLICIES

2A)	BASIS OF PRESENTATION AND DISCLOSURE

In November 2008, the Mexican National Banking and Exchange Commission (Comisión Nacional Bancaria y de Valores or “CNBV”) issued regulations requiring registrants whose shares are listed on the MSE, to begin preparing their consolidated financial statements using International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), beginning no later than January 1, 2012 and to stop using Mexican Financial Reporting Standards (“MFRS”). In connection with this requirement, CEMEX’s consolidated financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, were prepared in accordance with IFRS as issued by the IASB.

On January 26, 2012, CEMEX issued its last consolidated financial statements under MFRS, which were as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009. These financial statements were used to comply with CEMEX’s financial information requirements before the issuance on April 8, 2012 of its 2011 annual report with the CNBV and its 2011 annual report on Form 20-F with the U.S. Securities and Exchange Commission (“SEC”). In addition, for purposes of preparing its 2011 annual reports with the CNBV and the SEC, on April 27, 2012, CEMEX issued its first financial statements under IFRS, which were as of December 31, 2011 and 2010 and as of January 1, 2010 and for the years ended December 31, 2011 and 2010 (not included in this report), in which CEMEX described the options it made in the migration to IFRS and the effects that such migration had on (i) CEMEX’s opening balance sheet as of January 1, 2010, according to IFRS 1, First time adoption (“IFRS 1”), (ii) CEMEX’s balance sheets as of December 31, 2011 and 2010, and (iii) CEMEX’s statements of operations, statements of comprehensive loss and statements of cash flows for the years ended December 31, 2011 and 2010, in each case, as compared to CEMEX’s previously reported amounts under MFRS.

Definition of terms

When reference is made to pesos or “$” it means Mexican pesos. The amounts in the financial statements and the accompanying notes are stated in millions, except when references are made to loss per share and/or prices per share. When reference is made to “US$” or “dollars”, it means millions of dollars of the United States of America (“United States”). When reference is made to “£” or “pounds”, it means millions of British pounds sterling. When reference is made to “€” or “Euros”, it means millions of the currency in circulation in a significant number of European Union (“EU”) countries. When it is deemed relevant, certain amounts presented in the notes to the financial statements include between parentheses a convenience translation into dollars, into pesos, or both, as applicable. These translations should not be construed as representations that the amounts in pesos or dollars, as applicable, actually represent those peso or dollar amounts or could be converted into pesos or dollars at the rate indicated. As of December 31, 2013 and 2012, translations of pesos into dollars and dollars into pesos, were determined for balance sheet amounts using the closing exchange rates of $13.05 and $12.85 pesos per dollar, respectively, and for statements of operations amounts, using the average exchange rates of $12.85, $13.15 and $12.48 pesos per dollar for 2013, 2012 and 2011, respectively. When the amounts between parentheses are the peso and the dollar, the amounts were determined by translating the foreign currency amount into dollars using the closing exchange rates at year-end, and then translating the dollars into pesos as previously described.

Statements of operations

In CEMEX’s statements of operations for the years ended December 31, 2013, 2012 and 2011, the line item currently titled “Operating earnings before other expenses, net” was previously titled until December 31, 2011 as “Operating income,” and the line item currently titled “Operating earnings” was previously titled until December 31, 2011 as “Operating income after other expenses, net.” CEMEX made these changes to comply with industry practice when filing financial statements under IFRS with the SEC based on the guidance set forth in paragraph 56 of the Basis for Conclusions of IAS 1, Presentation of Financial Statements (“IAS 1”). However, such changes in line-item titles do not represent any change in CEMEX’s accounting practices, policies or methodologies under IFRS as compared to prior years before 2011. Consequently, the line items “Operating earnings before other expenses, net” and “Operating earnings” are directly comparable with the line items “Operating income” and “Operating income after other expenses, net” respectively, as presented in financial statements issued until December 31, 2011.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Statements of operations – continued

The line item “Other expenses, net” in the statements of operations consists primarily of revenues and expenses not directly related to CEMEX’s main activities, or which are of an unusual and/or non-recurring nature, including impairment losses of long-lived assets, results on disposal of assets and restructuring costs, among others (note 6).

Statements of other comprehensive income (loss)

For the years ended December 31, 2013, 2012 and 2011, based on IAS 1, CEMEX presents line items for amounts of other comprehensive income (loss) in the period grouped into those that, in accordance with other IFRSs: a) will not be reclassified subsequently to profit or loss; and b) will be reclassified subsequently to profit or loss when specific conditions are met.

Statements of cash flows

The statements of cash flows present cash inflows and outflows, excluding unrealized foreign exchange effects, as well as the following transactions that did not represent sources or uses of cash:

•

In 2013, the increase in investments in associates for $712, related to CEMEX’s joint venture Concrete Supply Co., LLC. (note 13A). As part of the agreement CEMEX contributed cash of approximately US$4 million;

•

In 2013, the decrease in other non-current liabilities for approximately $4,325 before a deferred tax liability of approximately $1,298, as a result of the change in the functional currency at the Parent Company (note 16B);

•

In 2012, the exchange of approximately US$452 (48%) of CEMEX’s then outstanding perpetual debentures and of approximately €470 (53%) of CEMEX’s then outstanding Euro-denominated 4.75% notes due 2014, for new Euro-denominated notes for €179 and new Dollar-denominated notes for US$704. In 2011, the exchange of a portion of CEMEX’s perpetual debentures for new notes for US$125 (note 16A). These exchanges represented net increases in debt of $4,111 in 2012 and $1,486 in 2011, reductions in equity’s non controlling interest of $5,808 in 2012 and $1,937 in 2011 and increases in equity’s controlling interest of $1,680 in 2012 and $446 in 2011;

•

In 2013, 2012 and 2011, the increases in property, plant and equipment for approximately $141, $2,025 and $1,519, respectively, a decrement in debt for approximately $657 and an increase for approximately $1,401 and $1,558, respectively, associated with the negotiation of capital leases during the year (note 16B);

•	In 2011, the increase in debt for $1,352 related mainly to the acquisition of Ready Mix USA LLC (note 15B);

•

In 2013, 2012 and 2011, the increases in common stock and additional paid-in capital associated with: (i) the capitalization of retained earnings for $5,991, $4,138 and $4,216, respectively (note 20A); and (ii) CPOs issued as part of the executive stock-based compensation for $551, $486 and $495, respectively (note 20A).

2B) PRINCIPLES OF CONSOLIDATION

Effective January 1, 2013, IFRS 10, Consolidated financial statements (“IFRS 10”), which establishes the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements, replaced the consolidation requirements in IAS 27, Consolidated and separate financial statements, and in SIC 12, Consolidation — Special Purpose Entities. According to IFRS 10, the consolidated financial statements include those of CEMEX, S.A.B. de C.V. and those of the entities, including Special Purpose Entities (“SPEs”), in which the Parent Company exercises control, by means of which the Parent Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Among other factors, control is evidenced when the Parent Company: a) holds directly or through subsidiaries, more than 50% of an entity’s common stock; b) has the power, directly or indirectly, to govern the administrative, financial and operating policies of an entity, or c) is the primary receptor of the risks and rewards of a SPE. The adoption of IFRS 10 did not represent any significant impact on CEMEX’s consolidated financial statements. Balances and operations between related parties are eliminated in consolidation.

Pursuant to IAS 28, Investments in associates and joint ventures (“IAS 28”), investments in associates are accounted for by the equity method when CEMEX has significant influence, which is generally presumed with a minimum equity interest of 20%, unless it is proven in unusual cases that CEMEX has significant influence with a lower percentage. The equity method reflects in the financial statements the investment’s original cost and the proportional interest of the holding company in the associate’s equity and earnings after acquisition, considering, if applicable, the effects of inflation. Effective January 1, 2013, IFRS 11, Joint arrangements (“IFRS 11”), pursuant to which the classification of a joint arrangement is made by assessing its resulting rights and obligations, replaced the accounting rules for these arrangements set forth by IAS 28. According to IFRS 11, the financial statements of joint ventures, which are those joint arrangements in which CEMEX and other third-party investors have agreed to exercise joint control and have rights to the net assets of the arrangement, are recognized under the equity method, whereas, the financial statements of joint operations, in which the parties that have joint control of the arrangement have rights to the assets and obligations for the liabilities relating to the arrangement, are proportionally consolidated line-by-line. The adoption of IFRS 11 did not represent any significant impact on CEMEX’s consolidated financial statements. The equity method is discontinued when the carrying amount of the investment, including any long-term interest in the associate or joint venture, reaches zero, unless CEMEX has incurred or guaranteed additional obligations of the associate or joint venture.

Other investments of a permanent nature where CEMEX holds equity interests of less than 20% and/or there is no significant influence are carried at their historical cost.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

2C) USE OF ESTIMATES AND CRITICAL ASSUMPTIONS

The preparation of financial statements in accordance with IFRS principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the period. These assumptions are reviewed on an ongoing basis using available information. Actual results could differ from these estimates.

The main items subject to estimates and assumptions by management include, among others, impairment tests of long-lived assets, allowances for doubtful accounts and inventories, recognition of deferred income tax assets, as well as the measurement of financial instruments at fair value, and the assets and liabilities related to employee benefits. Significant judgment by management is required to appropriately assess the amounts of these assets and liabilities.

2D) FOREIGN CURRENCY TRANSACTIONS AND TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

According to IAS 21, The effects of changes in foreign exchange rates (“IAS 21”), transactions denominated in foreign currencies are recorded in the functional currency at the exchange rates prevailing on the dates of their execution. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date, and the resulting foreign exchange fluctuations are recognized in earnings, except for exchange fluctuations arising from: 1) foreign currency indebtedness directly related to the acquisition of foreign entities; and 2) fluctuations associated with related parties’ balances denominated in foreign currency, which settlement is neither planned nor likely to occur in the foreseeable future and as a result, such balances are of a permanent investment nature. These fluctuations are recorded against “Other equity reserves”, as part of the foreign currency translation adjustment (note 20B) until the disposal of the foreign net investment, at which time, the accumulated amount is recycled through the statement of operations as part of the gain or loss on disposal.

The financial statements of foreign subsidiaries, as determined using their respective functional currency, are translated to pesos at the closing exchange rate for balance sheet accounts and at the closing exchange rates of each month within the period for statements of operations accounts. The functional currency is that in which each consolidated entity primarily generates and expends cash. The corresponding translation adjustment is included within “Other equity reserves” and is presented in the statement of other comprehensive income (loss) for the period as part of the foreign currency translation adjustment (note 20B) until the disposal of the net investment in the foreign subsidiary. As permitted by IFRS 1, in its opening balance sheet under IFRS as of January 1, 2010, CEMEX elected to reset to zero all cumulative foreign currency translation adjustments determined under MFRS. Consequently, upon disposal of the foreign operations, those effects determined before the migration to IFRS will not be considered in the determination of disposal gains or losses. Considering guidance in IAS 21 and changing circumstances on the net monetary position in foreign currencies of the Parent Company, resulting mainly from: a) a significant decrease in tax liabilities denominated in Mexican Pesos; b) a significant increase in its U.S. Dollar-denominated debt and other financial obligations; and c) the increase in U.S. Dollar-denominated intra-group administrative expenses associated with the externalization of major back office activities with IBM (note 23C); effective as of January 1, 2013, CEMEX, S.A.B. de C.V., on a stand-alone basis, prospectively changed its functional currency from the Mexican Peso to the U.S. Dollar. The aforementioned change has no effect on the functional currencies of other consolidated entities. Moreover, the reporting currency for the individual and consolidated financial statements of the Parent Company continues to be the Mexican Peso. The main effects in the Parent Company’s-only financial statements beginning on January 1, 2013, associated with the change in functional currency, as compared to prior years are: i) all transactions, revenues and expenses in any currency are recognized in U.S. Dollars at the exchange rates prevailing at their execution dates; ii) monetary balances of CEMEX, S.A.B. de C.V. denominated in U.S. Dollars will not generate foreign currency fluctuations, while monetary balances in Mexican Pesos and other non-U.S. Dollar-denominated balances will now generate foreign currency fluctuations through the statement of operations; and iii) the conversion option embedded in the Parent Company’s mandatory convertible notes denominated in pesos are now treated as a stand-alone derivative instrument with changes in fair value through the statement of operations (notes 16B and 16D), the options embedded in the Parent Company’s optional convertible notes denominated in dollars ceased to be treated as stand-alone derivatives, recognizing its fair value as an equity component (notes 16B and 16D). Based on IFRS, prior period financial statements were not restated.

During the reported periods, there were no subsidiaries whose functional currency was the currency of a hyperinflationary economy, which is generally considered to exist when the cumulative inflation rate over the last three years is approaching, or exceeds, 100%. In a hyperinflationary economy, the accounts of the subsidiary’s statements of operations should be restated to constant amounts as of the reporting date, in which case, both the balance sheet accounts and the statements of operations accounts would be translated to pesos at the closing exchange rates of the year.

The most significant closing exchange rates and the approximate average exchange rates for balance sheet accounts and income statement accounts, as of December 31 2013, 2012 and 2011, were as follows:

	2013		2012		2011
Currency	Closing	Average	Closing	Average	Closing	Average
Dollar	13.0500	12.8500	12.8500	13.1500	13.9600	12.4800
Euro	17.9554	17.1079	16.9615	16.9688	18.1017	17.4204
British Pound Sterling	21.6167	20.1106	20.8841	20.9373	21.6939	20.0321
Colombian Peso	0.0068	0.0068	0.0073	0.0073	0.0072	0.0067
Egyptian Pound	1.8750	1.8600	2.0233	2.1590	2.3151	2.0952
Philippine Peso	0.2940	0.3014	0.3130	0.3125	0.3184	0.2886

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Foreign currency transactions and translation of foreign currency financial statements – continued

The financial statements of foreign subsidiaries are initially translated from their functional currencies into dollars and subsequently into pesos. Therefore, the foreign exchange rates presented in the table above between the functional currency and the peso represent the exchange rates resulting from this methodology. The peso to U.S. dollar exchange rate used by CEMEX is an average of free market rates available to settle its foreign currency transactions. No significant differences exist, in any case, between the foreign exchange rates used by CEMEX and those exchange rates published by the Mexican Central Bank.

2E)	CASH AND CASH EQUIVALENTS (note 8)

The balance in this caption is comprised of available amounts of cash and cash equivalents, mainly represented by highly-liquid short-term investments, which are easily convertible into cash, and which are not subject to significant risks of changes in their values, including overnight investments, which yield fixed returns and have maturities of less than three months from the investment date. These fixed-income investments are recorded at cost plus accrued interest. Other investments which are easily convertible into cash are recorded at their market value. Gains or losses resulting from changes in market values and accrued interest are included in the statements of operations as part of other financial income (expense), net.

The amount of cash and cash equivalents in the balance sheet includes restricted cash and investments, comprised of deposits in margin accounts that guarantee several of CEMEX’s obligations, to the extent that the restriction will be lifted in less than three months from the balance sheet date. When the restriction period is greater than three months, such restricted cash and investments are not considered cash equivalents and are included within short-term or long-term “Other accounts receivable,” as appropriate. When contracts contain provisions for net settlement, these restricted amounts of cash and investments are offset against the liabilities that CEMEX has with its counterparties.

2F)	TRADE ACCOUNTS RECEIVABLE AND OTHER CURRENT ACCOUNTS RECEIVABLE (notes 9, 10)

According to IAS 39, Financial instruments: recognition and measurement (“IAS 39”), items under this caption are classified as “loans and receivables”, with no explicit cost, which are recorded at their amortized cost, which is represented by the net present value of the consideration receivable or payable as of the transaction date. Due to their short-term nature, CEMEX initially recognizes these receivables at the original invoiced amount less an estimate of doubtful accounts. Allowances for doubtful accounts as well as impairment of other current accounts receivable are recognized against administrative and selling expenses.

Trade receivables sold under securitization programs, in which CEMEX maintains a residual interest in the trade accounts receivable sold in case of recovery failure, as well as continued involvement in such assets, do not qualify for derecognition and are maintained on the balance sheet.

2G)	INVENTORIES (note 11)

Inventories are valued using the lower of cost and net realizable value. The cost of inventories includes expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. CEMEX analyzes its inventory balances to determine if, as a result of internal events, such as physical damage, or external events, such as technological changes or market conditions, certain portions of such balances have become obsolete or impaired. When an impairment situation arises, the inventory balance is adjusted to its net realizable value, whereas, if an obsolescence situation occurs, the inventory obsolescence reserve is increased. In both cases, these adjustments are recognized against the results for the period. Advances to suppliers of inventory are presented as part of other short-term accounts receivable.

2H)	OTHER INVESTMENTS AND NON-CURRENT RECEIVABLES (note 13B)

As part of the category of “loans and receivables” under IAS 39, non-current accounts receivable, as well as investments classified as held to maturity are initially recognized at their amortized cost. Subsequent changes in net present value are recognized in the statements of operations as part of other financial income (expenses), net.

Investments in financial instruments held for trading, as well as those investments available for sale, classified under IAS 39, are recognized at their estimated fair value, in the first case through the statements of operations as part of other financial income (expenses), net, and in the second case, changes in valuation are recognized as part of other comprehensive income (loss) of the period within other equity reserves until their time of disposition, when all valuation effects accrued in equity are reclassified to other financial income (expenses), net in the statements of operations. These investments are tested for impairment upon the occurrence of a significant adverse change or at least once a year during the last quarter.

2I)	PROPERTY, MACHINERY AND EQUIPMENT (note 14)

Property, machinery and equipment are recognized at their acquisition or construction cost, as applicable, less accumulated depreciation and accumulated impairment losses. Depreciation of fixed assets is recognized as part of cost and operating expenses (note 5), and is calculated using the straight-line method over the estimated useful lives of the assets, except for mineral reserves, which are depleted using the units-of-production method.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Property, machinery and equipment – continued

As of December 31, 2013, the maximum average useful lives by category of fixed assets were as follows:

Years
Administrative buildings	35
Industrial buildings	33
Machinery and equipment in plant	18
Ready-mix trucks and motor vehicles	8
Office equipment and other assets	6

CEMEX capitalizes, as part of the related cost of fixed assets, interest expense from existing debt during the construction or installation period of significant fixed assets, considering CEMEX’s corporate average interest rate and the average balance of investments in process for the period.

Based on IFRIC 20, Stripping costs in the production phase of a surface mine (“IFRIC 20”), beginning January 1, 2013, all waste removal costs or stripping costs incurred in the operative phase of a surface mine that result in improved access to mineral reserves are recognized as part of the carrying amount of the related quarries. The capitalized amounts are further amortized over the expected useful life of exposed ore body based on the units of production method. Until December 31, 2012, only initial stripping costs were capitalized, while ongoing stripping costs in the same quarry were expensed as incurred. As mandatory, IFRIC 20 was adopted retroactively as of January 1, 2011, consequently, the consolidated balance sheet as of December 31, 2012 and the consolidated statements of operations for the years ended December 31, 2012 and 2011 included as part of these consolidated financial statements were restated as a result of the adoption of IFRIC 20. The effects were not significant. As of December 31, 2011, the main effects in the relevant line items of CEMEX’s consolidated balance sheet were as follows:

(Millions of pesos)	As originally reported	As restated	Adjustment
Other current assets	$3,953	3,951	(2)
Other investments and non-current accounts receivable	10,595	10,385	(210)
Plant, machinery and equipment, net	233,709	234,342	633
Goodwill and intangible assets, net	189,062	188,644	(418)
Total controlling interest	155,101	155,104	(3)

Costs incurred in respect of operating fixed assets that result in future economic benefits, such as an extension in their useful lives, an increase in their production capacity or in safety, as well as those costs incurred to mitigate or prevent environmental damage, are capitalized as part of the carrying amount of the related assets. The capitalized costs are depreciated over the remaining useful lives of such fixed assets. Periodic maintenance on fixed assets is expensed as incurred. Advances to suppliers of fixed assets are presented as part of other long-term accounts receivable.

2J)	BUSINESS COMBINATIONS, GOODWILL, OTHER INTANGIBLE ASSETS AND DEFERRED CHARGES (note 15)

Business combinations are recognized using the purchase method, by allocating the consideration transferred to assume control of the entity to all assets acquired and liabilities assumed, based on their estimated fair values as of the acquisition date. Intangible assets acquired are identified and recognized at fair value. Any unallocated portion of the purchase price represents goodwill, which is not amortized and is subject to periodic impairment tests (note 2K), can be adjusted for any correction to the preliminary assessment given to the assets acquired and/or liabilities assumed within the twelve-month period after purchase. Costs associated with the acquisition are expensed in the statements of operations as incurred.

CEMEX capitalizes intangible assets acquired, as well as costs incurred in the development of intangible assets, when future economic benefits associated with the assets are identified and there is evidence of control over such benefits. Intangible assets are presented at their acquisition or development cost. Such assets are classified as having a definite or indefinite life; the latter are not amortized since the period cannot be accurately established in which the benefits associated with such intangibles will terminate. Amortization of intangible assets of definite life is calculated under the straight-line method and recognized as part of costs and operating expenses (note 5).

Startup costs are recognized in the statements of operations as they are incurred. Costs associated with research and development activities (“R&D activities”), performed by CEMEX to create products and services, as well as to develop processes, equipment and methods to optimize operational efficiency and reduce costs, are recognized in the operating results as incurred. The Technology and Energy departments in CEMEX undertake all significant R&D activities as part of their daily activities. In 2013, 2012 and 2011, total combined expenses of these departments were approximately $494 (US$38), $514 (US$40) and $487 (US$39), respectively. Development costs are capitalized only if they meet the definition of intangible asset mentioned above.

Direct costs incurred in the development stage of computer software for internal use are capitalized and amortized through the operating results over the useful life of the software, which on average is approximately 5 years.

Costs incurred in exploration activities such as payments for rights to explore, topographical and geological studies, as well as trenching, among other items incurred to assess the technical and commercial feasibility of extracting a mineral resource, which are not significant to CEMEX, are capitalized when future economic benefits associated with such activities are identified. When extraction begins, these costs are amortized during the useful life of the quarry based on the estimated tons of material to be extracted. When future economic benefits are not achieved, any capitalized costs are subject to impairment.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Business combinations, goodwill, other intangible assets and deferred charges – continued

CEMEX’s extraction rights have maximum useful lives that range from 30 to 100 years, depending on the sector, and the expected life of the related reserves. As of December 31, 2013, except for extraction rights and/or as otherwise indicated, CEMEX’s intangible assets are amortized on a straight line basis over their useful lives that range on average from 3 to 20 years.

2K)	IMPAIRMENT OF LONG LIVED ASSETS (notes 14, 15)

Impairment of property, machinery and equipment, intangible assets of definite life and other investments

Property, machinery and equipment, intangible assets of definite life and other investments are tested for impairment upon the occurrence of factors such as the occurrence of a significant adverse event, changes in CEMEX’s operating environment, changes in projected use or in technology, as well as expectations of lower operating results for each cash generating unit, in order to determine whether their carrying amounts may not be recovered. In such cases, an impairment loss is recorded in the income statements for the period when such determination is made within “Other expenses, net.” The impairment loss of an asset results from the excess of the asset’s carrying amount over its recoverable amount, corresponding to the higher of the fair value of the asset, less costs to sell such asset, and the asset’s value in use, the latter represented by the net present value of estimated cash flows related to the use and eventual disposal of the asset.

Significant judgment by management is required to appropriately assess the fair values and values in use of these assets. The main assumptions utilized to develop these estimates are a discount rate that reflects the risk of the cash flows associated with the assets evaluated and the estimations of generation of future income. Those assumptions are evaluated for reasonableness by comparing such discount rates to available market information and by comparing to third-party expectations of industry growth, such as governmental agencies or industry chambers of commerce.

Goodwill and intangible assets of indefinite life

Goodwill and other intangible assets of indefinite life are tested for impairment when required due to significant adverse changes or at least once a year, during the last quarter of such year, by determining the recoverable amount of the group of cash-generating units (“CGUs”) to which goodwill balances have been allocated, which consists of the higher of such group of CGUs fair value, less cost to sell and its value in use, represented by the discounted amount of estimated future cash flows to be generated by such CGUs to which goodwill has been allocated. Other intangible assets of indefinite life may be tested at the CGU or group of CGUs level, depending on their allocation. CEMEX determines discounted cash flows generally over periods of 5 years. In specific circumstances, when, according to CEMEX’s experience, actual results for a given cash-generating unit do not fairly reflect historical performance and most external economic variables provide the Company with confidence that a reasonably determinable improvement in the mid-term is expected in their operating results, management uses cash flow projections over a period of up to 10 years, to the extent CEMEX has detailed, explicit and reliable financial forecasts and is confident and can demonstrate its ability, based on past experience, to forecast cash flows accurately over that longer period. The number of additional periods above the standard period of 5 years of cash flow projections up to 10 years is determined by the extent to which future expected average performance resembles the historical average performance. If the value in use of a group of CGUs to which goodwill has been allocated is lower than its corresponding carrying amount, CEMEX determines the fair value of such group of CGUs using methodologies generally accepted in the market to determine the value of entities, such as multiples of Operating EBITDA and by reference to other market transactions, among others. An impairment loss is recognized within other expenses, net, if the recoverable amount is lower than the net book value of the group of CGUs to which goodwill has been allocated. Impairment charges recognized on goodwill are not reversed in subsequent periods.

The geographic operating segments reported by CEMEX (note 4), represent CEMEX’s groups of CGUs to which goodwill has been allocated for purposes of testing goodwill for impairment. In arriving at this conclusion, CEMEX considered: a) that after the acquisition, goodwill was allocated at the level of the geographic operating segment; b) that the operating components that comprise the reported segment have similar economic characteristics; c) that the reported segments are used by CEMEX to organize and evaluate its activities in its internal information system; d) the homogeneous nature of the items produced and traded in each operative component, which are all used by the construction industry; e) the vertical integration in the value chain of the products comprising each component; f) the type of clients, which are substantially similar in all components; g) the operative integration among components; and h) that the compensation system of a specific country is based on the consolidated results of the geographic segment and not on the particular results of the components. In addition, the country level represents the lowest level within CEMEX at which goodwill is monitored for internal management purposes.

Impairment tests are significantly sensitive to, among other factors, the estimation of future prices of CEMEX’s products, the development of operating expenses, local and international economic trends in the construction industry, the long-term growth expectations in the different markets, as well as the discount rates and the growth rates in perpetuity applied. For purposes of estimating future prices, CEMEX uses, to the extent available, historical data plus the expected increase or decrease according to information issued by trusted external sources, such as national construction or cement producer chambers and/or in governmental economic expectations. Operating expenses are normally measured as a constant proportion of revenues, following past experience. However, such operating expenses are also reviewed considering external information sources in respect to inputs that behave according to international prices, such as gas and oil. CEMEX uses specific pre-tax discount rates for each group of CGUs to which goodwill is allocated, which are applied to discount pre-tax cash flows. The amounts of estimated undiscounted cash flows are significantly sensitive to the growth rate in perpetuity applied. Likewise, the amounts of discounted estimated future cash flows are significantly sensitive to the weighted average cost of capital (discount rate) applied. The higher the growth rate in perpetuity applied, the higher the amount of undiscounted future cash flows by group of CGUs obtained. Conversely, the higher the discount rate applied, the lower the amount of discounted estimated future cash flows by group of CGUs obtained.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

2L)	FINANCIAL LIABILITIES, DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (note 16)

Debt

Bank loans and notes payable are recognized at their amortized cost. Interest accrued on financial instruments is recognized in the balance sheet within “Other accounts payable and accrued expenses” against financial expense. During the reported periods, CEMEX did not have financial liabilities voluntarily recognized at fair value or associated to fair value hedge strategies with derivative financial instruments. Direct costs incurred in debt issuances or borrowings, as well as debt refinancing or non-substantial modifications to debt agreements that did not represent an extinguishment of debt, are capitalized as part of the related debt’s carrying amount and amortized as interest expense as part of the effective interest rate of each transaction over its maturity. These costs include commissions and professional fees. Costs incurred in the extinguishment of debt, as well as debt refinancing or modifications to debt agreements when the new instrument is substantially different to the old instrument according to a qualitative and quantitative analysis, are recognized in the statements of operations within “financial expense” as incurred.

Capital leases

Capital leases, in which CEMEX has substantially all risks and rewards associated with the ownership of an asset, are recognized as financing liabilities against a corresponding fixed asset for the lesser of the market value of the leased asset and the net present value of future minimum payments, using the contract’s implicit interest rate to the extent available, or the incremental borrowing cost. Among other elements, the main factors that determine a capital lease are: a) if ownership title of the asset is transferred to CEMEX at the expiration of the contract; b) if CEMEX has a bargain purchase option to acquire the asset at the end of the lease term; c) if the lease term covers the majority of the useful life of the asset; and/or d) if the net present value of minimum payments represents substantially all the fair value of the related asset at the beginning of the lease.

Financial instruments with components of both liabilities and equity

Based on IAS 32, Financial instruments: presentation (“IAS 32”) and IAS 39, when a financial instrument contains components of both liability and equity, such as a note that at maturity is convertible into a fixed number of CEMEX’s shares and the currency in which the instrument is denominated is the same as the functional currency of the issuer, each component is recognized separately in the balance sheet according to the specific characteristics of each transaction. In the case of instruments mandatorily convertible into shares of the issuer, the liability component represents the net present value of interest payments on the principal amount using a market interest rate, without assuming any early conversion, and is recognized within “Other financial obligations,” whereas the equity component represents the difference between the principal amount and the liability component, and is recognized within “Other equity reserves” net of commissions. In the case of instruments that are optionally convertible into a fixed number of shares, the liability component represents the difference between the principal amount and the fair value of the conversion option premium, which reflects the equity component (note 2P). When the transaction is denominated in a currency different than the functional currency of the issuer, the conversion option is accounted for as a derivative financial instrument at fair value in the statements of operations.

Derivative financial instruments

CEMEX recognizes all derivative instruments as assets or liabilities in the balance sheet at their estimated fair values, and the changes in such fair values are recognized in the statements of operations within “Other financial expense, net” for the period in which they occur, except for changes in fair value of derivative instruments associated with cash flow hedges, in which case, such changes in fair value are recognized in stockholders’ equity, and are reclassified to earnings as the interest expense of the related debt is accrued, in the case of interest rate swaps, or when the underlying products are consumed in the case of contracts on the price of raw materials and commodities. Likewise, in hedges of the net investment in foreign subsidiaries, changes in fair value are recognized in stockholders’ equity as part of the foreign currency translation result (note 2D), which reversal to earnings would take place upon disposal of the foreign investment. During the reported periods, CEMEX has not designated any derivative instruments in fair value hedges. Derivative instruments are negotiated with institutions with significant financial capacity; therefore, CEMEX believes the risk of non-performance of the obligations agreed to by such counterparties to be minimal.

Accrued interest generated by interest rate derivative instruments, when applicable, is recognized as financial expense in the relevant period, adjusting the effective interest rate of the related debt.

CEMEX reviews its different contracts to identify the existence of embedded derivatives. Identified embedded derivatives are analyzed to determine if they need to be separated from the host contract and recognized in the balance sheet as assets or liabilities, applying the same valuation rules used for other derivative instruments.

Put options granted for the purchase of non-controlling interests and associates

Represent agreements by means of which CEMEX commits to acquire, in case the counterparty exercises its right to sell at a future date at a predefined price formula or at fair market value, the shares of a non-controlling interest in a subsidiary of CEMEX or an associate. In respect of a put option granted for the purchase of a non-controlling interest in a CEMEX subsidiary, to the extent CEMEX should settle the obligation in cash or through the delivery of other financial asset, CEMEX recognizes a liability for the net present value of the redemption amount as of the financial statements’ date against the controlling interest within stockholders’ equity. A liability is not recognized as a result of an option granted for the purchase of a non-controlling interest when the redemption amount is determined at fair market value at the exercise date and CEMEX has the election to settle using its own shares.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Put options granted for the purchase of non-controlling interests and associates – continued

In respect of a put option granted for the purchase of an associate, CEMEX would recognize a liability against a loss in the statements of operations whenever the estimated purchase price exceeds the fair value of the net assets to be acquired by CEMEX, had the counterparty exercised its right to sell.

Fair value measurements

CEMEX applies the guidance of IFRS 13, Fair value measurements (“IFRS 13”) for its fair value measurements of financial assets and financial liabilities recognized or disclosed at fair value. IFRS 13 does not require fair value measurements in addition to those already required or permitted by other IFRSs and is not intended to establish valuation standards or affect valuation practices outside financial reporting. Under IFRS 13, fair value represents an “Exit Value,” which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, considering the counterparty’s credit risk in the valuation.

The concept of exit value is premised on the existence of a market and market participants for the specific asset or liability. When there is no market and/or market participants willing to make a market, IFRS 13 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that CEMEX has the ability to access at the measurement date. A quote price in an active market provides the most reliable evidence of fair value and is used without adjustment to measure fair value whenever available.

•

Level 2 inputs are inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly, and are used mainly to determine the fair value of securities, investments or loans that are not actively traded. Level 2 inputs included equity prices, certain interest rates and yield curves, implied volatility, credit spreads and other market corroborated inputs, including inputs extrapolated from other observable inputs. In the absence of Level 1 inputs CEMEX determined fair values by iteration of the applicable Level 2 inputs, the number of securities and/or the other relevant terms of the contract, as applicable.

•

Level 3 inputs are unobservable inputs for the asset or liability. CEMEX used unobservable inputs to determine fair values, to the extent there are no Level 1 or Level 2 inputs, in valuation models such as Black-Scholes, binomial, discounted cash flows or multiples of Operative EBITDA, including risk assumptions consistent with what market participants would use to arrive at fair value.

2M)	PROVISIONS

CEMEX recognizes provisions when it has a legal or constructive obligation resulting from past events, whose resolution would imply cash outflows or the delivery of other resources owned by the Company. As of December 31, 2013 and 2012 some significant proceedings that gave rise to a portion of the carrying amount of CEMEX’s other current and non-current liabilities and provisions are detailed in note 24A.

Restructuring (note 17)

CEMEX recognizes provisions for restructuring costs only when the restructuring plans have been properly finalized and authorized by management, and have been communicated to the third parties involved and/or affected by the restructuring prior to the balance sheet date. These provisions may include costs not associated with CEMEX’s ongoing activities.

Asset retirement obligations (note 17)

Unavoidable obligations, legal or constructive, to restore operating sites upon retirement of long-lived assets at the end of their useful lives are measured at the net present value of estimated future cash flows to be incurred in the restoration process, and are initially recognized against the related assets’ book value. The increase to the assets’ book value is depreciated during its remaining useful life. The increase in the liability related to the passage of time is charged to the line item “Other financial expenses, net.” Adjustments to the liability for changes in estimations are recognized against fixed assets, and depreciation is modified prospectively. These obligations are related mainly to future costs of demolition, cleaning and reforestation, so that quarries, maritime terminals and other production sites are left in acceptable condition at the end of their operation.

Costs related to remediation of the environment (notes 17 and 24)

Provisions associated with environmental damage represent the estimated future cost of remediation, which are recognized at their nominal value when the time schedule for the disbursement is not clear, or when the economic effect for the passage of time is not significant; otherwise, such provisions are recognized at their discounted values. Reimbursements from insurance companies are recognized as assets only when their recovery is practically certain. In that case, such reimbursement assets are not offset against the provision for remediation costs.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Contingencies and commitments (notes 23 and 24)

Obligations or losses related to contingencies are recognized as liabilities in the balance sheet when present obligations exist resulting from past events that are expected to result in an outflow of resources and the amount can be measured reliably. Otherwise, a qualitative disclosure is included in the notes to the financial statements. The effects of long-term commitments established with third parties, such as supply contracts with suppliers or customers, are recognized in the financial statements on an incurred or accrued basis, after taking into consideration the substance of the agreements. Relevant commitments are disclosed in the notes to the financial statements. The Company does not recognize contingent revenues, income or assets, unless their realization is virtually certain.

2N)	PENSIONS AND POSTRETIREMENT EMPLOYEE BENEFITS (note 18)

Defined contribution pension plans

The costs of defined contribution pension plans are recognized in the operating results as they are incurred. Liabilities arising from such plans are settled through cash transfers to the employees’ retirement accounts, without generating future obligations.

Defined benefit pension plans, other postretirement benefits and termination benefits

Based on IAS 19, Employee benefits (“IAS19”), CEMEX recognizes the costs associated with employees’ benefits for: a) defined benefit pension plans; and b) other postretirement benefits, basically comprised of health care benefits, life insurance and seniority premiums, granted by CEMEX and/or pursuant to applicable law. These costs are recognized as services are rendered, based on actuarial estimations of the benefits’ present value with the advice of external actuaries. The actuarial assumptions consider the use of nominal rates. For certain pension plans, irrevocable trust funds have been created to cover future benefit payments (“plan assets”). These plan assets are valued at their estimated fair value at the balance sheet date. On January 1, 2013, as a result of amendments to IAS 19: a) a single rate is used for the determination of the expected return on plan assets and the discount of the benefits obligation to present value; b) a net interest is recognized on the net defined benefit liability (liability minus plan assets), instead of an interest cost on the liability and a separate return on plan assets, as it was determined until December 31, 2012; and c) all actuarial gains and losses for the period are recognized as part of other comprehensive income or loss, thereby, eliminating the option to defer the recognition of gains and losses, known as the “corridor method”, which was not applied by CEMEX. Until December 31, 2012, the expected rates of return on plan assets were determined based on market prices prevailing on the calculation date, applicable to the period over which the obligation were expected to be settled. As a result of the adoption of the amendments to IAS 19 on January 1, 2013, CEMEX restated its consolidated balance sheet as of December 31, 2012 and its consolidated statements of operations for the years ended December 31, 2012 and 2011. The effects were not significant.

Termination benefits, not associated with a restructuring event, which mainly represent severance payments by law, are recognized in the operating results for the period in which they are incurred.

The service cost, corresponding to the increase in the obligation for additional benefits earned by employees during the period, is recognized within operating costs and expenses. The net interest is recognized within “Other financial expenses, net.”

The effects from modifications to the pension plans that affect the cost of past services are recognized within operating costs and expenses during the periods in which such modifications become effective with respect to the employees, or without delay if changes are effective immediately. Likewise, the effects from curtailments and/or settlements of obligations occurring during the period, associated with events that significantly reduce the cost of future services and/or reduce significantly the population subject to pension benefits, respectively, are recognized within operating costs and expenses.

As mentioned above, the actuarial gains and losses, related to differences between the projected and real actuarial assumptions at the end of the period, as well as the difference between the expected and real return on plan assets, are recognized in the period in which they are incurred as part of other comprehensive income or loss for the period within stockholders’ equity.

2O)	INCOME TAXES (note 19)

Based on IAS 12, Income taxes (“IAS 12”), the effects reflected in the statements of operations for income taxes include the amounts incurred during the period and the amounts of deferred income taxes, determined according to the income tax law applicable to each subsidiary. Consolidated deferred income taxes represent the addition of the amounts determined in each subsidiary by applying the enacted statutory income tax rate to the total temporary differences resulting from comparing the book and taxable values of assets and liabilities, considering tax loss carryforwards as well as other recoverable taxes and tax credits, to the extent that it is probable that future taxable profits will be available against which they can be utilized. The measurement of deferred income taxes reflects the tax consequences that follow the manner in which CEMEX expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities. Deferred income taxes for the period represent the difference between balances of deferred income at the beginning and the end of the period. Deferred income tax assets and liabilities relating to different tax jurisdictions are not offset. According to IFRS, all items charged or credited directly in stockholders’ equity or as part of other comprehensive income or loss for the period are recognized net of their current and deferred income tax effects. The effect of a change in enacted statutory tax rates is recognized in the period in which the change is officially enacted.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Income taxes – continued

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is not considered probable that the related tax benefit will be realized. In conducting such assessment, CEMEX analyzes the aggregate amount of self-determined tax loss carryforwards included in its income tax returns in each country where CEMEX believes, based on available evidence, that the tax authorities would not reject such tax loss carryforwards; and the likelihood of the recoverability of such tax loss carryforwards prior to their expiration through an analysis of estimated future taxable income. If CEMEX believes that it is probable that the tax authorities would reject a self-determined deferred tax asset, it would decrease such asset. Likewise, if CEMEX believes that it would not be able to use a tax loss carryforward before its expiration or any other deferred tax asset, CEMEX would not recognize such deferred tax asset. Both situations would result in additional income tax expense for the period in which such determination is made. In order to determine whether it is probable that deferred tax assets will ultimately be realized, CEMEX takes into consideration all available positive and negative evidence, including factors such as market conditions, industry analysis, expansion plans, projected taxable income, carryforward periods, current tax structure, potential changes or adjustments in tax structure, tax planning strategies, future reversals of existing temporary differences, etc. Likewise, every reporting period, CEMEX analyzes its actual results versus the Company’s estimates, and adjusts, as necessary, its tax asset valuations. If actual results vary from CEMEX’s estimates, the deferred tax asset and/or valuations may be affected and necessary adjustments will be made based on relevant information. Any adjustments recorded will affect CEMEX’s statements of operations in such period.

The income tax effects from an uncertain tax position are recognized when it is more-likely-than-not that the position will be sustained based on its technical merits and assuming that the tax authorities will examine each position and have full knowledge of all relevant information, and they are measured using a cumulative probability model. Each position has been considered on its own, regardless of its relation to any other broader tax settlement. The more-likely-than-not threshold represents a positive assertion by management that CEMEX is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained, no benefits of the position are recognized. CEMEX’s policy is to recognize interest and penalties related to unrecognized tax benefits as part of the income tax in the consolidated statements of operations.

2P)	STOCKHOLDERS’ EQUITY

Common stock and additional paid-in capital (note 20A)

These items represent the value of stockholders’ contributions, and include increases related to the capitalization of retained earnings and the recognition of executive compensation programs in CEMEX’s CPOs as well as decreases associated with the restitution of retained earnings.

Other equity reserves (note 20B)

This caption groups the cumulative effects of items and transactions that are, temporarily or permanently, recognized directly to stockholders’ equity, and includes the elements presented in the statements of comprehensive income (loss). Comprehensive income (loss) for the period includes, in addition to net income (loss), certain changes in stockholders’ equity during a period that do not result from investments by owners and distributions to owners. The most significant items within “Other equity reserves” during the reported periods are as follows:

Items of “Other equity reserves” included within other comprehensive loss:

•

Currency translation effects from the translation of foreign subsidiaries’ financial statements, net of: a) exchange results from foreign currency debt directly related to the acquisition of foreign subsidiaries; and b) exchange results from foreign currency related parties balances that are of a long-term investment nature (note 2D);

•	The effective portion of the valuation and liquidation effects from derivative instruments under cash flow hedging relationships, which are recorded temporarily in stockholders’ equity (note 2L);

•	Changes in fair value during the tenure of available-for-sale investments until their disposal (note 2H); and

•	Current and deferred income taxes during the period arising from items whose effects are directly recognized in stockholders’ equity.

Items of “Other equity reserves” not included in comprehensive loss:

•	Effects related to controlling stockholders’ equity for changes or transactions affecting non-controlling interest stockholders in CEMEX’s consolidated subsidiaries;

•

Effects attributable to controlling stockholders’ equity for financial instruments issued by consolidated subsidiaries that qualify for accounting purposes as equity instruments, such as the interest expense paid on perpetual debentures;

•

The equity component determined upon issuance of convertible securities or upon classification, which are mandatorily or optionally convertible into shares of the Parent Company (note 16B) and that qualify under IFRS as instruments having components of liability and equity (note 2L). Upon conversion, this amount will be reclassified to common stock and additional paid-in capital; and

•	The cancellation of the Parent Company’s shares held by consolidated entities.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Retained earnings (note 20C)

Retained earnings represent the cumulative net results of prior accounting periods, net of: a) dividends declared to stockholders; b) recapitalizations of retained earnings; c) the effects generated form initial adoption of IFRS as of January 1, 2010 according to IFRS 1; and d) when applicable, the restitution of retained earnings from other line items within stockholder’s equity.

Non-controlling interest and perpetual debentures (note 20D)

This caption includes the share of non-controlling stockholders in the results and equity of consolidated subsidiaries. This caption also includes the nominal amount as of the balance sheet date of financial instruments (perpetual notes) issued by consolidated entities that qualify as equity instruments considering that there is: a) no contractual obligation to deliver cash or another financial asset; b) no predefined maturity date; and c) a unilateral option to defer interest payments or preferred dividends for indeterminate periods.

2Q)	REVENUE RECOGNITION (note 3)

CEMEX’s consolidated net sales represent the value, before tax on sales, of revenues originated by products and services sold by consolidated subsidiaries as a result of their ordinary activities, after the elimination of transactions between related parties, and are quantified at the fair value of the consideration received or receivable, decreased by any trade discounts or volume rebates granted to customers.

Revenue from the sale of goods and services is recognized when goods are delivered or services are rendered to customers, there is no condition or uncertainty implying a reversal thereof, and they have assumed the risk of loss. Revenue from trading activities, in which CEMEX acquires finished goods from a third party and subsequently sells the goods to another third-party, are recognized on a gross basis, considering that CEMEX assumes the total risk on the goods purchased, not acting as agent or broker.

Revenue and costs associated with construction contracts are recognized in the period in which the work is performed by reference to the percentage or stage of completion of the contract at the end of the period, considering that the following have been defined: a) each party’s enforceable rights regarding the asset to be constructed; b) the consideration to be exchanged; c) the manner and terms of settlement; d) actual costs incurred and contract costs required to complete the asset are effectively controlled; and e) it is probable that the economic benefits associated with the contract will flow to the entity.

The percentage of completion of construction contracts represents the proportion that contract costs incurred for work performed to date bear to the estimated total contract costs or the surveys of work performed or the physical proportion of the contract work completed, whichever better reflects the percentage of completion under the specific circumstances. Progress payments and advances received from customers do not reflect the work performed and are recognized as a short or long term advanced payments, as appropriate.

2R)	COST OF SALES, ADMINISTRATIVE AND SELLING EXPENSES AND DISTRIBUTION EXPENSES

Cost of sales represents the production cost of inventories at the moment of sale. Such cost of sales includes depreciation, amortization and depletion of assets involved in production and expenses related to storage in production plants. Cost of sales excludes expenses related to personnel, equipment and services involved in sale activities and storage of product at points of sales, which are included as part of the administrative and selling expenses. Cost of sales includes freight expenses of raw material in plants and delivery expenses of CEMEX’s ready-mix concrete business, but excludes freight expenses of finished products between plants and points of sale and freight expenses between points of sales and the customers’ facilities, which are included as part of the distribution expenses line item. For the years ended December 31, 2013, 2012 and 2011, selling expenses included as part of the selling and administrative expenses line item amounted to $8,120, $7,946 and $8,079, respectively.

2S)	EXECUTIVE STOCK-BASED COMPENSATION (note 21)

Based on IFRS 2, Share-based payments (“IFRS 2”), stock awards based on shares of CEMEX granted to executives are defined as equity instruments when services received from employees are settled by delivering CEMEX’s shares; or as liability instruments when CEMEX commits to make cash payments to the executives on the exercise date of the awards based on changes in CEMEX’s own stock (intrinsic value). The cost of equity instruments represents their estimated fair value at the date of grant and is recognized in the statements of operations during the period in which the exercise rights of the employees become vested. In respect of liability instruments, these instruments are valued at their estimated fair value at each reporting date, recognizing the changes in fair value through the operating results. CEMEX determines the estimated fair value of options using the binomial financial option-pricing model.

2T)	EMISSION RIGHTS

In some of the countries where CEMEX operates, such as EU countries, governments have established mechanisms aimed at reducing carbon dioxide emissions (“CO2”) by means of which industries releasing CO2 must submit to the environmental authorities at the end of a compliance period emission rights for a volume equivalent to the tons of CO2 released. Since the mechanism for emissions reduction in the EU has been in operation, a certain number of emission rights based on historical levels have been granted by the relevant environmental authorities to the different industries free of cost. Therefore, companies have to buy additional emission rights to meet deficits between actual CO2 emissions during the compliance period and emission rights actually held, or they can dispose of any surplus of emission rights in the market. In addition, the United Nations Framework Convention on Climate Change (“UNFCCC”) grants Certified Emission Reductions (“CERs”) to qualified CO2 emission reduction projects. CERs may be used in specified proportions to settle emission rights obligations in the EU. CEMEX actively participates in the development of projects aimed to reduce CO2 emissions. Some of these projects have been awarded with CERs.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Emission rights – continued

In the absence of an IFRS that defines an accounting treatment for these schemes, CEMEX accounts for the effects associated with CO2 emission reduction mechanisms as follows:

•	Emission rights granted by governments are not recognized in the balance sheet considering that their cost is zero.

•

Revenues from the sale of any surplus of emission rights are recognized by decreasing cost of sales; in the case of forward sale transactions, revenues are recognized upon physical delivery of the emission certificates.

•

Emission rights and/or CERs acquired to hedge current CO2 emissions are recognized as intangible assets at cost, and are further amortized to cost of sales during the compliance period. In the case of forward purchases, assets are recognized upon physical reception of the emission certificates.

•

CEMEX accrues a provision against cost of sales when the estimated annual emissions of CO2 are expected to exceed the number of emission rights, net of any benefit obtained through swap transactions of emission rights for CERs.

•	CERs received from the UNFCCC are recognized as intangible assets at their development cost, which are attributable mainly to legal expenses incurred in the process of obtaining such CERs.

•	CEMEX does not maintain emission rights, CERs and/or forward transactions with trading purposes.

The combined effect of the use of alternate fuels that help reduce the emission of CO2, and the downturn in produced cement volumes in the EU, generated a surplus of emission rights held over the estimated CO2 emissions in the recent years. From the consolidated surplus of emission rights, during 2011, CEMEX sold an aggregate amount of approximately 13.4 million certificates, receiving revenues of approximately $1,518. During 2013 and 2012, there were no sales of emission rights.

2U)	CONCENTRATION OF CREDIT

CEMEX sells its products primarily to distributors in the construction industry, with no specific geographic concentration within the countries in which CEMEX operates. As of and for the years ended December 31, 2013, 2012 and 2011, no single customer individually accounted for a significant amount of the reported amounts of sales or in the balances of trade receivables. In addition, there is no significant concentration of a specific supplier relating to the purchase of raw materials.

2V)	NEWLY ISSUED IFRS NOT YET ADOPTED

There are a number of IFRS issued as of the date of issuance of these financial statements but which have not yet been adopted, which are listed below. Except as otherwise indicated, CEMEX expects to adopt these IFRS when they become effective.

•

During 2012 and 2013, the IASB issued IFRS 9, Financial instruments: classification and measurement (“IFRS 9”), which as issued, reflects the first part of Phase 1 of the IASB’s project to replace IAS 39. In subsequent phases, the IASB will address impairment methodology, derecognition and hedge accounting. IFRS 9 requires an entity to recognize a financial asset or a financial liability in its statement of financial position when, and only when, the entity becomes party to the contractual provisions of the instrument. At initial recognition, an entity shall measure a financial asset or financial liability at its fair value plus or minus, in the case of a financial asset or financial liability not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition or issue of the financial asset or financial liability. IFRS 9 is effective for annual periods beginning on or after January 1, 2015, with early adoption permitted. CEMEX does not consider that current IFRS 9 will have a significant effect on the classification and measurement of CEMEX’s financial assets and financial liabilities. Nonetheless, CEMEX will evaluate the impact and will quantify the effect together with the other phases, when issued, to make a comprehensive analysis.

•

In December 2011, the IASB amended IAS 32 for disclosure requirements for the offsetting of assets and liabilities on the statement of financial position. The amended standard requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The scope includes derivatives, sale and repurchase agreements and reverse sale and repurchase agreements and securities borrowing and securities lending agreements. The amendments to IAS 32 are effective beginning January 1, 2014 and require retrospective application. CEMEX is currently evaluating the impact of adopting this amended standard; nonetheless, CEMEX does not expect that the adoption of this amended standard will have a significant impact on its consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

3)	REVENUES AND CONSTRUCTION CONTRACTS

For the years ended December 31, 2013, 2012 and 2011, net sales, after sales and eliminations between related parties resulting from consolidation, were as follows:

(Millions of Mexican pesos)	2013	2012	2011
From the sale of goods associated to CEMEX’s main activities [1]	$187,335	189,219	182,835
From the sale of services [2]	2,523	2,574	2,531
From the sale of other goods and services [3]	5,803	5,243	4,521

	$195,661	197,036	189,887

1	Includes revenues generated under construction contracts as presented in the table below.
2	Refers mainly to revenues generated by Neoris N.V., a subsidiary involved in providing information technology solutions and services.
3	Refers mainly to revenues generated by minor subsidiaries operating in different lines of business.

For the years ended December 31, 2013, 2012 and 2011, revenues and costs related to construction contracts in progress were as follows:

	Recognized to
(Millions of Mexican pesos)	date [1]	2013	2012	2011
Revenue from construction contracts included in consolidated net sales [2]	$3,698	1,319	180	1,027
Costs incurred in construction contracts included in consolidated cost of sales [3]	(2,695)	(1,144)	(80)	(895)

Construction contracts operating profit	$1,003	175	100	132

1	Revenues and costs recognized from inception of the contracts until December 31, 2013 in connection with those projects still in progress.
2	Revenues from construction contracts during 2013, 2012 and 2011, determined under the percentage of completion method, were mainly obtained in Mexico and 2013 in Colombia.
3	Refers to actual costs incurred during the periods. The oldest contract in progress as of December 31, 2013 started in 2010.

As of December 31, 2013 and 2012, amounts receivable for progress billings to customers of construction contracts and/or advances received by CEMEX from these customers were not significant.

4)	SELECTED FINANCIAL INFORMATION BY GEOGRAPHIC OPERATING SEGMENT

CEMEX applies IFRS 8, Operating Segments (“IFRS 8”), for the disclosure of its operating segments, which are defined as the components of an entity that engage in business activities from which they may earn revenues and incur expenses, whose operating results are regularly reviewed by the entity’s top management to make decisions about resources to be allocated to the segments and assess their performance, and for which discrete financial information is available.

CEMEX’s main activities are oriented to the construction industry segment through the production, distribution, marketing and sale of cement, ready-mix concrete, aggregates and other construction materials. CEMEX operates geographically on a regional basis. Beginning in April 2011, CEMEX’s operations were reorganized into six geographical regions, each under the supervision of a regional president: 1) Mexico, 2) United States, 3) Northern Europe, 4) Mediterranean, 5) South America and the Caribbean (“SAC”), and 6) Asia. Each regional president supervises and is responsible for all the business activities in the countries comprising the region. These activities refer to the production, distribution, marketing and sale of cement, ready-mix concrete, aggregates and other construction materials, the allocation of resources and the review of their performance and operating results. All regional presidents report directly to CEMEX’s Chief Executive Officer. The country manager, who is one level below the regional president in the organizational structure, reports the performance and operating results of its country to the regional president, including all the operating sectors. CEMEX’s top management internally evaluates the results and performance of each country and region for decision-making purposes and allocation of resources, following a vertical integration approach considering: a) that the operating components that comprise the reported segment have similar economic characteristics; b) that the reported segments are used by CEMEX to organize and evaluate its activities in its internal information system; c) the homogeneous nature of the items produced and traded in each operative component, which are all used by the construction industry; d) the vertical integration in the value chain of the products comprising each component; e) the type of clients, which are substantially similar in all components; f) the operative integration among components; and g) that the compensation system of a specific country is based on the consolidated results of the geographic segment and not on the particular results of the components. In accordance with this approach, in CEMEX’s daily operations, management allocates economic resources and evaluates operating results on a country basis rather than on an operating component basis.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Selected financial information by geographic operating segment – continued

Based on IFRS 8 and considering the financial information that is regularly reviewed by CEMEX’s top management, each of the six geographic regions in which CEMEX operates and the countries that comprise such regions represent reportable operating segments. However, for disclosure purposes in the notes to the financial statements, considering similar regional and economic characteristics and/or the fact that certain countries do not exceed the materiality thresholds included in IFRS 8 to be reported separately, such countries have been aggregated and presented as single line items as follows: a) “Rest of Northern Europe” is mainly comprised of CEMEX’s operations in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia, as well as trading activities in Scandinavia and Finland; b) “Rest of Mediterranean” is mainly comprised of CEMEX’s operations in Croatia, the United Arab Emirates and Israel; c) “Rest of South America and the Caribbean” or “Rest of SAC” is mainly comprised of CEMEX’s operations in Costa Rica, Panama, Puerto Rico, the Dominican Republic, Nicaragua, Jamaica and other countries in the Caribbean, Guatemala, and small ready-mix concrete operations in Argentina; and d) “Rest of Asia” is mainly comprised of CEMEX’s operations in Thailand, Bangladesh, China and Malaysia. The segment “Others” refers to: 1) cement trade maritime operations, 2) Neoris N.V., CEMEX’s subsidiary involved in the development of information technology solutions, 3) the Parent Company and other corporate entities, and 4) other minor subsidiaries with different lines of business.

The main indicator used by CEMEX’s management to evaluate the performance of each country is “Operating EBITDA”, representing operating earnings before other expenses, net, plus depreciation and amortization, considering that such amount represents a relevant measure for CEMEX’s management as an indicator of the ability to internally fund capital expenditures, as well as a widely accepted financial indicator to measure CEMEX’s ability to service or incur debt (note 16). Operating EBITDA should not be considered as an indicator of CEMEX’s financial performance, as an alternative to cash flow, as a measure of liquidity, or as being comparable to other similarly titled measures of other companies. This indicator, which is presented in the selected financial information by geographic operating segment, is consistent with the information used by CEMEX’s management for decision-making purposes. The accounting policies applied to determine the financial information by geographic operating segment are consistent with those described in note 2. CEMEX recognizes sales and other transactions between related parties based on market values.

Selected information of the consolidated statements of operations by geographic operating segment for the years ended December 31, 2013, 2012 and 2011 was as follows:

	Net sales				Less:	Operating
	(including	Less:			depreciation	earnings	Other		Other
	related	Related		Operating	and	before other	expenses,	Financial	financing
2013	parties)	parties	Net sales	EBITDA	amortization	expenses, net	net	expense	items, net
Mexico	$40,932	(1,507)	39,425	12,740	2,493	10,247	(721)	(337)	206
United States	42,582	(128)	42,454	2,979	5,885	(2,906)	(359)	(501)	(129)
Northern Europe
United Kingdom	14,368	—	14,368	1,005	882	123	(258)	(113)	(220)
Germany	13,715	(976)	12,739	826	643	183	(80)	(11)	(125)
France	13,393	—	13,393	1,274	532	742	(160)	(61)	(22)
Rest of Northern Europe	12,250	(822)	11,428	1,310	889	421	(115)	(13)	(141)
Mediterranean
Spain	3,856	(203)	3,653	360	629	(269)	(1,439)	(55)	11
Egypt	6,162	3	6,165	2,373	462	1,911	(144)	(15)	55
Rest of Mediterranean	9,517	(91)	9,426	1,334	225	1,109	(12)	(49)	30
South America and the Caribbean
Colombia	13,203	—	13,203	5,449	485	4,964	(87)	(177)	(183)
Rest of SAC	15,527	(1,843)	13,684	4,518	675	3,843	(345)	(49)	(11)
Asia
Philippines	5,067	—	5,067	1,173	320	853	12	(3)	38
Rest of Asia	2,330	—	2,330	153	80	73	57	(12)	29
Others	16,604	(8,278)	8,326	(1,531)	259	(1,790)	(1,252)	(18,541)	2,168

Total	$209,506	(13,845)	195,661	33,963	14,459	19,504	(4,903)	(19,937)	1,706

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Selected information of the statements of operations by geographic operating segment – continued.

	Net sales				Less:	Operating
	(including	Less:			depreciation	earnings	Other		Other
	related	Related		Operating	and	before other	expenses,	Financial	financing
2012	parties)	parties	Net sales	EBITDA	amortization	expenses, net	net	expense	items, net
Mexico	$44,412	(1,425)	42,987	16,048	2,645	13,403	(94)	(438)	(84)
United States	40,319	(122)	40,197	405	6,464	(6,059)	(967)	(617)	(159)
Northern Europe
United Kingdom	14,620	—	14,620	1,910	996	914	(297)	(244)	(701)
Germany	14,406	(953)	13,453	704	1,015	(311)	(258)	(18)	(170)
France	13,324	—	13,324	1,340	581	759	(156)	(68)	13
Rest of Northern Europe	12,778	(806)	11,972	1,797	918	879	440	(119)	56
Mediterranean
Spain	4,841	(155)	4,686	1,349	690	659	(1,443)	(111)	944
Egypt	6,382	(190)	6,192	2,473	556	1,917	(203)	(9)	82
Rest of Mediterranean	8,160	(37)	8,123	1,069	307	762	(112)	(47)	(91)
South America and the Caribbean
Colombia	11,932	—	11,932	4,905	396	4,509	31	(139)	348
Rest of SAC	16,450	(1,851)	14,599	4,417	761	3,656	(70)	(62)	5
Asia
Philippines	4,704	—	4,704	901	305	596	27	(3)	(11)
Rest of Asia	2,430	—	2,430	110	75	35	13	(13)	—
Others	15,154	(7,337)	7,817	(2,922)	1,796	(4,718)	(2,401)	(16,623)	745

Total	$209,912	(12,876)	197,036	34,506	17,505	17,001	(5,490)	(18,511)	977

	Net sales				Less:	Operating
	(including	Less:			depreciation	earnings	Other		Other
	related	Related		Operating	and	before other	expenses,	Financial	financing
2011	parties)	parties	Net sales	EBITDA	amortization	expenses, net	net	expense	items, net
Mexico	$43,361	(924)	42,437	15,328	2,394	12,934	(747)	(538)	590
United States	32,759	(86)	32,673	(1,033)	6,887	(7,920)	(322)	(440)	(132)
Northern Europe
United Kingdom	15,757	—	15,757	1,072	1,219	(147)	(257)	(333)	(99)
Germany	15,975	(1,015)	14,960	1,250	1,053	197	(236)	(53)	(130)
France	14,170	—	14,170	1,659	605	1,054	(171)	(78)	7
Rest of Northern Europe	14,278	(650)	13,628	1,723	1,083	640	(1,127)	(65)	(227)
Mediterranean
Spain	7,142	(108)	7,034	1,583	689	894	(498)	(679)	301
Egypt	6,516	(13)	6,503	2,895	473	2,422	(71)	(5)	—
Rest of Mediterranean	7,762	(39)	7,723	967	286	681	(121)	(28)	(35)
South America and the Caribbean
Colombia	8,533	—	8,533	3,020	452	2,568	(302)	(135)	(168)
Rest of SAC	14,852	(1,689)	13,163	3,881	915	2,966	(240)	(44)	9
Asia
Philippines	3,701	(44)	3,657	617	259	358	(53)	(6)	7
Rest of Asia	2,597	—	2,597	155	104	51	(34)	(2)	(11)
Others	14,857	(7,805)	7,052	(3,407)	1,429	(4,836)	(1,054)	(14,472)	(2,326)

Total	$202,260	(12,373)	189,887	29,710	17,848	11,862	(5,233)	(16,878)	(2,214)

The information of equity in income of associates by geographic Operating segment for the years ended December 31, 2013, 2012 and 2011 is included in the note 13A.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

As of December 31, 2013 and 2012, selected balance sheet information by geographic segment was as follows:

	Investments in	Other segment	Total	Total	Net assets	Additions to
2013	in associates	assets	assets	liabilities	by segment	fixed assets[1]
Mexico	$821	75,948	76,769	16,230	60,539	1,182
United States	920	205,487	206,407	11,259	195,148	2,237
Northern Europe
United Kingdom	190	28,512	28,702	12,710	15,992	567
Germany	59	12,845	12,904	6,891	6,013	556
France	539	14,629	15,168	4,839	10,329	482
Rest of Northern Europe	74	18,089	18,163	4,400	13,763	505
Mediterranean
Spain	15	23,362	23,377	2,539	20,838	151
Egypt	—	7,498	7,498	3,402	4,096	314
Rest of Mediterranean	6	10,646	10,652	3,711	6,941	299
South America and the Caribbean
Colombia	—	17,285	17,285	9,948	7,337	934
Rest of South America and the Caribbean	24	16,681	16,705	3,233	13,472	594
Asia
Philippines	3	7,716	7,719	1,296	6,423	451
Rest of Asia	—	2,116	2,116	711	1,405	74
Others	6,371	46,294	52,665	266,643	(213,978)	63

Total	$9,022	487,108	496,130	347,812	148,318	8,409

	Investments in	Other segment	Total	Total	Net assets	Additions to
2012	associates	assets	assets	liabilities	by segment	fixed assets[1]
Mexico	$834	78,229	79,063	18,483	60,580	2,157
United States	187	207,553	207,740	10,105	197,635	2,719
Northern Europe
United Kingdom	496	28,408	28,904	11,594	17,310	598
Germany	86	12,568	12,654	6,727	5,927	527
France	526	13,427	13,953	4,986	8,967	397
Rest of Northern Europe	78	17,538	17,616	4,107	13,509	723
Mediterranean
Spain	56	22,366	22,422	2,856	19,566	348
Egypt	—	7,208	7,208	3,548	3,660	281
Rest of Mediterranean	7	10,073	10,080	3,275	6,805	320
South America and the Caribbean
Colombia	—	16,160	16,160	9,252	6,908	1,456
Rest of South America and the Caribbean	23	16,764	16,787	3,856	12,931	516
Asia
Philippines	3	7,758	7,761	1,382	6,379	246
Rest of Asia	—	2,801	2,801	865	1,936	77
Others	5,683	29,965	35,648	242,134	(206,486)	100

Total	$7,979	470,818	478,797	323,170	155,627	10,465

1	In 2013 and 2012, the total “Additions to fixed assets “includes capital expenditures of approximately $7,769 and $7,899, respectively (note 14).

Total consolidated liabilities as of December 31, 2013 and 2012 included debt of $190,980 and $178,135, respectively. Of such balances, as of December 31, 2013 and 2012, 49% and 29% was in the Parent Company, 17% and 18% was in Spain, 32% and 51% was in finance subsidiaries in the Netherlands, Luxembourg and the United States, and 2% and 2% was in other countries, respectively. As mentioned above, the Parent Company and the finance subsidiaries mentioned above are included within the segment “Others”.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Net sales by product and geographic segment for the years ended December 31, 2013, 2012 and 2011 were as follows:

2013	Cement	Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	$26,497	12,228	2,580	9,924	(11,804)	39,425
United States	15,296	18,589	8,764	10,793	(10,988)	42,454
Northern Europe
United Kingdom	3,387	5,699	4,856	6,952	(6,526)	14,368
Germany	4,460	6,386	3,972	2,524	(4,603)	12,739
France	—	11,244	4,378	189	(2,418)	13,393
Rest of Northern Europe	5,377	5,775	2,186	619	(2,529)	11,428
Mediterranean
Spain	3,057	678	174	368	(624)	3,653
Egypt	5,718	403	18	128	(102)	6,165
Rest of Mediterranean	2,122	6,214	1,438	911	(1,259)	9,426
South America and the Caribbean
Colombia	8,847	4,474	1,358	630	(2,106)	13,203
Rest of South America and the Caribbean	12,677	3,240	651	552	(3,436)	13,684
Asia
Philippines	5,040	10	—	23	(6)	5,067
Rest of Asia	977	1,166	143	101	(57)	2,330
Others	—	—	—	16,605	(8,279)	8,326

Total	$93,455	76,106	30,518	50,319	(54,737)	195,661

2012	Cement	Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	$29,229	12,927	2,478	10,090	(11,737)	42,987
United States	14,372	16,653	8,215	11,204	(10,247)	40,197
Northern Europe
United Kingdom	3,404	5,628	5,064	7,345	(6,821)	14,620
Germany	4,546	6,264	3,882	3,283	(4,522)	13,453
France	—	11,181	4,112	312	(2,281)	13,324
Rest of Northern Europe	5,103	6,066	2,155	892	(2,244)	11,972
Mediterranean
Spain	3,829	965	316	397	(821)	4,686
Egypt	5,461	463	24	525	(281)	6,192
Rest of Mediterranean	1,910	5,130	1,187	1,018	(1,122)	8,123
South America and the Caribbean
Colombia	8,911	4,102	1,351	897	(3,329)	11,932
Rest of South America and the Caribbean	12,832	3,337	619	703	(2,892)	14,599
Asia
Philippines	4,702	—	1	2	(1)	4,704
Rest of Asia	954	1,320	102	92	(38)	2,430
Others	—	—	—	15,153	(7,336)	7,817

Total	$95,253	74,036	29,506	51,913	(53,672)	197,036

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Net sales by product and geographic segment – continued

2011	Cement	Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	$28,215	12,618	2,387	10,477	(11,260)	42,437
United States	11,772	11,811	6,868	10,213	(7,991)	32,673
Northern Europe
United Kingdom	3,377	5,942	5,315	8,714	(7,591)	15,757
Germany	5,156	6,797	4,143	3,609	(4,745)	14,960
France	—	11,853	4,092	362	(2,137)	14,170
Rest of Northern Europe	6,155	6,917	2,184	1,207	(2,835)	13,628
Mediterranean
Spain	5,567	1,676	647	441	(1,297)	7,034
Egypt	5,917	490	26	197	(127)	6,503
Rest of Mediterranean	2,015	4,801	1,092	304	(489)	7,723
South America and the Caribbean
Colombia	6,600	2,779	486	774	(2,106)	8,533
Rest of South America and the Caribbean	11,164	3,037	449	813	(2,300)	13,163
Asia
Philippines	3,699	—	—	3	(45)	3,657
Rest of Asia	843	1,524	200	122	(92)	2,597
Others	—	—	—	14,689	(7,637)	7,052

Total	$90,480	70,245	27,889	51,925	(50,652)	189,887

5)	DEPRECIATION AND AMORTIZATION

Depreciation and amortization recognized during 2013, 2012 and 2011 is detailed as follows:

	2013	2012	2011
Depreciation and amortization expense related to assets used in the production process	$13,048	14,182	14,247
Depreciation and amortization expense related to assets used in administrative and selling activities	1,411	3,323	3,601

	$14,459	17,505	17,848

6)	OTHER EXPENSES, NET

Other expenses, net in 2013, 2012 and 2011, consisted of the following:

	2013	2012	2011
Restructuring costs	$(963)	(3,079)	(1,959)
Impairment losses (notes 12, 13B, 14 and 15)	(1,591)	(1,661)	(1,751)
Charitable contributions	(25)	(100)	(140)
Results from the sale of assets and others, net	(2,324)	(650)	(1,383)

	$(4,903)	(5,490)	(5,233)

During 2012, in connection with the 10-year services agreement with IBM (note 23C), CEMEX recognized one-time restructuring costs of approximately US$138 ($1,818), of which, approximately US$54 ($710) are related to severance payments for termination of employees’ employment. In 2013, 2012 and 2011, restructuring costs mainly refer to severance payments.

7)	OTHER FINANCIAL INCOME (EXPENSES), NET

Other financial income (expenses), net in 2013, 2012 and 2011, is detailed as follows:

	2013	2012	2011
Financial income	$424	620	489
Results from financial instruments, net (notes 13B and 16D)	2,075	178	(76)
Foreign exchange results	57	1,142	(1,919)
Effects of net present value on assets and liabilities and others, net	(850)	(963)	(708)

	$1,706	977	(2,214)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

8)	CASH AND CASH EQUIVALENTS

As of December 31, 2013 and 2012, consolidated cash and cash equivalents consisted of:

	2013	2012
Cash and bank accounts	$5,007	7,581
Fixed-income securities and other cash equivalents [1]	10,169	4,897

	$15,176	12,478

1	As of December 31, 2013, this caption included approximately $3,734 of cash that will be used for payment of CEMEX Finance Europe B.V.’s 4.75% notes due on March 2014. As of December 31, 2013 and 2012, this caption included restricted deposits related to insurance contracts of approximately $34 and $239, respectively.

Based on net settlement agreements, the balance of cash and cash equivalents excludes deposits in margin accounts that guarantee several obligations of CEMEX of approximately $564 in 2013 and $1,782 in 2012, which were offset against the corresponding obligations of CEMEX with the counterparties, considering CEMEX’s right, ability and intention to settle the amounts on a net basis.

9)	TRADE ACCOUNTS RECEIVABLE

As of December 31, 2013 and 2012, consolidated trade accounts receivable consisted of:

	2013	2012
Trade accounts receivable	$27,775	25,464
Allowances for doubtful accounts	(1,804)	(1,766)

	$25,971	23,698

As of December 31, 2013 and 2012, trade accounts receivable include receivables of $8,487 (US$650) and $10,792 (US$840), respectively, that were sold under outstanding securitization programs for the sale of trade accounts receivable and/or factoring programs with recourse in Mexico, the United States, France and the United Kingdom. Under the outstanding securitization programs, CEMEX effectively surrenders control associated with the trade accounts receivable sold and there is no guarantee or obligation to reacquire the assets. However, CEMEX retains certain residual interest in the programs and/or maintains continuing involvement with the accounts receivable; therefore, the amounts received are recognized within “Other financial obligations.” Trade accounts receivable qualifying for sale exclude amounts over certain days past due or concentrations over certain limits to any one customer, according to the terms of the programs. The portion of the accounts receivable sold maintained as reserves amounted to $1,516 in 2013 and $2,280 in 2012. Therefore, the funded amount to CEMEX was $6,971 (US$534) in 2013 and $8,512 (US$662) in 2012, representing the amounts recognized within Other financial obligations. The discount granted to the acquirers of the trade accounts receivable is recorded as financial expense and amounted to approximately $317 (US$25) in 2013, $368 (US$28) in 2012 and $390 (US$31) in 2011. CEMEX’s securitization programs are negotiated for specific periods and may be renewed at their maturity. The securitization programs outstanding as of December 31, 2013 in Mexico, the United States, France and the United Kingdom mature in October 2015, May 2015, March 2014 and March 2014, respectively.

Allowances for doubtful accounts are established according to the credit history and risk profile of each customer. Changes in the valuation of this caption allowance for doubtful accounts in 2013, 2012 and 2011, were as follows:

	2013	2012	2011
Allowances for doubtful accounts at beginning of period	$1,766	2,171	2,246
Charged to selling expenses	561	372	338
Deductions	(587)	(595)	(695)
Business combinations	—	—	82
Foreign currency translation effects	64	(182)	200

Allowances for doubtful accounts at end of period	$1,804	1,766	2,171

10)	OTHER ACCOUNTS RECEIVABLE

As of December 31, 2013 and 2012, consolidated other accounts receivable consisted of:

	2013	2012
Non-trade accounts receivable [1]	$2,683	2,321
Interest and notes receivable [2]	1,952	2,721
Loans to employees and others	154	171
Refundable taxes	2,221	1,026

	$7,010	6,239

1	Non-trade accounts receivable are mainly attributable to the sale of assets.
2	Includes $174 in 2013 and $171 in 2012, representing the short-term portion of a restricted investment related to coupon payments under CEMEX’s perpetual debentures (note 20D).

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

11)	INVENTORIES

As of December 31, 2013 and 2012, the consolidated balance of inventories was summarized as follows:

	2013	2012
Finished goods	$6,153	5,934
Work-in-process	2,825	2,819
Raw materials	3,121	2,980
Materials and spare parts	4,683	4,523
Inventory in transit	689	820
Allowance for obsolescence	(486)	(591)

	$16,985	16,485

For the years ended December 31, 2013, 2012 and 2011, CEMEX recognized in the statements of operations, inventory impairment losses of approximately $6, $44 and $19, respectively.

12)	OTHER CURRENT ASSETS

As of December 31, 2013 and 2012, consolidated other current assets consisted of:

	2013	2012
Advance payments	$2,296	2,203
Assets held for sale	1,610	2,193

	$3,906	4,396

As of December 31, 2013 and 2012, the caption of advance payments included advances to suppliers of inventory that were not significant (note 2G). Assets held for sale are stated at their estimated realizable value and include real estate properties received in payment of trade receivables as well as other assets held for sale.

During 2013, 2012 and 2011, CEMEX recognized within “Other expenses, net” impairment losses in connection with assets held for sale for approximately $56, $595 and, $190, respectively. Of such 2012 impairment losses, approximately $123(US$9) related to the amount of goodwill that was written-off due to the decision to classification of these assets as held for sale (note 15A).

13)	INVESTMENTS IN ASSOCIATES AND OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

13A)	INVESTMENTS IN ASSOCIATES

As of December 31, 2013 and 2012, the main investments in common shares of associates were as follows:

	Activity	Country	%	2013	2012
Control Administrativo Mexicano, S.A. de C.V.	Cement	Mexico	49.0	$4,420	4,471
Concrete Supply Co. LLC	Concrete	United States	40.0	712	—
Cancem, S.A. de C.V.	Cement	Mexico	10.3	476	476
Akmenes Cementas AB	Cement	Lithuania	37.8	551	399
ABC Capital, S.A. Institución de Banca Múltiple	Financing	Mexico	49.0	411	369
Trinidad Cement Ltd	Cement	Trinidad and Tobago	20.0	307	252
Société Méridionale de Carrières	Aggregates	France	33.3	228	213
Société d’Exploitation de Carrières	Aggregates	France	50.0	163	172
Lehigh White Cement Company	Cement	United States	24.5	184	162
Industrias Básicas, S.A.	Cement	Panama	25.0	128	121
Société des Ciments Antillais	Cement	French Antilles	26.0	74	70
Other companies	—	—	—	1,368	1,274

				$9,022	7,979

Out of which:
Book value at acquisition date				$3,236	2,420
Changes in stockholders’ equity				5,786	5,559

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Investments in associates – continued

As of December 31, 2013 and 2012, there were no written put options granted by CEMEX for the purchase of investments in associates.

During 2013, with the aim of improving its strategic position in Lithuania, CEMEX increased by approximately 4% its equity interest in Akmenes Cementas AB for approximately US$8. In addition, as of December 31, 2013, CEMEX holds approximately 11.8% of preferred shares that have no voting rights of Akmenes Cements AB.

In September 2013, CEMEX entered into contribution agreements with Concrete Supply Holding Company (“CSH”). The agreements established a new limited liability company, Concrete Supply Company LLC (“CSC LLC”). As a result, CEMEX recognized assets at fair value for approximately $54 ($712) which represented the assets contributed to CSC LLC, giving CEMEX a 40% non-controlling interest in CSC LLC. CSH also contributed ready mix assets to CSC LLC with a fair value of approximately $87 ($1,147). CSC LLC was formed for the purpose of engaging in the production, sale and distribution of ready-mix concrete within North and South Carolina, United States.

Equity in net income (loss) of associates by geographic operating segment in 2013, 2012 and 2011 is detailed as follows:

	2013 [1]	2012	2011
Mexico	$(6)	92	(53)
United States	91	343	(204)
Northern Europe	111	157	146
Mediterranean	16	(90)	(8)
Corporate and Others	17	226	(215)

	$229	728	(334)

Combined condensed balance sheet information of CEMEX’s associates as of December 31, 2013 and 2012 is set forth below:

	2013 [1]	2012
Current assets	$14,192	14,302
Non-current assets	37,974	38,533

Total assets	52,166	52,835

Current liabilities	5,465	7,546
Non-current liabilities	17,531	17,420

Total liabilities	22,996	24,966

Total net assets	$29,170	27,869

Combined selected information of the statements of operations of CEMEX’s associates in 2013, 2012 and 2011 is set forth below:

	2013 [1]	2012	2011
Sales	$19,966	11,693	15,736
Operating earnings	2,024	1,160	1,118
Income (loss) before income tax	928	531	(846)
Net income (loss)	455	517	(402)

1	The combined condensed selected information of balance sheet and statements of operations of CEMEX’s associates presented in the tables above does not include the balances and operations of the newly created joint venture CSC LLC as of and for the three-month period ended December 31, 2013.

13B)	OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

As of December 31, 2013 and 2012, consolidated other investments and non-current accounts receivable were summarized as follows:

	2013	2012
Non-current portion of valuation of derivative financial instruments	$6,274	4,279
Non-current accounts receivable and other investments [1]	4,983	3,554
Investments available-for-sale [2]	340	211
Investments held for trading [3]	463	366

	$12,060	8,410

1	Includes, among other items: a) advances to suppliers of fixed assets of approximately $138 in 2013 and $86 in 2012; and b) the non-current portion of a restricted investment used to pay coupons under the perpetual debentures (note 20D), of approximately $326 in 2013 and $490 in 2012. CEMEX recognized impairment losses of non-current accounts receivable in the United States of approximately $14 in 2013 and $90 in 2012, and in the Caribbean and in the United States of approximately $167 in 2011 (note 6).
2	This line item includes: a) an investment in CPOs of Axtel, S.A.B. de C.V. (“Axtel”) of approximately $340 in 2013 and $ 211 in 2012.
3	This line item refers to investments in private funds. In 2013 and 2012, no contributions were made to such private funds.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

14)	PROPERTY, MACHINERY AND EQUIPMENT, NET

As of December 31, 2013 and 2012, consolidated property, machinery and equipment, net and the changes in such line item during 2013, 2012 and 2011, were as follows:

	2013
	Land and mineral reserves [1]	Building [1]	Machinery and equipment [2]	Construction in progress	Total
Cost at beginning of period	$76,620	40,316	176,720	14,276	307,932
Accumulated depreciation and depletion	(7,681)	(12,703)	(74,473)	—	(94,857)

Net book value at beginning of period	68,939	27,613	102,247	14,276	213,075
Capital expenditures	961	632	6,176	—	7,769
Additions through capital leases	—	38	103	—	141
Stripping costs	499	—	—	—	499

Total additions	1,460	670	6,279	—	8,409
Disposals [3]	(1,014)	(471)	(1,465)	(10)	(2,960)
Reclassifications [4]	(317)	(98)	(246)	(4)	(665)
Depreciation and depletion for the period	(1,501)	(1,873)	(9,758)	—	(13,132)
Impairment losses	(240)	(96)	(1,022)	—	(1,358)
Foreign currency translation effects	(587)	1,129	3,251	(1,445)	2,348

Cost at end of period	75,415	41,531	179,905	12,817	309,668
Accumulated depreciation and depletion	(8,675)	(14,657)	(80,619)	—	(103,951)

Net book value at end of period	$66,740	26,874	99,286	12,817	205,717

	2012
	Land and mineral reserves [1]	Building [1]	Machinery and equipment [2]	Construction in progress	Total	2011
Cost at beginning of period	$82,098	43,824	183,682	14,976	324,580	292,343
Accumulated depreciation and depletion	(6,146)	(11,911)	(72,180)	—	(90,237)	(71,072)

Net book value at beginning of period	75,952	31,913	111,502	14,976	234,343	221,271
Capital expenditures	1,339	1,579	4,981	—	7,899	5,943
Additions through capital leases	—	813	1,212	—	2,025	1,519
Stripping costs	439	—	—	—	439	963
Capitalization of financial expense	—	—	—	102	102	115

Total additions	1,778	2,392	6,193	102	10,465	8,540
Disposals [3]	(1,548)	(397)	(1,451)	15	(3,381)	(2,829)
Reclassifications [4]	(742)	(97)	(261)	(2)	(1,102)	—
Business combinations (note 15A)	—	—	—	—	—	5,166
Depreciation and depletion for the period	(1,437)	(1,691)	(11,264)	—	(14,392)	(14,769)
Impairment losses	(131)	(31)	(380)	—	(542)	(1,249)
Foreign currency translation effects	(4,933)	(4,476)	(2,092)	(815)	(12,316)	18,213

Cost at end of period	76,620	40,316	176,720	14,276	307,932	324,580
Accumulated depreciation and depletion	(7,681)	(12,703)	(74,473)	—	(94,857)	(90,237)

Net book value at end of period	$68,939	27,613	102,247	14,276	213,075	234,343

1	Includes corporate buildings and related land sold to financial institutions during 2013, 2012 and 2011, which were leased back, without incurring any change in the carrying amount of such assets or gain or loss on the transactions. The aggregate carrying amount of these assets as of December 31, 2013 and 2012 was approximately $2,210 and $1,657, respectively.
2	Includes assets, mainly mobile equipment, acquired in through capital leases, which carrying amount as of December 31, 2013 and 2012 was approximately $141 and $2,025, respectively.
3	In 2013, the sales of non-strategic fixed assets in Mexico, the United States and the United Kingdom for $680, $702 and $920, respectively. In 2012, includes sales of non-strategic fixed assets in the United States, the United Kingdom and Mexico for $384, $1,129 and $1,160, respectively. In 2011, includes sales of non-strategic fixed assets in the United Kingdom, Mexico and the United States for $424, $567 and $968, respectively.
4	In 2013, as described in note 13A, CEMEX contributed fixed assets to its associate Concrete Supply Co., LLC for approximately $445. In 2012, due to decision to dispose of certain components of CGUs in the United States, CEMEX reclassified approximately $1,102 of fixed assets associated with such CGUs to assets held for sale (note 12). The reclassified assets were recognized at fair value less cost to sale. In 2011, refers to the capitalization of advances to suppliers of fixed assets during the period.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Property, machinery and equipment, net – continued

CEMEX has significant balances of property, machinery and equipment. As of December 31, 2013 and 2012, the consolidated balances of property, machinery and equipment, net, represented approximately 41.5% and 44.5%, respectively, of CEMEX’s total consolidated assets. As a result of impairment tests conducted on several CGUs considering certain triggering events, mainly: a) the closing and/or reduction of operations of cement and ready-mix concrete plants resulting from adjusting the supply to current demand conditions; and b) the transferring of installed capacity to more efficient plants, for the years ended December 31, 2013, 2012 and 2011, CEMEX adjusted the related fixed assets to their estimated value in use in those circumstances in which the assets would continue in operation based on estimated cash flows during the remaining useful life, or to their realizable value, in case of permanent shut down, and recognized impairment losses (note 2K) during 2013, 2012 and 2011 in the following countries and for the following amounts:

	2013	2012	2011
Spain	$917	—	—
Puerto Rico	187	—	—
United States	134	71	11
Germany	59	128	21
Mexico	36	203	101
Latvia	2	38	68
Ireland	—	64	790
United Kingdom	—	—	84
Colombia	—	—	46
Other countries	23	38	128

	$1,358	542	1,249

15)	GOODWILL AND INTANGIBLE ASSETS

15A)	BALANCES AND CHANGES DURING THE PERIOD

As of December 31, 2013 and 2012, consolidated goodwill, intangible assets and deferred charges were summarized as follows:

	2013			2012
	Cost	Accumulated amortization	Carrying amount	Cost	Accumulated amortization	Carrying amount
Intangible assets of indefinite useful life:
Goodwill	$144,457	—	144,457	$142,444	—	142,444
Intangible assets of definite useful life:
Extraction rights	27,550	(2,554)	24,996	27,416	(2,242)	25,174
Industrial property and trademarks	248	(108)	140	429	(76)	353
Customer relationships	4,829	(3,090)	1,739	4,862	(2,606)	2,256
Mining projects	1,562	(221)	1,341	1,379	(300)	1,079
Others intangible assets	7,023	(4,756)	2,267	14,068	(12,384)	1,684

	$185,669	(10,729)	174,940	$190,598	(17,608)	172,990

The amortization of intangible assets of definite useful life was approximately $1,327 in 2013, $3,113 in 2012 and $3,079 in 2011, and was recognized within operating costs and expenses.

Goodwill

Changes in consolidated goodwill in 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Balance at beginning of period	$142,444	152,674	135,822
Business combinations	—	—	14
Disposals and cancellations [1]	—	(323)	—
Reclassification to assets held for sale [2]	—	(212)	—
Impairment losses (note 15C) [3]	—	—	(145)
Foreign currency translation effects	2,013	(9,695)	16,983

Balance at end of period	$144,457	142,444	152,674

1	In 2012, due to the decision to sell certain milling assets from CEMEX’s operations in Spain to its operations in Colombia, CEMEX cancelled approximately $323 of goodwill in Spain associated with the original acquisition of the entity that held the assets against other expenses, net.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Goodwill – continued

2	In 2012, due to the classification of certain CGUs in the United States to assets held for sale, considering the historical average Operating EBITDA generation of such CGUs, CEMEX allocated approximately $212 of goodwill related to the groups of CGUs to which goodwill had been allocated in such country to the fair value less cost to sale associated with such assets recognized in assets held for sale (note 12).
3	Based on impairment tests made during the last quarter of each year, in 2011 CEMEX recognized within “Other expenses, net” goodwill impairment losses in connection with the CGUs to which goodwill had been allocated in Latvia for approximately $145 (US$12). The impairment losses in such country represented 100% of the amount of goodwill allocated to such CGUs. In 2013 and 2012, there were no impairment losses of goodwill (note 15C).

Intangible assets of definite life

Changes in intangible assets of definite life in 2013, 2012 and 2011 were as follows:

	2013
	Extraction rights	Industrial property and trademarks	Customer relations	Mining projects	Others [1]	Total
Balance at beginning of period	$25,174	353	2,256	1,079	1,684	30,546
Additions (disposals), net [1]	(110)	(69)	(9)	537	185	534
Amortization	(447)	(295)	(498)	(53)	(34)	(1,327)
Reclassification to assets held for sale	—	—	(13)	—	(35)	(48)
Impairment losses	—	(5)	(29)	—	(129)	(163)
Foreign currency translation effects	379	156	32	(222)	596	941

Balance at the end of period	$24,996	140	1,739	1,341	2,267	30,483

	2012
	Extraction rights	Industrial property and trademarks	Customer relations	Mining projects	Others [1]	Total	2011
Balance at beginning of period	$27,307	1,012	2,848	1,487	3,317	35,971	34,249
Business combinations	—	—	—	—	—	—	6
Additions (disposals), net [1]	(48)	(513)	134	194	(267)	(500)	621
Amortization	(446)	(373)	(512)	(69)	(1,713)	(3,113)	(3,079)
Impairment losses	(42)	—	—	—	(69)	(111)	—
Foreign currency translation effects	(1,597)	227	(214)	(533)	416	(1,701)	4,174

Balance at the end of period	$25,174	353	2,256	1,079	1,684	30,546	35,971

1	As of December 31, 2013 and 2012, “Others” includes the carrying amount of internal-use software of approximately $984 and $204, respectively. Capitalized direct costs incurred in the development stage of internal-use software, such as professional fees, direct labor and related travel expenses, amounted to approximately $562 in 2013, $352 in 2012 and $501 in 2011.

When impairment indicators exist, for each intangible asset, CEMEX determines its projected revenue streams over the estimated useful life of the asset. In order to obtain discounted cash flows attributable to each intangible asset, such revenues are adjusted for operating expenses, changes in working capital and other expenditures, as applicable, and discounted to net present value using the risk adjusted discount rate of return. Significant management judgment is necessary to determine the appropriate valuation method and estimates under the key assumptions, among which are: a) the useful life of the asset; b) the risk adjusted discount rate of return; c) royalty rates; and d) growth rates. Assumptions used for these cash flows are consistent with internal forecasts and industry practices.

The fair values of intangible assets are very sensitive to changes in the significant assumptions used in their calculation. Certain key assumptions are more subjective than others. In respect of trademarks, CEMEX considers that the most subjective key assumption in the determination of revenue streams is the royalty rate. In respect of extraction rights and customer relationships, the most subjective assumptions are revenue growth rates and estimated useful lives. CEMEX validates its assumptions through benchmarking with industry practices and the corroboration of third party valuation advisors.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

15B)	MAIN ACQUISITIONS AND DIVESTITURES DURING THE REPORTED PERIODS

In August 2013, CEMEX and Holcim Ltd. (“Holcim”), a global producer of building materials based in Switzerland, reached an agreement in principle, to conduct a series of related transactions by means of which: a) in the Czech Republic, CEMEX would acquire all of Holcim’s assets, including a cement plant, four aggregates quarries and 17 ready-mix plants; b) in Germany, CEMEX would sell to Holcim its assets in the western part of the country, consisting of one cement plant, two cement grinding mills, one slag granulator, 22 aggregates quarries and 79 ready-mix plants, while CEMEX would maintain its operations in the north, east and south of the country; and c) in Spain, Holcim would contribute all its operations in the country to CEMEX España Operaciones, S.L. (“CEMEX España Operaciones”), CEMEX’s operating subsidiary in the country, in exchange for approximately 25% of the resulting combined entity’s common stock, reflecting the relative estimated fair value of the net assets to be contributed, while CEMEX would hold a 75% equity interest in CEMEX España Operaciones. As part of all the above transactions, CEMEX would receive €70 million (US$96 million) in cash, reflecting certain fair value differences between the net assets to be sold, against the contribution to be received and the net assets to be acquired, as well as the sale of certain other assets and the rendering of services during the transition process. As of December 31, 2013, the execution of the transactions are subject to various conditions precedent, including among others, negotiation of final binding agreements and the review and authorization of the European Commission and the Czech Office for the Protection of Competition (the “Authorities”), which at this stage, are pending and are expected during the third quarter of 2014. Nonetheless, CEMEX cannot predict if Authorities may extend the review period or if it would permit the transactions as proposed by CEMEX and Holcim, or if it would require certain modifications thereof. Considering that the conclusion of the aforementioned transactions are still subject to final binding agreements and that the required authorizations from the Authorities are out of the control of CEMEX and Holcim, and such approval could require changes to the proposed transaction or its withdrawal, as of December 31, 2013, the related CEMEX’s net assets in Germany were not treated as assets held for disposal.

On November 15, 2012, as described in note 20D, and giving effect to the put option granted to the initial purchasers in December 2012, CEMEX sold a non-controlling interest of 26.65% in CEMEX Latam Holdings, S.A, a direct subsidiary of CEMEX España S.A, (“CEMEX España”) for a net amount of approximately US$960 ($12,336).

On October 12, 2012, in a private transaction, CEMEX made the final payment in connection with the acquisition, initiated in April 2012 from third parties, of the 49% non-controlling interest in an indirect holding company of Global Cement, S.A., which on May 23, 2013 changed its name to CEMEX Guatemala, S.A., CEMEX’s main operating subsidiary in Guatemala, for a total amount including the final payment of approximately US$54 ($694), recognizing within “Other equity reserves” an amount of approximately US$32 ($411).

On May 17, 2012, through a public tender offer commenced on March 12, 2012, and after compliance with applicable regulations in the Republic of Ireland, Readymix Investments, an indirect subsidiary of CEMEX España, acquired all the shares of Readymix plc (“Readymix”), CEMEX’s main operating subsidiary in the Republic of Ireland, for €0.25 per share in cash. The acquisition price for the 38.8% non-controlling interest in Readymix was approximately €11 (US$15 or $187). The listing and trading of Readymix’s shares on the Irish Stock Exchange was cancelled beginning on May 18, 2012.

In 2005, CEMEX and Ready Mix USA formed two joint ventures: a) CEMEX Southeast, LLC, a joint venture that was 50.01% owned and consolidated by CEMEX, and was comprised of the Demopolis cement plant in Alabama and the Clinchfield cement plant in Georgia, with a combined annual installed capacity of 1.7 million tons, and 12 cement terminals; and b) Ready Mix USA LLC, a joint venture that was 50.01% owned and consolidated by Ready Mix USA, and was comprised of 10 sand and gravel pits, 149 concrete plants and 20 block plants located in the states of Arkansas, Mississippi, Tennessee, Alabama, Georgia, and Florida.

Starting on June 30, 2008, Ready Mix USA had the right, but not the obligation, to sell (or put) its interests in both joint ventures to CEMEX. On September 30, 2010, Ready Mix USA exercised this put option. As a result of Ready Mix USA’s exercise of its put option and after performance of the obligations by both parties under the put option agreement, on August 12, 2011, through the payment of approximately US$352 ($4,914), CEMEX acquired its former joint venture partner’s interests in CEMEX Southeast, LLC and Ready Mix USA, LLC, including a non-compete and a transition services agreement. In accordance with the joint venture agreements, from the date in which Ready Mix USA exercised its put option until CEMEX’s acquisition date, Ready Mix USA continued to control and manage Ready Mix USA, LLC. Nonetheless, based on IAS 27, and considering the existence of a settlement price that could have been paid any time until September 30, 2011 at CEMEX election and potential voting rights, Ready Mix USA LLC was consolidated beginning March 31, 2011. Upon consolidation, the purchase price was assigned to each joint venture proportionately to CEMEX’s relative contribution interest in CEMEX Southeast, LLC and Ready Mix USA, LLC, considering the original fair values as of the dates of the 2005 agreements. During 2011, the acquisition of the non-controlling interest in CEMEX Southeast, LLC, fully consolidated by CEMEX as of the acquisition date, and the non-controlling interest in Ready Mix USA, LLC, generated a gain of approximately US$24 ($316) resulting mainly to the measurement at fair value of CEMEX’s previously held equity interest in Ready Mix USA, LLC, and was recognized within “Other expenses, net.” The consolidated statement of operations for 2011 included the results of operations of Ready Mix USA, LLC for the nine-month period ended December 31, 2011. During 2012, after conclusion of the purchase price allocation, there were changes in the value of certain assets and liabilities, none of which were individually significant, which decreased the aforementioned aggregate gain on purchase by approximately US$1 ($13).

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

15C)	ANALYSIS OF GOODWILL IMPAIRMENT

As of December 31, 2013 and 2012, goodwill balances allocated by operating segment were as follows:

	2013	2012
United States	$111,064	109,326
Mexico	6,399	6,369
Northern Europe
United Kingdom	4,559	4,462
France	3,638	3,451
Czech Republic	428	419
Mediterranean
Spain	8,845	8,660
United Arab Emirates	1,370	1,339
Egypt	231	231
SA&C
Colombia	5,289	5,510
Dominican Republic	215	201
Rest of SA&C [1]	743	733
Asia
Philippines	1,317	1,389
Others
Other reporting units [2]	359	354

	$144,457	142,444

1	This caption refers to the operating segments in the Caribbean, Argentina, Costa Rica and Panama.
2	This caption is primarily associated with Neoris N.V., CEMEX’s subsidiary involved in the sale of information technology solutions and services.

The geographic operating segments reported by CEMEX (note 4) represent CEMEX’s groups of CGUs to which goodwill has been allocated for purposes of testing goodwill for impairment. Correspondingly, each of CEMEX’s geographic operating segments is comprised of CEMEX’s operations in a country. Each country or operating segment is, in turn, comprised of a lower level of cash-generating units, which are not larger than an operating segment, identified by CEMEX as geographical zones within the country in which all main business activities are conducted. For purposes of goodwill impairment tests, all cash-generating units within a country are aggregated, as goodwill is allocated at that level. In order to arrive at these conclusions, CEMEX evaluated: a) that after the acquisition, goodwill is allocated at the level of the reportable operating segment and represents the lowest level within CEMEX at which goodwill is monitored for internal management purposes and reflects the way CEMEX manages its operations and allocates resources; b) that the cash-generating units that comprise the reported segment have similar economic characteristics; c) that the reported segments are used by CEMEX to organize and evaluate its activities in its internal information systems; d) the homogeneous nature of the items produced and traded in each cash-generating unit, which are all used by the construction industry; e) the vertical integration in the value chain of the products comprising each component; f) the type of clients, which are substantially similar in all components; g) the operative integration among components; and h) that the compensation system of a specific country is based on the consolidated results of the geographic operating segment and not on the particular results of the components. Considering materiality for disclosure purposes, in note 15C, certain balances of goodwill were presented for Rest of Northern Europe or Rest of South America and the Caribbean, but this does not represent that goodwill was tested at a level higher than for operations in an individual country.

Impairment tests are significantly sensitive to, among other factors, the estimation of future prices of CEMEX’s products, the development of operating expenses, local and international economic trends in the construction industry, the long-term growth expectations in the different markets, as well as the discount rates and the long-term growth rates applied. CEMEX’s cash flow projections to determine the value in use of its CGUs to which goodwill has been allocated consider the use of long-term economic assumptions. CEMEX believes that its discounted cash flow projections and the discount rates used reasonably reflect current economic conditions at the time of the calculations, considering, among other factors that: a) the cost of capital reflects current risks and volatility in the markets; and b) the cost of debt represents the average of industry specific interest rates observed in recent transactions. Other key assumptions used to determine CEMEX’s discounted cash flows are volume and price increases or decreases by main product during the projected periods. Volume increases or decreases generally reflect forecasts issued by trustworthy external sources, occasionally adjusted based on CEMEX’s actual backlog, experience and judgment considering its concentration in certain sectors, while price changes normally reflect the expected inflation in the respective country. Operating costs and expenses during all periods are maintained as a fixed percent of revenues considering historic performance.

During the last quarter of 2013, 2012 and 2011, CEMEX performed its annual goodwill impairment test. Based on these analyses, in 2013 and 2012 CEMEX did not determine impairment losses of goodwill, whereas, in 2011, CEMEX determined impairment losses of goodwill for approximately $145 (US$12), associated with CEMEX’s groups of CGUs to which goodwill has been allocated in Latvia representing 100% of the goodwill balance associated with such country. The estimated impairment loss was mainly attributable to market dynamics in this country and its position in the business economic cycle, generating that the net book value exceeded its respective recoverable amount.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Analysis of goodwill impairment – continued

As of December 31, 2013, 2012 and 2011, CEMEX’s pre-tax discount rates and long-term growth rates used to determine the discounted cash flows in the group of CGUs with the main goodwill balances, were as follows:

	Discount rates			Growth rates
Groups of CGUs	2013	2012	2011	2013	2012	2011
United States	9.8%	9.9%	10.7%	2.5%	2.5%	2.5%
Spain	11.4%	11.5%	12.0%	2.3%	2.5%	2.5%
Mexico	10.9%	10.7%	11.4%	3.8%	3.0%	2.5%
Colombia	10.9%	10.7%	11.6%	4.2%	3.5%	2.5%
France	10.7%	10.3%	11.5%	1.7%	1.9%	2.5%
United Arab Emirates	12.2%	13.3%	13.9%	3.4%	3.6%	2.5%
United Kingdom	10.5%	10.3%	11.0%	2.1%	2.7%	2.5%
Egypt	13.0%	13.5%	13.0%	4.0%	4.0%	2.5%
Range of discount rates in other countries	11.0% - 12.3%	11.1% - 13.3%	11.8% - 14.0%	2.4% - 5.0%	3.4% - 4.0%	2.5%

As of December 31, 2013, the discount rates used by CEMEX in its cash flows projections changed slightly from the values determined in 2012, in each case, mainly as a result of variations in the country specific sovereign yield as compared to the prior year. In respect to long-term growth rates, following general practice under IFRS, beginning in 2012, CEMEX started the use of country specific rates, which are mainly obtained from the Consensus Economics, a compilation of analyst´ forecast worldwide, or from the International Monetary Fund when the first are not available for a specific country.

In connection with CEMEX’s assumptions included in the table above, CEMEX made sensitivity analyses to changes in assumptions, affecting the value in use of all groups of CGUs with an independent reasonable possible increase of 1% in the pre-tax discount rate, and an independent possible decrease of 1% in the long-term growth rate. In addition, CEMEX performed cross-check analyses for reasonableness of its results using multiples of Operating EBITDA. In order to arrive at these multiples, which represent a reasonableness check of CEMEX’s discounted cash flow model, CEMEX determined a weighted average of multiples of Operating EBITDA to enterprise value observed in the industry. The average multiple was then applied to a stabilized amount of Operating EBITDA and the result was compared to the corresponding carrying amount for each group of CGUs to which goodwill has been allocated. As of December 31, 2013 and 2012, CEMEX considered an industry weighted average Operating EBITDA multiple of approximately 10.3 times, in both periods. CEMEX’s own Operating EBITDA multiple as of the same dates was 11.6 times in 2013 and 10.6 times in 2012. The lowest multiple observed in CEMEX’s benchmark as of December 31, 2013 and 2012 was 7.2 times, in both periods, and the highest being 20.9 times and 21.3 times, respectively.

As of December 31, 2013, none of CEMEX’s sensitivity analyses resulted in a relative impairment risk in CEMEX´s operating segments. As of December 31, 2012, the impairment charges resulting from the sensitivity analyses that would have resulted from an independent change of each one of the variables and/or by the use of multiples of Operating EBITDA, regarding the operating segment that presented a relative impairment risk, would have been as follows:

As of December 31, 2012	Sensitivity analysis of described change in assumptions
(Amounts in millions)	Recognized impairment charges		Discount rate + 1pt	Long-term growth rate - 1pt	Multiples of Operating EBITDA
Spain	U.S.$	—	99	—	39
United Arab Emirates		—	8	—	—

Nonetheless, CEMEX will continue to monitor the evolution of the specific CGUs to which goodwill has been allocated that have presented relative goodwill impairment risk in any of the reported periods and, in the event that the relevant economic variables and the related cash flows projections would be negatively affected, it may result in a goodwill impairment loss in the future.

CEMEX maintains a market capitalization significantly lower than its levels prior to the 2008 global crisis, which CEMEX believes is due to factors such as: a) the contraction of the global construction industry and mainly in the United States, which has experienced a continued slow recovery after the crisis of 2008, that has significantly affected CEMEX’s operations in such country and consequently its overall generation of cash flows; b) CEMEX’s significant amount of consolidated debt and its operation since August 2009 under the Financing Agreement as refinanced by the Facilities Agreement (note 16A), has also significantly affected CEMEX’s valuation, considering the high uncertainty perceived by stakeholders regarding CEMEX’s odds of successfully achieving the different milestones established with its main creditors; and c) the transfer of capital during the last few years, mainly due to high volatility generated by continued liquidity problems in certain European countries, from variable income securities in developing countries such as Mexico to fixed income securities in developed countries such as the United States. The market price of CEMEX’s CPO has recovered significantly after CEMEX entering into the Facilities Agreement in September 2012. In dollar terms, CEMEX’s market capitalization increased by approximately 91% in 2012 compared to 2011, to approximately US$10.8 billion ($138.5 billion), and further increased approximately 25% in 2013 compared to 2012 to approximately US$ 13.5 billion ($176.1 billion),

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Analysis of goodwill impairment – continued

Goodwill allocated to the United States accounted for approximately 77% of CEMEX’s total amount of consolidated goodwill as of December 31, 2013 and 2012. In connection with CEMEX’s determination of value in use relative to its groups of CGUs in the United States as of December 31, 2013 and 2012, CEMEX has considered several factors, such as the historical performance of such operating segment, including operating losses in recent years, the long-term nature of CEMEX’s investment, the recent signs of recovery in the construction industry, the significant economic barriers for new potential competitors considering the high investment required, and the lack of susceptibility of the industry to technology improvements or alternate construction products, among other factors. CEMEX has also considered recent developments in its operations in the United States, such as the increases in ready-mix concrete volumes of approximately 8% in 2013, 20% in 2012 and 7% in 2011, and the increases in ready-mix concrete prices of approximately 6% in 2013, 4% in 2012 and 3% in 2011, which are key drivers for cement consumption and CEMEX’s profitability, and which trends are expected to continue over the next few years, as anticipated in CEMEX’s cash flow projections.

In addition, as mentioned above, CEMEX performed a reasonableness test of the estimated value in use by performing a sensitivity analysis on key cash flow assumptions, and estimated the recoverable amount by using the method of multiples of Operating EBITDA.

Based on the above, considering economic assumptions that were verified for reasonableness with information generated by external sources, to the extent available, the value in use of the CEMEX’s operating segment in the United States exceeded the respective carrying amount for goodwill impairment test purposes as of December 31, 2013 and 2012. The additional sensitivity analyses were as follows:

Excess of value in use over carrying amount	2013		2012
Basic test	US$	5,275	3,933
Sensitivity to plus 1 percent point in discount rate		1,131	1,390
Sensitivity to minus 1 percent point in long-term growth		2,263	2,574
Excess of multiples of Operating EBITDA over carrying amount		1,878	1,106

As of December 31, 2013 and 2012, CEMEX considers that its combination of discount rate and long-term growth rate applied in the base model for its group of CGUs in the United States to which goodwill has been allocated reflect the particular risk factors existing as of the date of analysis.

16)	FINANCIAL INSTRUMENTS

16A)	SHORT-TERM AND LONG-TERM DEBT

As of December 31, 2013 and 2012, CEMEX´s consolidated debt summarized by interest rates and currencies, was as follow:

	2013			2012
	Short-Term	Long-Term	Total	Short-Term	Long-Term	Total
Floating rate debt	$82	70,707	70,789	$81	62,664	62,745
Fixed rate debt	3,877	116,314	120,191	515	114,875	115,390

	$3,959	187,021	190,980	$596	177,539	178,135

Effective rate 1
Floating rate	3.9%	4.9%		5.5%	5.2%
Fixed rate	4.7%	8.5%		4.7%	9.0%

	2013				2012
Currency	Short-term	Long-term	Total	Effective rate [1]	Short-Term	Long-Term	Total	Effective rate [1]
Dollars	$125	163,632	163,757	7.2%	$486	144,582	145,068	7.8%
Euros	3,765	20,895	24,660	6.2%	46	30,461	30,507	5.9%
Pesos	—	2,413	2,413	7.4%	15	2,392	2,407	8.8%
Other currencies	69	81	150	4.7%	49	104	153	4.6%

	$3,959	187,021	190,980		$596	177,539	178,135

1	Represents the weighted average effective interest rate.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

As of December 31, 2013 and 2012, CEMEX’s consolidated debt summarized by type of instrument, was as follow:

2013	Short- term	Long- term
Bank loans
Loans in Mexico, 2014 to 2017	$—	1,090
Loans in foreign countries, 2014 to 2018	6	1,234
Syndicated loans, 2014 to 2017	—	53,102

	6	55,426

Notes payable
Notes payable in Mexico, 2014 to 2017	—	589
Medium-term notes, 2014 to 2022	—	132,702
Other notes payable, 2014 to 2025	87	2,170

	87	135,461

Total bank loans and notes payable	93	190,887
Current maturities	3,866	(3,866)

	$3,959	187,021

2012	Short- term	Long- term
Bank loans
Loans in Mexico, 2013 to 2014	$—	1,088
Loans in foreign countries, 2013 to 2018	2	3,770
Syndicated loans, 2013 to 2014	—	49,972

	2	54,830

Notes payable
Notes payable in Mexico, 2013 to 2017	—	568
Medium-term notes, 2013 to 2020	—	120,535
Other notes payable, 2013 to 2025	80	2,120

	80	123,223

Total bank loans and notes payable	82	178,053
Current maturities	514	(514)

	$596	177,539

Changes in consolidated debt for the years ended December 31, 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Debt at beginning of year	$178,135	208,471	194,394
Proceeds from new debt instruments	40,661	33,468	33,591
Debt repayments	(31,913)	(52,699)	(44,368)
Issuance of debt in exchange for perpetual notes	—	4,123	1,491
Increase (decrease) from business combinations	—	—	1,352
Foreign currency translation and inflation effects	4,097	(15,228)	22,011

Debt at end of year	$190,980	178,135	208,471

The most representative exchange rates for the financial debt are as follows:

	January 31, 2014	2013	2012	2011
Mexican pesos per dollar	13.36	13.05	12.85	13.96
Euros per dollar	0.7377	0.7268	0.7576	0.7712

The maturities of consolidated long-term debt as of December 31, 2013, were as follows:

2013
2015	$9,928
2016	55
2017	60,194
2018	34,236
2019 and thereafter.	82,608

$187,021

As of December 31, 2013, CEMEX had the following lines of credit, the majority of which are subject to the banks’ availability, at annual interest rates ranging between 2.25% and 8.33%, depending on the negotiated currency:

	Lines of credit	Available
Other lines of credit in foreign subsidiaries	$6,441	4,892
Other lines of credit from banks	3,712	3,676

	$10,153	8,568

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Relevant debt transactions during 2013, 2012 and 2011

On December 14, 2013, subsequent to the tender offers of September 25 described below, CEMEX S.A.B. de C.V. completed the redemption of all of the outstanding US$355 principal amount of 9.50% Senior Secured Notes due 2016 (the “2016 Notes”) and the redemption of approximately €39 of the outstanding €169 aggregate principal amount of 9.625% Senior Secured Notes due 2017 (the “2017 Notes”), both issued by CEMEX Finance LLC, its indirect subsidiary. CEMEX redeemed the 2016 Notes at a price of 1,047.50 dollars per 1 thousand dollars principal amount of 2016 Notes redeemed, or approximately US$372 in total, and redeemed the 2017 Notes at a price of 1,048.125 euros per 1 thousand euros principal amount of 2017 Notes redeemed, or approximately €41 in total. CEMEX did not incur any early termination penalties in connection with the redemption of the 2016 Notes or 2017 Notes beyond the premium reflected in the redemption price described above.

On September 25, 2013, in connection with the proceeds obtained from the issuance of US$1.5 billion combined aggregate principal amount of the New Notes described below, CEMEX commenced independent tender offers to purchase any and all of US$825 aggregate principal amount outstanding of the 2016 Notes and to purchase up to €150 of the €350 aggregate principal amount outstanding of the 2017 Notes. The remainder was used for general corporate purposes, including to repay at maturity the 4.75% Notes due 2014, issued by CEMEX Finance Europe B.V., and/or to repay its other indebtedness. The cap amount on the 2017 Notes tender offer was further increased on October 3, 2013 to €220, while all other terms and conditions of the offer remained unchanged. The tender offers expired on October 23, 2013 and resulted in the purchase of approximately US$470 principal amount of 2016 Notes and approximately €181 principal amount of 2017 Notes. Holders whose 2016 Notes and 2017 Notes tendered were accepted for purchased received a base compensation of 32.50 dollars per 1 thousand dollars principal amount of 2016 Notes and 33.50 euros per 1 thousand euros principal amount of 2017 Notes, respectively, of which, those holders of the 2016 Notes and the 2017 Notes that tendered at or prior to 5:00 p.m., New York City time, on October 8, 2013, received an additional early tender payment of 30 dollars per 1 thousand dollars principal amount of 2016 Notes and of 30 euros per 1 thousand euros principal amount of 2017 Notes, respectively. As a result of the tender offers of the 2016 Notes and the 2017 Notes, CEMEX paid a combined amount of premiums, including fees and costs incurred during the tender offers of approximately US$45 ($591), of which, approximately US$32 ($418) associated with the portion of the 2016 Notes and the 2017 Notes that were extinguished in accordance with IFRS were recognized in the statement of operations in 2013 as part of the financial expense, net. Moreover, proportional fees and costs related to the issuance of the 2016 Notes and the 2017 Notes for approximately US$1 ($14) that were pending for amortization were recognized in the statement of operations in 2013 as part of financial expense. In addition, approximately US$13 ($173), corresponding to the portion of the premium of the 2016 Notes tendered that were treated as a refinancing under IFRS by considering that: a) the relevant economic terms of the Fixed Rate Notes and the 2016 Notes were not substantially different; and b) final holders of the Fixed Rate Notes were the same of such portion of the 2016 Notes, adjusted the carrying amount of the Fixed Rate Notes, and such amount, together with any remaining costs pending for amortization relative to the 2016 Notes and the 2017 Notes will be amortized over the remaining term of each instrument. Giving effect to the results of the tender offers, the principal amounts the outstanding of the 2016 Notes and the 2017 Notes were approximately US$355 and €169 (US$232), respectively.

On September 25, 2013, CEMEX announced the issuance of US$1.0 billion of 7.25% senior secured notes due in January 2021 (the “Fixed Rate Notes”) and US$400 of floating rate senior secured notes due in October 2018 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “New Notes”) denominated in U.S. dollars. On September 27, CEMEX announced the issuance of US$100 additional Floating Rate Notes, which are also part of the New Notes. The Fixed Rate Notes were issued at par and are callable commencing on January 15, 2018. The Floating Rate Notes bear interest at a floating rate equal to three-month LIBOR plus 4.75% (475 basis points) and are callable all, but not less than all, at any day after the interest payment date immediately preceding the maturity date. The closing of the offerings occurred on October 2, 2013, after satisfaction of customary closing conditions. The New Notes share the collateral pledged for the benefit of the lenders under CEMEX’s Facilities Agreement, dated as of September 17, 2012, and other secured obligations having the benefit of such collateral, and are guaranteed by CEMEX México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, Cemex Asia B.V., CEMEX Corp., Cemex Egyptian Investments B.V., Cemex Egyptian Investments II B.V., CEMEX France Gestion (S.A.S.), Cemex Research Group AG, Cemex Shipping B.V. and CEMEX UK. Fees and costs related to the issuance of the New Notes for approximately US$6 ($78) adjusted the carrying amount of such facilities, and such amount is amortized over the remaining term of each instrument.

On August 5, 2013, in connection with the issuance of US$1.0 billion principal amount of the 2019 Notes described below, CEMEX commenced a tender offer to purchase up to US$925 of the then outstanding 2016 Notes. The tender offer expired on August 30, 2013 and resulted in the purchase of US$925 principal amount of 2016 Notes. Holders whose 2016 Notes tendered were accepted for purchase received a base compensation of 45 dollars per 1 thousand dollars principal amount of 2016 Notes, of which, those holders of the 2016 Notes that tendered at or prior to 5:00 p.m., New York City time, on August 16, 2013, received an additional early tender payment of 30 dollars per 1 thousand dollars principal amount of 2016 Notes. As a result of this tender offer of the 2016 Notes, CEMEX paid a total, including fees and costs incurred during the tender offer of approximately US$70 ($917), of which, approximately US$52 ($678) associated with the portion of the 2016 Notes that were extinguished in accordance with IFRS were recognized in the statement of operations in 2013 as part of financial expense. Moreover, proportional fees and costs related to the issuance of the 2016 Notes for approximately US$2 ($21) that were pending for amortization were recognized in the statement of operations in 2013 as part of financial expense. In addition, approximately US$18 ($239), corresponding to the portion of the premium of the 2016 Notes tendered that were treated as a refinancing under IFRS by considering that: a) the relevant economic terms of the 2019 Notes and the 2016 Notes were not substantially different; and b) the final holders of the 2019 Notes were the same of such portion of the 2016 Notes, adjusted the carrying amount of the 2019 Notes, and such amount, together with any remaining costs pending for amortization relative to the 2016 Notes are amortized over the remaining term of the 2019 Notes.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Relevant debt transactions during 2013, 2012 and 2011 – continued

On August 5, 2013, CEMEX announced the issuance of US$1.0 billion of 6.5% senior secured notes due in December 2019 (the “December 2019 Notes”) denominated in U.S. dollars. The 2019 Notes were issued at par and are callable commencing on December 10, 2017. The closing of the offering occurred on August 12, 2013, after satisfaction of customary closing conditions. The December 2019 Notes share the collateral pledged for the benefit of the lenders under CEMEX’s Facilities Agreement, dated as of September 17, 2012, and other secured obligations having the benefit of such collateral, and are guaranteed by CEMEX México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, Cemex Asia B.V., CEMEX Corp., Cemex Egyptian Investments B.V., Cemex Egyptian Investments II B.V., CEMEX France Gestion (S.A.S.), Cemex Research Group AG, Cemex Shipping B.V. and CEMEX UK. CEMEX used approximately US$996 of net proceeds from the offering to purchase US$925 of the 2016 Notes as described above, and the remainder for general corporate purposes, including the repayment of other indebtedness. Fees and costs related to the issuance of the December 2019 Notes for approximately US$4 ($52) adjusted the carrying amount of such facility and are amortized over the remaining term of the December 2019 Notes.

On March 14, 2013, CEMEX announced the issuance of US$600 of 5.875% senior secured notes due in March 2019 (the “March 2019 Notes”) denominated in U.S. dollars. The March 2019 Notes were issued at par and are callable commencing on March 25, 2016. The closing of the offering occurred on March 25, 2013, after satisfaction of customary closing conditions. The March 2019 Notes share the collateral pledged for the benefit of the lenders under CEMEX’s Facilities Agreement, dated as of September 17, 2012, and other secured obligations having the benefit of such collateral, and are guaranteed by CEMEX México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, CEMEX Asia B.V., CEMEX Corp., CEMEX Egyptian Investments B.V., CEMEX Egyptian Investments II B.V., CEMEX France Gestion (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V. and CEMEX UK. CEMEX used approximately US$596 of net proceeds from the offering for the repayment of US$55 of the remaining indebtedness under CEMEX’s 2009 Financing Agreement, dated August 2009, as amended, the purchase of €183 of 4.75% Notes due in 2014, issued by CEMEX Finance Europe B.V., and the remainder for general corporate purposes, including the repayment of other indebtedness. Fees and costs related to the issuance of the March 2019 Notes for approximately US$4 ($47) adjusted the carrying amount of such facility and are amortized over the remaining term of the March 2019 Notes.

On September 17, 2012, CEMEX concluded the refinancing process of a substantial portion of its then outstanding debt under the Financing Agreement, as amended on several dates during 2009, 2010, 2011 and finally on September 17, 2012 (the “Financing Agreement”), with the completion of the Exchange Offer on September 17, 2012, as further described in this note 16.

On September 17, 2012, in connection with the Facilities Agreement described elsewhere in this note 16A, CEMEX issued US$500 aggregate principal amount of 9.5% senior secured notes due in 2018 (the “September 2012 Notes”). The September 2012 Notes were issued in exchange for loans and private placements outstanding under the Financing Agreement.

On October 12, 2012, through its subsidiary CEMEX Finance LLC, CEMEX closed the offering of US$1,500 aggregate principal amount of 9.375% senior secured notes due in 2022 (the “October 2012 Notes”). The October 2012 Notes, which were issued at par and will be callable commencing on their 5th anniversary, are unconditionally guaranteed by CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., CEMEX España, New Sunward Holding B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp. and Empresas Tolteca de México, S.A. de C.V., as well as by CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX Asia B.V., CEMEX France Gestion (S.A.S.), CEMEX UK, and CEMEX Egyptian Investments B.V. ( jointly the “New Guarantors”), which also guarantee debt under the Facilities Agreement. The net proceeds from the offering, approximately US$1,489, were used to repay indebtedness under the Facilities Agreement, which allowed CEMEX to achieve the first debt repayment milestone of March 2013 and the reduction in the interest rate under such agreement by 25 basis points, as detailed in other section of this note 16A.

On March 23, 2012, through several exchange offers made on a private placement basis by CEMEX España’s Luxembourg branch, CEMEX finalized the issuance of: a) approximately €179 aggregate principal amount of 9.875% Euro-denominated senior secured notes due 2019; and b) approximately US$704 aggregate principal amount of 9.875% Dollar-denominated senior secured notes due 2019 (collectively, the “March 2012 Notes”), in exchange for approximately €470, or 53%, of its then outstanding Euro-denominated 4.75% notes due 2014, and approximately US$452, or 48%, in several series of its then aggregate outstanding perpetual debentures (note 20D). The March 2012 Notes are unconditionally guaranteed by CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., New Sunward Holding B.V. and the New Guarantors and share the same collateral that secures the Facilities Agreement and other senior secured debt having the benefit of such collateral. As a result of the private exchanges, CEMEX generated in 2012 a gain of approximately US$131 ($1,680), representing the difference between the notional amount of the March 2012 Notes, and the several series of the reacquired and cancelled perpetual debentures, which was recognized within “Other equity reserves.”

During December 2011, CEMEX exchanged through market transactions a financial assets held in its portfolio of long-term investments for perpetual debentures and debt instruments issued by CEMEX subsidiaries. In addition, during the same month, CEMEX received from a third party, as a settlement of an account receivable, the equity interest of an entity whose assets where mainly comprised by perpetual debentures and debt instruments issued by CEMEX subsidiaries. As a result, as of December 31, 2011, CEMEX cancelled in its balance sheet a portion of several series of its subsidiaries’ debt instruments, held by the newly acquired entity and its other subsidiaries, for an aggregate notional amount of approximately $977, as well as portions of several series of perpetual debentures (note 20D) for an aggregate notional amount of approximately $3,029, among others. Considering the difference between the fair value of the instruments and their notional amount, as part of this cancellation, CEMEX recognized in 2011 a gain, net of certain commissions, of approximately $1,630, of which, approximately $239 associated with CEMEX’s debt instruments, was recognized within other expenses, net, and approximately $1,391 associated with the perpetual debentures, was recognized in stockholders’ equity as part of other equity reserves.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Relevant debt transactions during 2013, 2012 and 2011 – continued

On July 11, 2011, CEMEX, S.A.B. de C.V. closed the reopening of the January 2011 Notes, described below, and issued US$650 aggregate principal amount of additional notes at 97.616% of face value plus any accrued interest. CEMEX used the net proceeds from the reopening for general corporate purposes and the repayment of debt, including debt under the Financing Agreement.

On April 5, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$800 aggregate principal amount of floating rate senior secured notes due in 2015 (the “April 2011 Notes”), which were issued at 99.001% of face value. The April 2011 Notes bear interest at a floating rate equal to three-month LIBOR plus 5% (500 basis points) and are callable all, but not less than all, at any day after the first interest payment date immediately preceding the maturity date. The April 2011 Notes are unconditionally guaranteed by CEMEX México, S.A. de C.V., New Sunward Holding B.V., CEMEX España and the New Guarantors. The net proceeds from the offering, approximately US$788, were used to repay indebtedness under the Financing Agreement.

On March 4, 2011, a CEMEX subsidiary closed a private exchange transaction whereby it exchanged approximately €119 aggregate principal amount of 6.277% perpetual debentures for approximately US$125 ($1,491) aggregate principal amount of new 9.25% Dollar-denominated senior secured notes due 2020, described below. As a result of the private exchange, approximately €119 in aggregate principal amount of the 6.277% Perpetual Debentures were cancelled, generating in 2011 a gain of approximately $446, representing the difference between the notional amount of the reacquired perpetual debentures and the new senior secured notes, which was recognized within “Other equity reserves.”

On January 11, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$1,000 aggregate principal amount of its 9.0% senior secured notes due in 2018 (the “January 2011 Notes”), which were issued at 99.364% of face value, and are callable beginning on their fourth anniversary. The January 2011 Notes share the collateral pledged to the lenders under the Facilities Agreement and other senior secured indebtedness having the benefit of such collateral, and are guaranteed by CEMEX México, S.A. de C.V., New Sunward Holding B.V., CEMEX España and the New Guarantors.

Facilities Agreement and Financing Agreement

On August 14, 2009, CEMEX, S.A.B. de C.V. and certain subsidiaries entered into the original Financing Agreement with its major creditors, by means of which the maturities of approximately US$14,961 ($195,839) (amount determined in accordance with the contracts) of syndicated and bilateral loans, private placement notes and other obligations were extended, providing for a semi-annual amortization schedule. The Financing Agreement is guaranteed by CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Inc., CEMEX Finance LLC and Empresas Tolteca de México, S.A. de C.V. As of December 31, 2011, after the application of the proceeds from several refinancing transactions, the application of the net proceeds obtained from the sale of assets, and an equity offering of CEMEX, S.A.B. de C.V. in 2009, the remaining debt balance under the Financing Agreement was approximately US$7,195 ($100,442). Considering certain prepayments by December 31, 2011 of debt under the Financing Agreement, CEMEX avoided an increase in the interest rate of debt under such agreement of 0.5%. Until its maturity, the Financing Agreement did not provide for any further increases in the interest rate associated with a certain amount of prepayments.

On September 17, 2012, CEMEX completed a refinancing process of a substantial portion of its then outstanding debt under the Financing Agreement, as amended on several dates, with a then outstanding balance of approximately US$7,195, with payments due of approximately US$488 in December 2013 and US$6,707 at final maturity in February 2014. Pursuant to CEMEX’s exchange proposal (the “Exchange Offer”), creditors were invited to exchange their existing exposures under the existing Financing Agreement into one or a combination of the following instruments: a) new loans (“New Loans”) or private placement notes (“New USPP Notes”), as applicable, or b) up to US$500 in new 9.5% notes (the “September 2012 Notes”) to be issued by CEMEX maturing in June 2018, having terms substantially similar to those of senior secured notes previously issued by CEMEX, S.A.B. de C.V. and/or its subsidiaries. The September 2012 Notes were allocated pro rata to the participating creditors of the Financing Agreement in the Exchange Offer that elected to receive the September 2012 Notes in the Exchange Offer. Financing Agreement creditors accepting certain amendments, including the elimination of the benefit of the security package among others, received an amendment fee of 20 basis points (“bps”) calculated on the amount of their existing exposures under such agreement.

Pursuant to the Exchange Offer, participating creditors representing approximately 92.7% of the aggregate principal amount of debt outstanding under the existing Financing Agreement agreed exchange their existing loans and private placement notes and to receive in place thereof: a) approximately US$6,155 in aggregate principal amount of New Loans with an initial interest rate of LIBOR plus 525 bps (subject to decrease depending on certain prepayments), and new USPP Notes with an initial interest rate of 9.66% (subject to decrease depending on certain prepayments), issued pursuant to a new agreement (the “Facilities Agreement”) dated as of September 17, 2012, and with a final maturity on February 14, 2017, and an exchange fee of 80 bps calculated on the amount of their existing exposures under the Financing Agreement that were exchanged and for which New Loans or New USPP Notes were issued in place thereof; and b) US$500 of the September 2012 Notes, issued pursuant to an indenture dated as of September 17, 2012. Approximately US$525 aggregate principal amount of loans and U.S. Dollar private placement notes remained outstanding after the Exchange Offer under the existing Financing Agreement, as amended, after the Exchange Offer. Considering that the relevant economic terms of the new debt instruments are not substantially different from those of the original loans and private placements, the aforementioned exchange of debt as part of the refinancing process did not result in the extinguishment of the original financial liabilities under IFRS; therefore, there were no effects in profit or loss. CEMEX adjusted the carrying amount of the financial liability for approximately US$116 in relation to the fees and cost incurred during the refinancing process, and those costs, together with any remaining costs relative to the Financing Agreement will be amortized over the remaining term of the Facilities Agreement. As of December 31, 2012, after the application of proceeds resulting from the CEMEX Latam initial offering (note 20D), the aggregate principal amount of loans and U.S. dollar private placement notes under the amended Financing Agreement was US$55 ($707), with a final maturity on February 14, 2014. This amount was repaid in March 2013 with proceeds from the issuance of the March 2019 Notes.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Facilities Agreement and Financing Agreement – continued

The Facilities Agreement required CEMEX to make the following amortization payments: (i) US$500 on February 14, 2014, (ii) US$250 on June 30, 2016, and (iii) US$250 on December 31, 2016. The Facilities Agreement also provides that CEMEX must: (a) repay at least US$1,000 of the indebtedness under the Facilities Agreement on or prior to March 31, 2013 (or a date falling no more than 90 days thereafter, if agreed to by two thirds of the participating creditors under the Facilities Agreement), or the maturity date of the indebtedness under the Facilities Agreement will become due on February 14, 2014; (b) on or before March 5, 2014, in case CEMEX does not redeem, purchase, repurchase, refinance or extend the maturity date of 100% of the notes issued by CEMEX Finance Europe B.V. and guaranteed by CEMEX España to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become March 5, 2014; (c) on or before March 15, 2015, in case CEMEX does not redeem, convert into equity, purchase, repurchase, refinance or extend the maturity date of 100% of the 2015 Convertible Subordinated Notes to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become March 15, 2015; (d) on or before September 30, 2015, in case CEMEX does not redeem or extend the maturity date of 100% of the April 2011 Notes to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become September 30, 2015; (e) on or before March 15, 2016, in case CEMEX does not redeem, convert into equity, purchase, repurchase, refinance or extend the maturity date of 100% of the 2016 Convertible Subordinated Notes to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become March 15, 2016; and (f) on or before December 14, 2016, in case CEMEX does not redeem or extend the maturity date of 100% of the December 2009 Notes to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become December 14, 2016.

For the initial US$1,000 repayment, at its sole discretion, CEMEX had the right to: a) sell minority stakes in CEMEX’s operations; b) sell selected assets in the United States; c) sell selected assets in Europe; and/or d) sale of other non-core assets. If during the Facilities Agreement term CEMEX pays down US$1,500 and US$2,000 of aggregate principal amount under the Facilities Agreement, the interest rate under the outstanding amount of the New Notes would be reduced to LIBOR plus 500 bps and LIBOR plus 450 bps, respectively, and in the New USPP Notes would be reduced to 9.41% and 8.91%, respectively.

As of December 31, 2012, CEMEX achieved the US$1,000 repayment milestone of March 2013, and the debt amortization requirements under the Facilities Agreement through and including the amortization on December 15, 2016; with US$4,187 remaining outstanding with a final maturity in February 2017. As a result of the prepayments, the interest rate on the New Loans under the Facilities Agreement was reduced to LIBOR plus 450 bps and on the New USPP Notes was reduced to 8.91%.

As mentioned above, the debt under the Facilities Agreement is guaranteed by the same entities that guaranteed the debt under the Financing Agreement, and additionally by the New Guarantors. The amended Financing Agreement and certain other precedent facilities did not receive guarantees from the New Guarantors. The debt under the Facilities Agreement (together with all other senior capital markets debt issued or guaranteed by CEMEX, and certain other precedent facilities) is also secured by a first-priority security interest in: (a) substantially all the shares of CEMEX México, S.A. de C.V.; Centro Distribuidor de Cemento, S.A. de C.V.; Corporación Gouda, S.A. de C.V.; Mexcement Holdings, S.A. de C.V.; New Sunward Holding B.V.; CEMEX Trademarks Holding Ltd. and CEMEX España (the “Collateral”), and (b) all proceeds of such Collateral. Effective December 1, 2013, Corporación Gouda, S.A. de C.V. and Mexcement Holdings, S.A. de C.V. together with other Mexican subsidiaries merge into Centro Distribuidor de Cemento, S.A. de C.V. being Centro Distribuidor de Cemento, S.A. de C.V. the successor and surviving entity and universal successor that assumed all the obligations of the merged entities. On December 3, 2013, Centro Distribuidor de Cemento, S.A. de C.V. changed its name to CEMEX Operaciones México, S.A. de C.V.

Pursuant to the Facilities Agreement, CEMEX is prohibited from making aggregate annual capital expenditures in excess of US$800 (excluding certain capital expenditures, and, joint venture investments and acquisitions by CEMEX Latam and its subsidiaries, which capital expenditures, joint venture investments and acquisitions at any time then incurred are subject to a separate aggregate limit of US$350 (or its equivalent)). In the Facilities Agreement, and subject in each case to the permitted negotiated amounts and other exceptions, CEMEX is also subject to a number of negative covenants that, among other things, restrict or limit its ability to: (i) create liens; (ii) incur additional debt; (iii) change CEMEX’s business or the business of any obligor or material subsidiary (in each case, as defined in the Facilities Agreement); (iv) enter into mergers; (v) enter into agreements that restrict its subsidiaries’ ability to pay dividends or repay intercompany debt; (vi) acquire assets; (vii) enter into or invest in joint venture agreements; (viii) dispose of certain assets; (ix) grant additional guarantees or indemnities; (x) declare or pay cash dividends or make share redemptions; (xi) issue shares; (xii) enter into certain derivatives transactions; (xiii) exercise any call option in relation to any perpetual bonds CEMEX issues unless the exercise of the call options does not have a materially negative impact on its cash flow; and (xiv) transfer assets from subsidiaries or more than 10% of shares in subsidiaries into or out of CEMEX España or its subsidiaries if those assets or subsidiaries are not controlled by CEMEX España or any of its subsidiaries.

The Facilities Agreement also contains a number of affirmative covenants that, among other things, require CEMEX to provide periodic financial information to its lenders. However, a number of those covenants and restrictions will automatically cease to apply or become less restrictive if (i) CEMEX’s consolidated leverage ratio for the two most recently completed semi-annual testing periods is less than or equal to 3.5 times; and (ii) no default under the Facilities Agreement is continuing. Restrictions that will cease to apply when CEMEX satisfies such conditions include the capital expenditure limitations mentioned above and several negative covenants, including limitations on CEMEX’s ability to declare or pay cash dividends and distributions to shareholders, limitations on CEMEX’s ability to repay existing financial indebtedness, certain asset sale restrictions, the quarterly cash balance sweep, certain mandatory prepayment provisions, and restrictions on exercising call options in relation to any perpetual bonds CEMEX issues (provided that creditors will continue to receive the benefit of any restrictive covenants that other creditors receive relating to other financial indebtedness of CEMEX in excess of US$75). At such time, several baskets and caps relating to negative covenants will also increase, including permitted financial indebtedness, permitted guarantees and limitations on liens. However, CEMEX cannot assure that it will be able to meet the conditions for these restrictions to cease to apply prior to the final maturity date under the Facilities Agreement.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Facilities Agreement and Financing Agreement – continued

In addition, the Facilities Agreement contains events of default, some of which may be outside of CEMEX’s control. CEMEX cannot assure that it will be able to meet any or all of the above milestones for repaying indebtedness pursuant the Facilities Agreement or redeeming, converting into equity, purchasing, repurchasing or extending the maturities of CEMEX’s other indebtedness. Failure to meet any of these milestones will result in a spring back of the maturity date of CEMEX’s indebtedness under the Facilities Agreement, and CEMEX cannot assure that at such time it will be able to repay such indebtedness. Moreover, CEMEX cannot assure that it will be able to comply with the restrictive covenants and limitations contained in the Facilities Agreement. CEMEX’s failure to comply with such covenants and limitations could result in an event of default, which could materially and adversely affect CEMEX’s business and financial condition.

Financial Covenants

The Facilities Agreement requires the compliance with financial ratios calculated on a consolidated basis, which mainly include: a) the ratio of net debt to operating EBITDA (“leverage ratio”); and b) the ratio of operating EBITDA to interest expense (“coverage ratio”). Pursuant to the Facilities Agreement, beginning on September 17, 2012, at each compliance date, financial ratios should be calculated according to the formulas established in the debt contracts using the consolidated amounts under IFRS. During 2011, financial ratios were calculated according to the formulas established in the Financing Agreement using the consolidated amounts under MFRS. The determinations of financial ratios require in most cases pro forma adjustments, according to the definitions of the contracts that differed from terms defined under IFRS and MFRS.

Based on the Facilities Agreement, CEMEX must comply with consolidated financial ratios and tests under IFRS, including a coverage ratio for each period of four consecutive fiscal quarters (measured semi-annually) of not less than (i) 1.50 times for the period ending on December 31, 2012 up to and including the period ending on June 30, 2014, (ii) 1.75 times from the period ending on December 31, 2014 up to and including the period ending on June 30, 2015, (iii) 1.85 times for the period ending on December 31, 2015, (iv) 2.0 times for the period ending on June 30, 2016, and (v) 2.25 times for the period ending on December 31, 2016. In addition, the Facilities Agreement allows CEMEX a maximum consolidated leverage ratio for each period of four consecutive fiscal quarters (measured semi-annually) not to exceed: (i) 7.0 times for each period from the period ending on December 31, 2012 up to and including the period ending on December 31, 2013, (ii) 6.75 times for the period ending on June 30, 2014, (iii) 6.5 times for the period ending on December 31, 2014, (iv) 6.0 times for the period ending on June 30, 2015, (v) 5.5 times for the period ending on December 31, 2015, (vi) 5.0 times for the period ending on June 30, 2016, and (vii) 4.25 times for the period ending on December 31, 2016. Applicable during 2011 and resulting from the amendments made to the original Financing Agreement on October 25, 2010; CEMEX had to comply with consolidated financial ratios and tests under MFRS, including a coverage ratio of not less than 1.75 times for the period ended on December 31, 2011. In addition, the maximum leverage ratio must not have exceeded 7.0 times for the period ending December 31, 2011.

CEMEX’s ability to comply with these ratios may be affected by economic conditions and volatility in foreign exchange rates, as well as by overall conditions in the financial and capital markets. For the compliance periods ended as of December 31, 2013, 2012 and 2011, taking into account the Facilities Agreement and the amended Financing Agreement, as applicable, and based on its IFRS and MFRS amounts, as applicable, CEMEX, S.A.B. de C.V. and its subsidiaries were in compliance with the financial covenants imposed by its debt contracts.

The main consolidated financial ratios as of December 31, 2013, 2012 and 2011 were as follows:

		IFRS Consolidated financial ratios		MFRS Consolidated financial ratios
		2013	2012	2011
Leverage ratio [1,2]	Limit	=< 7.00	=< 7.00	=< 7.00
	Calculation	5.49	5.44	6.64
Coverage ratio [3]	Limit	> 1.50	> 1.50	> 1.75
	Calculation	2.11	2.10	1.88

1	The leverage ratio is calculated in pesos by dividing “funded debt” by pro forma Operating EBITDA for the last twelve months as of the calculation date. Funded debt equals debt, as reported in the balance sheet excluding finance leases, plus perpetual debentures and guarantees, plus or minus the fair value of derivative financial instruments, as applicable, among other adjustments
2	Pro forma Operating EBITDA represents, all calculated in pesos, Operating EBITDA for the last twelve months as of the calculation date, plus the portion of Operating EBITDA referring to such twelve-month period of any significant acquisition made in the period before its consolidation in CEMEX, minus Operating EBITDA referring to such twelve-month period of any significant disposal that had already been liquidated.
3	The coverage ratio is calculated in pesos using the amounts from the financial statements, by dividing the pro forma operating EBITDA by the financial expense for the last twelve months as of the calculation date. Financial expense includes interest accrued on the perpetual debentures.

Based on its financial forecasts, for 2014 and going forward, CEMEX believes that it will continue to comply with its covenants under its Facilities Agreement, CEMEX expects to benefit from cost savings programs implemented during 2013 and prior years that may offset the unfavorable market conditions in some of its key markets and increasing costs for key inputs such as energy. Furthermore, CEMEX will continue as appropriate its asset disposal plan in place which, as in prior years, is expected to support CEMEX’s efforts to reduce its overall debt.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Financial Covenants – continued

CEMEX will classify all of its outstanding debt as current debt in its balance sheet if: 1) as of any relevant measurement date on which CEMEX fails to comply with the financial ratios agreed upon pursuant to the Facilities Agreement; or 2) as of any date prior to a subsequent measurement date on which CEMEX expects not to be in compliance with its financial ratios agreed upon under the Facilities Agreement, in the absence of: a) amendments and/or waivers covering the next succeeding 12 months; b) high probability that the violation will be cured during any agreed upon remediation period and be sustained for the next succeeding 12 months; and/or c) a signed refinancing agreement to refinance the relevant debt on a long-term basis. Moreover, concurrent with the aforementioned classification of debt in the short-term, the noncompliance of CEMEX with the financial ratios agreed upon pursuant to the Facilities Agreement or, in such event, the absence of a waiver of compliance or a negotiation thereof, after certain procedures upon CEMEX’s lenders’ request, they would call for the acceleration of payments due under the Facilities Agreement. That scenario will have a material adverse effect on CEMEX’s liquidity, capital resources and financial position.

16B)	OTHER FINANCIAL OBLIGATIONS

As of December 31, 2013 and 2012, other financial obligations in the consolidated balance sheet are detailed as follows:

	2013			2012
	Short-term	Long-term	Total	Short-term	Long-term	Total
I. Convertible subordinated notes due 2018	$—	7,565	7,565	$—	7,100	7,100
I. Convertible subordinated notes due 2016	—	11,551	11,551	—	10,768	10,768
II. Convertible subordinated notes due 2015	—	8,919	8,919	—	8,397	8,397
III. Mandatory convertible securities 2019	177	1,392	1,569	152	1,561	1,713
IV. Liabilities secured with accounts receivable	4,471	2,500	6,971	6,013	2,500	8,513
V. Capital Leases	920	1,823	2,743	813	2,587	3,400

	$5,568	33,750	39,318	$6,978	32,913	39,891

Financial instruments convertible into CEMEX’s shares contain components of liability and equity, which are recognized differently depending upon the currency in which the instrument is denominated and the functional currency of the issuer (note 2L).

I.	Optional convertible subordinated notes due in 2016 and 2018

On March 15, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$978 ($11,632) aggregate principal amount of 3.25% convertible subordinated notes due in 2016 (the “2016 Convertible Notes”) and US$690 ($8,211) aggregate principal amount of 3.75% convertible subordinated notes due in 2018 (the “2018 Convertible Notes”). The notes are subordinated to all of CEMEX’s liabilities and commitments. The notes are convertible into a fixed number of CEMEX’s ADSs, at the holder’s election, at any time after June 30, 2011 and are subject to antidilution adjustments. As of December 31, 2013 and 2012, the conversion price per ADS was approximately US10.03 and US$10.43, respectively. A portion of the net proceeds from this transaction were used to fund the purchase of capped call transactions (note 16D), which are generally expected to reduce the potential dilution cost to CEMEX, S.A.B. de C.V. upon the potential conversion of such notes. The fair value of the conversion option as of the issuance date amounted to approximately $3,959, which considering the then functional currency of the issuer, was recognized until December 31, 2012 as a derivative instrument through profit or loss (note 16D). Changes in fair value of the conversion option generated a loss of $1,094 (US$88) in 2012 and a gain of $167 (US$13) in 2011, recognized within other financial (expense) income, net. Effective January 1, 2013, in connection with the change of the Parent Company’s functional currency described in note 2D, which among other effects aligned the functional currency of the issuer with the currency in which the instruments are denominated, the conversion options embedded in the 2016 Convertible Notes and the 2018 Convertible Notes ceased to be treated as stand-alone derivatives at fair value through profit or loss. The liability accrued until December 31, 2012 was cancelled against stockholders’ equity. After antidilution adjustments, the conversion rate as of December 31, 2013 and 2012 was 99.6866 ADS and 95.8525 ADS, respectively, per each 1 thousand dollars principal amount of such notes.

II.	Optional convertible subordinated notes due in 2015

On March 30, 2010, CEMEX, S.A.B. de C.V. issued US$715 ($8,837) aggregate principal amount of 4.875% Optional Convertible Subordinated Notes due 2015 (the “2015 Convertible Notes”). The notes are subordinated to all of CEMEX’s liabilities and commitments. The notes are convertible into a fixed number of CEMEX’s ADSs, at the holder’s election, and are subject to antidilution adjustments. As of December 31, 2013 and 2012, the conversion price per ADS was approximately US$11.62 and US$12.09, respectively. Concurrent with the offering, a portion of the proceeds were used to enter into a capped call transaction that was expected to generally reduce the potential dilution cost to CEMEX, S.A.B. de C.V. upon the potential conversion of the notes (note 16D). The fair value of the conversion option as of the issuance date amounted to $1,232, which considering the then functional currency of the issuer was recognized until December 31, 2012 as a derivative instrument through profit or loss (note 16D). Changes in fair value of the conversion option generated a loss of $114 (US$9) in 2012 and a gain of $39 (US$3) in 2011, recognized within other financial (expense) income, net. Effective January 1, 2013, in connection with the change of the Parent Company’s functional currency described in note 2D, which among other effects aligned the functional currency of the issuer with the currency in which the instrument is denominated, the conversion option embedded in the 2015 Convertible Notes ceased to be treated as stand-alone derivative at fair value through the statement of operations. The liability accrued until December 31, 2012 was cancelled against stockholders’ equity. After antidilution adjustments, the conversion rate as of December 31, 2013 and 2012 was 86.0316 ADS and 82.7227 ADS, respectively, per each 1 thousand dollars principal amount of such notes.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

III.	Mandatorily convertible securities due in 2019

In December 2009, CEMEX, S.A.B. de C.V. completed its offer to exchange marketable notes issued in Mexico with maturities between 2010 and 2012, into mandatorily convertible securities for approximately $4,126 (US$315). Reflecting antidilution adjustments, at their scheduled conversion in 2019 or earlier if the price of the CPO reaches approximately $30.68 the securities will be mandatorily convertible into approximately 202 million CPOs at a conversion price of approximately $20.45 per CPO. During their tenure, the securities bear interest at an annual rate of 10% payable quarterly. Holders have an option to voluntarily convert their securities, after the first anniversary of their issuance, on any interest payment date into CPOs. Considering the then functional currency of the issuer, the equity component represented by the fair value of the conversion option as of the issuance date of $1,971 was recognized within “Other equity reserves.” Effective January 1, 2013, in connection with the change of the Parent Company’s functional currency, the conversion option embedded in these securities started to be treated as a stand-alone derivative liability at fair value through profit or loss, recognizing an initial effect of $365. Changes in fair value of the conversion option generated a loss of $135 (US$10) in 2013.

IV.	Liabilities secured with accounts receivable

As mentioned in note 9, as of December 31, 2013 and 2012, CEMEX maintained securitization programs for the sale of trade accounts receivable established in Mexico, the United States, France and the United Kingdom, by means of which, CEMEX effectively surrenders control associated with the trade accounts receivable sold and there is no guarantee or obligation to reacquire the assets. However, CEMEX retains certain residual interest in the programs and/or maintains continuing involvement with the accounts receivable. Based on IAS 39, CEMEX recognizes cash flows received, that is the funded amounts of the trade receivables sold within “Other financial obligations”, and maintains the receivables sold in the balance sheet.

V.	Capital leases

CEMEX has several operating and administrative assets, including buildings and mobile equipment, under capital lease contracts. Future payments associated with these contracts are presented in note 23E.

16C)	FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial assets and liabilities

CEMEX’s carrying amounts of cash, trade accounts receivable, other accounts receivable, trade accounts payable, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the short-term maturity and revolving nature of these financial assets and liabilities. Temporary investments (cash equivalents) and certain long-term investments are recognized at fair value, considering to the extent available, quoted market prices for the same or similar instruments. The estimated fair value of CEMEX’s long-term debt is level 2, and is either based on estimated market prices for such or similar instruments, considering interest rates currently available for CEMEX to negotiate debt with the same maturities, or determined by discounting future cash flows using market-based interest rates currently available to CEMEX. As of December 31, 2013 and 2012, the carrying amounts of financial assets and liabilities and their respective fair values were as follows:

	2013		2012
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Derivative instruments (notes 13B)	$6,274	6,274	$4,279	4,279
Other investments and non-current accounts receivable (note 13B)	5,786	5,586	4,131	3,931

	$12,060	11,860	$8,410	8,210

Financial liabilities
Long-term debt (note 16A)	187,021	201,040	177,539	188,128
Other financial obligations (note 16B)	33,750	48,106	32,913	42,651
Derivative instruments (notes 16D and 17)	508	508	5,451	5,451

	$221,279	249,654	$215,903	236,230

Fair Value Hierarchy

As mentioned in note 2L, CEMEX applies IFRS 13 for fair value measurements of financial assets and financial liabilities recognized or disclosed at fair value. Assets and liabilities carried at fair value in the consolidated balance sheets as of December 31, 2013 and 2012 are included in the following fair value hierarchy categories:

2013	Level 1		Level 2	Level 3	Total
Assets measured at fair value	$
Derivative instruments (notes 13B)		—	6,274	—	6,274
Investments available-for-sale (note 13B)		340	—	—	340
Investments held for trading (note 13B)		—	463	—	463

		$340	6,737	—	7,077

Liabilities measured at fair value
Derivative instruments (notes 16D and 17)		$—	508	—	508

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Fair value hierarchy – continued

2012	Level 1		Level 2	Level 3	Total
Assets measured at fair value	$
Derivative instruments (notes 13B)		—	4,279	—	4,279
Investments available-for-sale (note 13B)		211	—	—	211
Investments held for trading (note 13B)		—	366	—	366

		$211	4,645	—	4,856

Liabilities measured at fair value
Derivative instruments (notes 16D and 17)		$—	5,451	—	5,451

16D)	DERIVATIVE FINANCIAL INSTRUMENTS

During the reported periods, in compliance with the guidelines established by its Risk Management Committee and the restrictions set forth by its debt agreements, CEMEX held interest rate swaps, as well as forward contracts and other derivative instruments on CEMEX, S.A.B. de C.V.’s own shares and third parties’ shares, with the objective of, as the case may be: a) changing the risk profile associated with the price of raw materials and other energy projects; and b) other corporate purposes.

As of December 31, 2013 and 2012, the notional amounts and fair values of CEMEX’s derivative instruments were as follows:

	2013			2012
(U.S. dollars millions)	Notional amount		Fair value	Notional amount	Fair value
I. Interest rate swaps	US$	174	33	181	49
II. Equity forwards on third party shares		27	1	27	—
III. Forward instruments over indexes		—	—	5	—
IV. Options on CEMEX’s own shares		2,383	408	2,743	(138)

	US$	2,584	442	2,956	(89)

The fair values determined by CEMEX for its derivative financial instruments are Level 2. There is no direct measure for the risk of CEMEX or its counterparties in connection with the derivative instruments. Therefore, the risk factors applied for CEMEX’s assets and liabilities originated by the valuation of such derivatives were extrapolated from publicly available risk discounts for other public debt instruments of CEMEX and its counterparties.

The caption “Other financial income (expenses), net” includes gains and losses related to the recognition of changes in fair values of the derivative instruments during the applicable period and that represented a net gain of approximately $2,126 (US$163) in 2013 and a loss of approximately $98 (US$8) in 2012 and a gain of approximately $329 (US$26) in 2011. As of December 31, 2013 and 2012, pursuant to net balance settlement agreements, cash deposits in margin accounts that guaranteed obligations through derivative financial instruments were offset with the fair value of the derivative instruments for approximately $95 (US$7) and $1,168 (US$91), respectively.

The estimated fair value of derivative instruments fluctuates over time and is determined by measuring the effect of future relevant economic variables according to the yield curves shown in the market as of the reporting date. These values should be analyzed in relation to the fair values of the underlying transactions and as part of CEMEX’s overall exposure attributable to fluctuations in interest rates and foreign exchange rates. The notional amounts of derivative instruments do not represent amounts exchanged by the parties, and consequently, there is no direct measure of CEMEX’s exposure to the use of these derivatives. The amounts exchanged are determined based on the basis of the notional amounts and other terms included in the derivative instruments.

I.	Interest rate swap contracts

As of December 31, 2013 and 2012, CEMEX had an interest rate swap maturing in September 2022 associated with agreements entered into by CEMEX for the acquisition of electric energy in Mexico (note 23C), which fair value represented assets of approximately US$33 and US$49, respectively. Pursuant to this instrument, during the tenure of the swap and based on its notional amount, CEMEX will receive a fixed rate of 5.4% and will pay LIBOR, which is the international reference rate for debt denominated in U.S. dollars. As of December 31, 2013 and 2012, LIBOR was 0.3480% and 0.50825%, respectively. Changes in the fair value of this interest rate swap generated losses of approximately US$16 ($207) in 2013, US$2 ($35) in 2012 and US$12 ($150) in 2011, recognized in the statements of operations for each year.

II.	Equity forwards in third party shares

As of December 31, 2013 and 2012, CEMEX had a forward contract to be settled in cash over the price of 59.5 million CPOs of Axtel in both years. The contract matures in October 2015. This contract is intended to maintain the exposure to changes in the price of such entity. Changes in the fair value of this instrument generated gains of approximately US$6 ($76) in 2013 and losses of approximately US$7 ($100) in 2012 and US$35 ($437) in 2011, recognized in the statements of operations for each period.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

III.	Forward instruments over indexes

As of December 31, 2012, CEMEX held forward derivative instruments over the TRI (Total Return Index) of the Mexican Stock Exchange, which were terminated during 2013. By means of these instruments, CEMEX maintained exposure to increases or decreases of such index. TRI expresses the market return on stocks based on market capitalization of the issuers comprising the index. Changes in the fair value of these instruments generated a gain of approximately US$0.3 ($5) in 2013, a gain of US$1 ($13) in 2012 and a loss of approximately US$1 ($13) in 2011, recognized in the statements of operations for each year.

IV.	Options on CEMEX’s own shares

On March 15, 2011, in connection with the offering of the 2016 Convertible Notes and the 2018 Convertible Notes and to effectively increase the conversion price for CEMEX’s CPOs under such notes, CEMEX, S.A.B. de C.V. entered into a capped call transaction, after antidilution adjustments, over approximately 166 million ADSs (97 million ADS maturing in March 2016 and 69 million ADSs maturing in March 2018), by means of which, for the 2016 Convertible Notes, at maturity of the notes in March 2016, if the price per ADS is above US$10.0314, CEMEX will receive in cash the difference between the market price of the ADS and US$10.0314, with a maximum appreciation per ADS of US$4.6299. Likewise, for the 2018 Convertible Notes, at maturity of the notes in March 2018, if the price per ADS is above US$10.0314, CEMEX will receive in cash the difference between the market price of the ADS and US$10.0314, with a maximum appreciation per ADS of US$6.1732. CEMEX paid a total premium of approximately US$222. As of December 31, 2013 and 2012, the fair value of such options represented an asset of approximately US$353 ($4,607) and US$226 ($2,899), respectively. During 2013, 2012 and 2011, changes in the fair value of these instruments generated a gain of approximately US$127 ($1,663) and a gain of approximately US$155 ($1,973) and a loss of approximately US$153 ($1,906), respectively, recognized within “Other financial income (expense), net” in the statements of operations. In addition, until December 31, 2012 considering that the currency in which the notes are denominated and the functional currency of the issuer differed, CEMEX separated the conversion options embedded in the 2016 Convertible Notes and the Convertible 2018 Notes and recognized them at fair value, which as of December 31, 2012, resulted in a liability of approximately US$$301 ($3,862). Changes in fair value of the conversion options generated a loss in 2012 for approximately US$243 ($3,078) and a gain in 2011 of approximately US$279 ($3,482). Effective January 1, 2013, in connection with the change of the Parent Company’s functional currency described in note 2D, which among other effects aligned the functional currency of the issuer with the currency in which the instruments are denominated, the conversion options embedded in the 2016 Convertible Notes and the 2018 Convertible Notes ceased to be treated as stand-alone derivatives at fair value through the statement of operations. The liability accrued until December 31, 2012 was cancelled against stockholders’ equity.

On March 30, 2010, in connection with the offering of the 2015 Convertible Notes and to effectively increase the conversion price for CEMEX’s CPOs under such notes, CEMEX, S.A.B. de C.V. entered into a capped call transaction, after antidilution adjustments over approximately 62 million ADSs maturing in March 2015, by means of which, at maturity of the notes, CEMEX expected that if the price per ADS was above US$11.6236, CEMEX would receive in cash the difference between the market price of the ADS and US$11.6236, with a maximum appreciation per ADS of US$4.4706. CEMEX paid a premium of approximately US$105. On January 13, 2014, CEMEX initiated amendments to this transaction (note 26). As of December 31, 2013 and 2012, the fair value of such options represented an asset of approximately US$94 ($1,228) and US$58 ($751), respectively. During 2013, 2012 and 2011, changes in the fair value of this contract generated a gain of approximately US$36 ($465), a gain of approximately US$47 ($594) and a loss of approximately US$79 ($984), respectively, which were recognized within “Other financial income (expense), net” in the statements of operations. In addition, until December 31, 2012, considering that the currency in which the notes are denominated and the functional currency of the issuer differed, CEMEX separated the conversion option embedded in the 2015 Convertible Notes and recognized it at fair value, which as of December 31, 2012, resulted in a liability of approximately US$64 ($828). Changes in fair value of the conversion option generated a loss of approximately US$56 ($708) in 2012 and a gain of approximately US$97 ($1,211) in 2011. As mentioned in the paragraph above, effective January 1, 2013, the conversion option embedded in the 2015 Convertible Notes ceased to be treated as stand-alone derivative at fair value through the statement of operations. The liability accrued until December 31, 2012 was cancelled against stockholders’ equity.

Conversely, in connection with the mandatorily convertible securities (note 16B); considering i) the aforementioned change in the functional currency of the Parent Company effective January 1, 2013 and ii) that the currency in which such mandatorily convertible securities are denominated and the functional currency of the issuer differ, CEMEX separated now the conversion option embedded in such instruments and recognizes it at fair value, which as of December 31, 2013, resulted in a liability of approximately US$39 ($506). Changes in fair value of the conversion option generated in 2013 a loss of approximately US$10 ($135).

As of December 31, 2012, as described in note 23C, CEMEX had granted a guarantee for a notional amount of approximately US$360, in connection with put option transactions on CEMEX’s CPOs entered into by Citibank with a Mexican trust that CEMEX established on behalf of its Mexican pension fund and certain of CEMEX’s directors and current and former employees in April 2008, which fair value as of December 31, 2012, net of deposits in margin accounts, represented a liability of approximately US$58 ($740). Between January and April 2013, the notional amount of the guarantee was gradually unwound. Changes in fair value were recognized in the statements of operations within “Other financial income (expense), net,” representing a gain of approximately US$22 ($284) in 2013, a gain of approximately US$95 ($1,198) in 2012 and a loss of approximately US$92 ($1,145) in 2011. As of December 31, 2012, cash deposits in margin accounts associated with this transaction were approximately US76 ($975).

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

16E)	RISK MANAGEMENT

Since the beginning of 2009, with the exception of the capped call transactions entered into in March 2010 and March 2011 in connection with CEMEX’s 2015 Convertible Notes, 2016 Convertible Notes and 2018 Convertible Notes (notes 16B, 16D and 26), CEMEX has been reducing the aggregate notional amount of its derivatives, thereby reducing the risk of cash margin calls. This initiative has included closing substantially all notional amounts of derivative instruments related to CEMEX’s debt (currency and interest rate derivatives), which was finalized during April 2009. The Facilities Agreement significantly restricts CEMEX’s ability to enter into derivative transactions.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates, which only affects CEMEX’s results if the fixed-rate long-term debt is measured at fair value.

All of CEMEX’s fixed-rate long-term debt is carried at amortized cost and therefore is not subject to interest rate risk. CEMEX’s exposure to the risk of changes in market interest rates relates primarily to its long-term debt obligations with floating interest rates. As of December 31, 2013 and 2012, CEMEX was subject to the volatility of floating interest rates, which, if such rates were to increase, may adversely affect its financing cost and increase its net loss. CEMEX manages its interest rate risk by balancing its exposure to fixed and variable rates while attempting to reduce its interest costs.

As of December 31, 2013 and 2012, approximately 38% and 35%, respectively, of CEMEX’s long-term debt was denominated in floating rates at a weighted average interest rate of LIBOR plus 458 basis points in 2013 and 456 basis points in 2012. As of December 31, 2013 and 2012, if interest rates at that date had been 0.5% higher, with all other variables held constant, CEMEX’s net loss for 2013 and 2012 would have increased by approximately US$27 ($354) and US$25 ($315), respectively, as a result of higher interest expense on variable rate denominated debt.

Foreign currency risk

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. CEMEX’s exposure to the risk of changes in foreign exchange rates relates primarily to its operating activities. Due to its geographic diversification, CEMEX’s revenues and costs are generated and settled in various countries and in different currencies. For the year ended December 31, 2013, approximately 20% of CEMEX’s net sales, before eliminations resulting from consolidation, were generated in Mexico, 20% in the United States, 7% in the United Kingdom, 7% in Germany, 6% in France, 6% in the Rest of Northern Europe geographic segment, 2% in Spain, 3% in Egypt, 5% in the Rest of Mediterranean segment, 6% in Colombia, 7% in the Rest of South America and the Caribbean segment, 4% in Asia and 7% from CEMEX’s other operations.

As of December 31, 2013, approximately 86% of CEMEX’s financial debt was Dollar-denominated, approximately 13% was Euro-denominated, approximately 1% was Peso-denominated and immaterial amounts were denominated in other currencies; therefore, CEMEX had a foreign currency exposure arising from the Dollar-denominated financial debt, and the Euro-denominated financial debt, versus the currencies in which CEMEX’s revenues are settled in most countries in which it operates. CEMEX cannot guarantee that it will generate sufficient revenues in Dollars and Euros from its operations to service these obligations. As of December 31, 2013 and 2012, CEMEX had not implemented any derivative financing hedging strategy to address this foreign currency risk.

Foreign exchange gains and losses occur when any entity incurs monetary assets or liabilities in a currency different from its functional currency, and are recorded in the consolidated statements of operations, except for exchange fluctuations associated with foreign currency indebtedness directly related to the acquisition of foreign entities and related parties’ long-term balances denominated in foreign currency, for which the resulting gains or losses are reported in other comprehensive income. As of December 31, 2013 and 2012, excluding from the sensitivity analysis the impact of translating the net assets of foreign operations into CEMEX’s reporting currency, considering a hypothetic 10% strengthening of the U.S. dollar against the Mexican peso, with all other variables held constant, CEMEX’s net loss for 2013 and 2012 would have increased by approximately US$59 ($773) and US$108 ($1,522), respectively, as a result of higher foreign exchange losses on CEMEX’s dollar-denominated net monetary liabilities held in consolidated entities with other functional currencies. Conversely, a hypothetic 10% weakening of the U.S. dollar against the Mexican peso would have the opposite effect.

As of December 31, 2013 and 2012, CEMEX’s consolidated net monetary assets (liabilities) by currency are as follows:

	2013
	Mexico	USA	Northern Europe	Mediterranean	SAC	Asia	Others	Total
Monetary assets	$13,608	7,632	11,237	6,644	6,081	1,775	17,145	64,122
Monetary liabilities	12,135	12,603	27,323	8,493	6,193	1,643	260,543	328,933

Net monetary assets (liabilities)	$1,473	(4,971)	(16,086)	(1,849)	(112)	132	(243,398)	(264,811)

Out of which:
Dollars	$(688)	(5,283)	—	(6)	1,065	129	(180,829)	(185,612)
Pesos	2,161	1	—	—	—	—	(22,366)	(20,204)
Euros	—	281	(6,623)	(2,091)	1	—	(49,073)	(57,505)
Other currencies	—	30	(9,463)	248	(1,178)	3	8,870	(1,490)

	$1,473	(4,971)	(16,086)	(1,849)	(112)	132	(243,398)	(264,811)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Foreign currency risk – continued

	2012
	Mexico	USA	Northern Europe	Mediterranean	SAC	Asia	Others	Total
Monetary assets	$14,102	7,556	10,095	5,309	4,477	1,603	12,078	55,220
Monetary liabilities	13,761	13,792	26,400	8,140	6,353	1,693	239,963	310,102

Net monetary assets (liabilities)	$341	(6,236)	(16,305)	(2,831)	(1,876)	(90)	(227,885)	(254,882)

Out of which:
Dollars	$(991)	(6,648)	—	(17,367)	2,694	9	(144,747)	(167,050)
Pesos	1,332	412	—	—	—	—	(32,733)	(30,989)
Euros	—	—	(7,709)	(2,972)	—	—	(75,351)	(86,032)
Other currencies	—	—	(8,596)	17,508	(4,570)	(99)	24,946	29,189

	$341	(6,236)	(16,305)	(2,831)	(1,876)	(90)	(227,885)	(254,882)

Equity risk

As of December 31, 2013 and 2012, equity risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in the market price of CEMEX’s and/or third party’s shares. As described in note 16D, CEMEX has entered into equity forward contracts on Axtel CPOs and the TRI index, as well as options and guarantees of a put option transaction based on the price of CEMEX’s own CPOs. Under these equity derivative instruments, there is a direct relationship in the change in the fair value of the derivative with the change in value of the underlying share or index. All changes in fair value of such equity derivative instruments are recognized through the statements of operations as part of “Other financial income (expense), net.” A significant decrease in the market price of CEMEX’s CPOs and third party shares would negatively affect CEMEX’s liquidity and financial position.

As of December 31, 2013 and 2012, the potential change in the fair value of CEMEX’s equity forward contracts in Axtel’s shares that would result from a hypothetical, instantaneous decrease of 10% in the market price of Axtel CPOs, with all other variables held constant, would have increased CEMEX’s net loss for 2013 and 2012 by approximately US$2 ($28) and US$1 ($17), respectively, as a result of additional negative changes in fair value associated with such forward contracts. A 10% hypothetical increase in the CPO price would generate approximately the opposite effect.

As of December 31, 2012, the potential change in the fair value of CEMEX’s forward contracts in the TRI index that would result from a hypothetical, instantaneous decrease of 10% in the aforementioned index, with all other variables held constant, would have no increased CEMEX’s net loss for 2012 by approximately US$1 ($6), as a result of additional negative changes in fair value associated with such forward contracts. A 10% hypothetical increase in the TRI index would generate approximately the opposite effect.

As of December 31, 2012, the potential change in the fair value of CEMEX’s options (capped call) and the put option transaction based on the price of CEMEX’s own CPOs that would result from a hypothetical, instantaneous decrease of 10% in the market price of CEMEX’s CPOs, with all other variables held constant, would have increased CEMEX’s net loss for 2013 and 2012 by approximately US$89 ($1,155) and US$76 ($971), respectively, as a result of additional negative changes in fair value associated with these contracts. A 10% hypothetical increase in the CPO price would generate approximately the opposite effect.

In addition, even though the changes in fair value of CEMEX’s embedded conversion options in the convertible notes denominated in a currency other than the functional currency of CEMEX, S.A.B de C.V. affect the statements of operations, they do not imply any risk or variability in cash flows, considering that through their exercise, CEMEX will settle a fixed amount of debt with a fixed amount of shares. As of December 31, 2013 and 2012, after considering in the convertible notes the effects related with the change in functional currency of the Parent Company in 2013, the potential change in the fair value of these embedded conversion options that would result from a hypothetical, instantaneous decrease of 10% in the market price of CEMEX’s CPOs, with all other variables held constant, would have decreased CEMEX’s net loss for 2013 and 2012 by approximately US$8 ($102) and US$89 ($1,148), respectively, as a result of additional positive changes in fair value associated with this option. A 10% hypothetical increase in the CPO price would generate approximately the opposite effect.

Liquidity risk

Liquidity risk is the risk that CEMEX will not have sufficient funds available to meet its obligations. CEMEX has satisfied its operating liquidity needs primarily through the operations of its subsidiaries and expect to continue to do so for both the short and long-term. Although cash flow from operations has historically met CEMEX’s overall liquidity needs for operations, servicing debt and funding capital expenditures and acquisitions, its subsidiaries are exposed to risks from changes in foreign currency exchange rates, price and currency controls, interest rates, inflation, governmental spending, social instability and other political, economic and/or social developments in the countries in which they operate, any one of which may materially increase CEMEX net loss and reduce cash from operations. Consequently, in order to meet its liquidity needs, CEMEX also relies on cost-cutting and operating improvements to optimize capacity utilization and maximize profitability, as well as borrowing under credit facilities, proceeds of debt and equity offerings, and proceeds from asset sales. CEMEX’s consolidated net cash flows provided by (used in) operating activities, after interest and taxes, were approximately $1,270 in 2013, $5,949 in 2012, and $6,812 in 2011. The maturities of CEMEX’s contractual obligations are included in note 23E.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Liquidity risk – continued

As of December 31, 2013, there are margin calls referring to CEMEX’s derivative financial instruments positions of approximately US$7 ($95). The potential requirement as of December 31, 2013 for additional margin calls that would result from a hypothetical instantaneous decrease of 10% in the prices of Axtel shares and CEMEX CPOs would not be significant.

17)	OTHER CURRENT AND NON-CURRENT LIABILITIES

As of December 31, 2013 and 2012, consolidated other current accounts payable and accrued expenses were as follows:

	2013	2012
Provisions	$10,186	9,496
Other accounts payable and accrued expenses	2,763	4,174
Advances from customers	2,074	1,641
Interest payable	3,007	3,003
Current liabilities for valuation of derivative instruments	—	623
Dividends payable	24	30

	$18,054	18,967

Current provisions primarily consist of accrued employee benefits, insurance payments, and accruals for legal assessments, among others. These amounts are revolving in nature and are expected to be settled and replaced by similar amounts within the next 12 months.

As of December 31, 2013 and 2012, other non-current liabilities, which include the best estimate of cash flows with respect to diverse issues where CEMEX is determined to be responsible and which are expected to be settled over a period greater than 12 months, were as follows:

	2013	2012
Asset retirement obligations [1]	$7,190	7,062
Environmental liabilities [2]	522	520
Accruals for legal assessments and other responsibilities [3]	3,817	7,412
Non-current liabilities for valuation of derivative instruments	508	4,828
Other non-current liabilities and provisions [4]	23,054	12,782

	$35,091	32,604

1	Provisions for asset retirement include future estimated costs for demolition, cleaning and reforestation of production sites at the end of their operation, which are initially recognized against the related assets and are depreciated over their estimated useful life.
2	Environmental liabilities include future estimated costs arising from legal or constructive obligations, related to cleaning, reforestation and other remedial actions to remediate damage caused to the environment. The expected average period to settle these obligations is greater than 15 years.
3	Provisions for legal claims and other responsibilities include items related to tax contingencies.
4	As of December 31, 2013 and 2012, includes approximately $20,530 and $12,526, respectively, of the non-current portion of taxes payable recognized since 2009 as a result of the changes to the tax consolidation regime in Mexico approved in 2009 and 2013 as described in note 19D. Approximately $4,274 and $2,020 as of December 31, 2013 and 2012 respectively, were included within current taxes payable.

Changes in consolidated other non-current liabilities for the years ended December 31, 2013 and 2012 were as follows:

	2013
	Asset retirement obligations	Environmental liabilities	Accruals for legal assessments	Valuation of derivative instruments	Other provisions	Total	2012
Balance at beginning of period	$7,062	520	7,412	5,452	22,277	42,723	47,169
Additions or increase in estimates	417	28	928	2,884	39,443	43,700	35,526
Releases or decrease in estimates	(399)	(31)	(4,673)	(8,798)	(36,532)	(50,433)	(34,249)
Reclassification from current to non-current liabilities, net	(159)	(26)	17	—	408	240	(759)
Accretion expense	202	10	10	—	(675)	(453)	(963)
Foreign currency translation	67	21	123	970	8,319	9,500	(4,001)

Balance at the end of period	$7,190	522	3,817	508	33,240	45,277	42,723

Out of which:

Current provisions	$—	—	—	—	10,186	10,186	10,119

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

18)	PENSIONS AND POSTRETIREMENT EMPLOYEE BENEFITS

Defined contribution pension plans

The costs of defined contribution plans for the years ended December 31, 2013, 2012 and 2011 were approximately $572, $528 and $357, respectively. CEMEX contributes periodically the amounts offered by the pension plan to the employee’s individual accounts, not retaining any remaining liability as of the balance sheet date.

Defined benefit pension plans

Actuarial results related to pension and other post retirement benefits are recognized in the results and/or in other comprehensive income (loss) for the period in which they are generated, as correspond. For the years ended December 31, 2013, 2012 and 2011, the effects of pension plans and other postretirement benefits are summarized as follows:

	Pensions			Other benefits			Total
Net period cost (revenue):	2013	2012	2011	2013	2012	2011	2013	2012	2011
Recorded in operating costs and expenses
Service cost	$112	138	330	35	59	63	147	197	393
Past service cost	(40)	(1,454)	(510)	(90)	(21)	(40)	(130)	(1,475)	(550)
Loss (gain) for settlements and curtailments	(18)	(513)	(254)	—	(18)	(95)	(18)	(531)	(349)

	54	(1,829)	(434)	(55)	20	(72)	(1)	(1,809)	(506)

Recorded in other financial expenses
Net interest cost	518	697	705	71	91	98	589	788	803

Recorded in other comprehensive income for the period
Actuarial (gains) losses for the period	729	657	882	(338)	97	(81)	391	754	801

	$1,301	(475)	1,153	(322)	208	(55)	979	(267)	1,098

The reconciliations of the actuarial benefits obligations, pension plan assets, and liabilities recognized in the balance sheet as of December 31, 2013 and 2012 are presented as follows:

	Pensions		Other benefits		Total
	2013	2012	2013	2012	2013	2012
Change in benefits obligation:
Projected benefit obligation at beginning of year	$33,440	35,716	1,729	1,631	35,169	37,347
Service cost	112	138	35	59	147	197
Interest cost	1,448	1,712	72	93	1,520	1,805
Actuarial results	830	1,200	(338)	97	492	1,297
Employee contributions	—	11	—	—	—	11
Foreign currency translation	1,019	(1,524)	25	(58)	1,044	(1,582)
Settlements and curtailments	(66)	(2,209)	(90)	(18)	(156)	(2,227)
Benefits paid	(1,694)	(1,604)	(76)	(75)	(1,770)	(1,679)

Projected benefit obligation at end of year	35,089	33,440	1,357	1,729	36,446	35,169

Change in plan assets:
Fair value of plan assets at beginning of year	21,691	22,031	23	21	21,714	22,052
Return on plan assets	930	1,015	1	2	931	1,017
Actuarial results	101	543	—	—	101	543
Foreign currency translation	679	(995)	1	—	680	(995)
Employer contributions	642	933	75	75	717	1,008
Employee contributions	—	11	—	—	—	11
Settlements and curtailments	—	(243)	—	—	—	(243)
Benefits paid	(1,694)	(1,604)	(76)	(75)	(1,770)	(1,679)

Fair value of plan assets at end of year	22,349	21,691	24	23	22,373	21,714

Amounts recognized in the balance sheets:
Funded status	12,740	11,749	1,333	1,706	14,073	13,455
Unrecognized prior services	—	3	—	2	—	5

Net projected liability recognized in the balance sheet	$12,740	11,752	1,333	1,708	14,073	13,460

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

As of December 31, 2013 and 2012, plan assets were measured at their estimated fair value and consisted of:

	2013	2012
Cash	$1,761	1,353
Investments in corporate bonds	3,091	3,619
Investments in government bonds	7,170	7,859

Total fixed-income securities	12,022	12,831

Investment in marketable securities	7,178	5,651
Other investments and private funds	3,173	3,232

Total variable-income securities	10,351	8,883

Total plan assets	$22,373	21,714

As of December 31, 2013 and 2012, based on the hierarchy of fair values established in IFRS 13 (note 16C), investments in plan assets are summarized as follows:

	2013				2012
(Millions of pesos)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash	$1,654	107	—	1,761	1,353	—	—	1,353
Investments in corporate bonds	2,524	567	—	3,091	2,685	934	—	3,619
Investments in government bonds	7,170	—	—	7,170	7,859	—	—	7,859

Total fixed-income securities	11,348	674	—	12,022	11,897	934	—	12,831

Investment in marketable securities	5,771	1,407	—	7,178	4,550	1,102	—	5,652
Other investments and private funds	947	2,218	8	3,173	1,362	1,869	—	3,231

Total variable-income securities	6,718	3,625	8	10,351	5,912	2,971	—	8,883

Total plan assets	$18,066	4,299	8	22,373	17,809	3,905	—	21,714

As of December 31, 2013, estimated payments for pensions and other postretirement benefits over the next ten years were as follows:

2013
2014	2,188
2015	2,066
2016	2,114
2017	2,182
2018	2,170
2019 – 2023	12,066

The most significant assumptions used in the determination of the net periodic cost were as follows:

	2013				2012
		United	United	Range of rates in		United	United	Range of rates in
	Mexico	States	Kingdom	other countries	Mexico	States	Kingdom	other countries
Discount rates	7.0%	3.9%	4.6%	2.7% – 7.0%	8.0%	5.2%	5.0%	4.2% – 8.5%
Rate of return on plan assets	7.0%	3.9%	4.6%	2.7% – 7.0%	8.0%	5.2%	5.0%	4.2% – 8.5%
Rate of salary increases	4.0%	—	3.1%	2.3% – 5.0%	4.0%	—	3.2%	2.5% – 5.0%

As of December 31, 2013 and 2012, the aggregate projected benefit obligation (“PBO”) for pension plans and other postretirement benefits and the plan assets by country were as follows:

	2013			2012
	PBO	Assets	Deficit	PBO	Assets	Deficit
Mexico	$3,355	693	2,662	3,595	574	3,021
United States	4,654	3,272	1,382	5,148	3,106	2,042
United Kingdom	22,078	17,030	5,048	20,162	16,812	3,350
Germany	3,600	295	3,305	3,479	272	3,207
Other countries	2,759	1,083	1,676	2,785	950	1,835

	$36,446	22,373	14,073	35,169	21,714	13,455

In some countries, CEMEX has established health care benefits for retired personnel limited to a certain number of years after retirement. As of December 31, 2013 and 2012, the projected benefits obligation related to these benefits was approximately $908 and $1,247, respectively. The medical inflation rates used to determine the projected benefits obligation of these benefits in 2013 and 2012 for Mexico were 7.0%, for Puerto Rico 4.9%, the United States 4.6%, and for the United Kingdom were 6.6%.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Significant events related to employees’ pension benefits and other postretirement benefits

Effective December 31, 2013, in connection with the closure in 2010 of the Davenport Plant in California, United States, and all benefits under the Medical Plan ceased to former RMC Davenport employees and their spouses. This plan amendment under IAS 19 resulted in an adjustment to past service cost which generated a gain of approximately $94 recognized immediately through the 2013 benefit cost. In addition, certain reductions in workforce affected CEMEX’s pension plans in Spain and the Philippines, which led to curtailment gains of approximately $18 also recognized through the 2013 benefit cost.

Applicable regulation in the United Kingdom requires entities to maintain plan assets at a level similar to that of the obligations. In November 2012, in order to better manage CEMEX’s obligations under its defined benefit pension schemes and future cash funding requirements thereof, CEMEX implemented an asset backed pension funding arrangement in its operations in the United Kingdom by means of which CEMEX transferred certain operating assets to a non-transferable limited partnership, owned, controlled and consolidated by CEMEX UK with a total value of approximately US$553 and entered into lease agreements for the use of such assets with the limited partnership, in which the pension schemes hold a limited interest. On an ongoing basis CEMEX UK will make annual rental payments of approximately US$20, increasing at annual rate of 5%, which will generate profits in the limited partnership that are then distributed to the pension schemes. As previously mentioned, the purpose of the structure, in addition to provide the pension schemes with secured assets producing an annual return over a period of 25 years, improves the security for the trustees of the pension schemes, and reduces the level of cash funding that CEMEX UK will have to make in future periods. In 2037, on expiry of the lease arrangements, the limited partnership will be terminated and under the terms of the agreement, the remaining assets will be distributed to CEMEX UK. Any future profit distribution from the limited partnership to the pension fund will be considered as an employer contribution to plan assets in the period in which they occur.

On February 29, 2012, CEMEX UK agreed with the trustees of its employees’ defined benefits pension plans to the modification of certain terms and benefits accrued until February 29, 2012. Beginning on this date, the eligible employees in the United Kingdom started to accrue pension benefits in the existing defined contribution scheme. In addition, during 2012, the adjustment for the change in the consumer price index explained below was extended to retirees under the pension plan. As of the modifications dates, the changes to the defined benefits schemes resulted in a curtailment event and also affected prior service costs, generating a net gain in the operating results for 2012 of approximately $1,914 (US$146), mainly related to: 1) the effect of replacing salary increases with inflationary ones for the current retirees, and 2) the removal of certain death and termination benefits. In addition, during 2011, based on the applicable regulation, CEMEX UK communicated to the pension plans’ trustees its decision to adopt for active beneficiaries the consumer price index for purposes of the restatement by inflation of the related obligations, in replacement of the retail price index, which had been used until 2010, resulting in a decrease in the projected benefit obligation related to past services of approximately $509, which is reflected in both the table of the net periodic cost in 2011 and the table of the reconciliation of the benefits’ obligations, within the line item of actuarial results. These plans in the United Kingdom have been closed to new participants since 2004.

During 2011, following the required notices to the plans’ trustees, CEMEX settled its defined benefit pension plans in the Republic of Ireland. As a result, the available assets were used to provide beneficiaries’ entitlements in accordance with the agreement reached with the plans’ trustees. As of the wind up date, the total deficit in these schemes was approximately €15 (US$19 or $266). As part of the wind up agreement to settle this liability, CEMEX agreed to make contributions of approximately €11, of which approximately €10 will be paid over the next 20 years subject to a compound annual interest rate of 3% from the date of wind up to the date of payment. CEMEX granted security over certain non-operating assets for this payment. The wind up gave rise to a settlement gain in 2011 of approximately €4 (US$6 or $70), and the remaining liability as of December 31, 2011 of approximately €10 (US$13 or $181) was reclassified to other current and non-current liabilities, as appropriate.

During 2012, in Puerto Rico, CEMEX eliminated coverage under the medical plan for any participants who had not retired by January 2, 2012. This event generated a curtailment gain of approximately $18 recognized as part of the net periodic cost. The net periodic cost for 2011 reflects a curtailment gain of approximately $107 related to the significant decrease in the number of active participants in the Mexican plans, of which approximately $97 refer to other postretirement benefits.

Sensitivity analysis of pension and other postretirement benefits

For the year ended December 31, 2013, CEMEX performed sensitivity analyses on the most significant assumptions that affect the PBO, considering reasonable independent changes of plus or minus 50 basis points in each of these assumptions. The increase (decrease) that would have resulted in the PBO of pensions and other postretirement benefits as of December 31, 2013 are shown below:

	Pensions		Other benefits		Total
	+50 bps	-50 bps	+50 bps	-50 bps	+50 bps	-50 bps
Assumptions:
Discount Rate Sensitivity	$(2,166)	2,418	(94)	35	(2,260)	2,453
Salary Increase Rate Sensitivity	36	(29)	13	(12)	49	(41)
Pension Increase Rate Sensitivity	1,567	(1,456)	—	—	1,567	(1,456)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

19)	INCOME TAXES

19A)	INCOME TAXES FOR THE PERIOD

The amounts for income tax (expense) income to the statements of operations in 2013, 2012 and 2011 are summarized as follows:

	2013	2012	2011
Current income taxes
From Mexican operations	$(12,227)	1,825	(11,010)
From foreign operations	(2,013)	4,377	(3,326)

	(14,240)	6,202	(14,336)

Deferred income taxes
From Mexican operations	8,645	1,276	327
From foreign operations	(615)	(13,521)	1,874

	8,030	(12,245)	2,201

	$(6,210)	(6,043)	(12,135)

As of December 31, 2013, consolidated tax loss and tax credits carryforwards and reserved carryforwards expire as follows:

	Amount of carryforwards	Amount of reserved carryforwards
2014	$1,635	455
2015	3,793	241
2016	2,603	658
2017	3,385	453
2018 and thereafter	353,187	274,656

	$364,603	276,463

19B)	DEFERRED INCOME TAXES

As of December 31, 2013 and 2012, the main temporary differences that generated the consolidated deferred income tax assets and liabilities are presented below:

	2013	2012
Deferred tax assets:
Tax loss carryforwards and other tax credits	$26,290	16,118
Accounts payable and accrued expenses	7,511	11,734
Intangible assets and deferred charges, net	8,647	9,786
Others	211	177

Net deferred tax assets	42,659	37,815
Deferred tax liabilities:
Property, machinery and equipment	(32,099)	(33,672)
Investments and other assets	(3,532)	(3,531)
Others	—	(426)

Total deferred tax liabilities	(35,631)	(37,629)

Net deferred tax asset	$7,028	186

The breakdown of changes in consolidated deferred income taxes during 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Deferred income tax (charged) credited to the statements of operations [1,2]	$8,030	(12,245)	2,201
Deferred income tax (charged) credited to stockholders’ equity	(1,167)	(570)	87
Reclassification to other captions in the balance sheet	(21)	6	(801)

Change in deferred income tax period	$6,842	(12,809)	1,487

1	In December 2013, considering the projections of estimated taxable income in the Parent Company resulting from the integration of the operations in Mexico that is described in note 26, CEMEX recognized deferred income tax assets in an amount of approximately $10,823.
2	Considering current estimates of future taxable income in Spain and due to changes in the applicable regulations, during 2012, CEMEX reduced its deferred tax assets associated with tax loss carryforwards by approximately $17,018, against the deferred income tax expense for the period.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Deferred income taxes – continued

Current and/or deferred income tax relative to items of other comprehensive loss during 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Tax effects relative to foreign exchange fluctuations from debt (note 20B) [1]	$—	(2,082)	3,391
Tax effects relative to foreign exchange fluctuations from intercompany balances (note 20B)	(1,338)	(724)	1,424
Tax effects relative to actuarial gains and (losses) (note 20B)	(122)	263	271
Other effects [2]	253	(833)	(184)

	$(1,207)	(3,376)	4,902

1	Effective January 1, 2013, in connection with the change of the Parent Company’s functional currency described in note 2D there were no effects of foreign exchange fluctuations from the Parent Company’s US dollar-denominated debt within other comprehensive loss.
2	In connection with the changes in the conversion options embedded into the mandatorily convertible securities and into the convertible notes as explained in note 16, a net deferred income tax effect of $1,298 was recognized directly into stockholders’ equity.

For the recognition of deferred tax assets, CEMEX analyzes the aggregate amount of self-determined tax loss carryforwards included in its income tax returns in each country where CEMEX believes, based on available evidence, that the tax authorities would not reject such tax loss carryforwards; and the likelihood of the recoverability of such tax loss carryforwards prior to their expiration through an analysis of estimated future taxable income. If CEMEX believes that it is probable that the tax authorities would reject a self-determined deferred tax asset, it would decrease such asset. Likewise, if CEMEX believes that it would not be able to use a tax loss carryforward before its expiration or any other tax asset, CEMEX would not recognize such asset. Both situations would result in additional income tax expense for the period in which such determination is made. In order to determine whether it is probable that deferred tax assets will ultimately be realized, CEMEX takes into consideration all available positive and negative evidence, including factors such as market conditions, industry analysis, expansion plans, projected taxable income, carryforward periods, current tax structure, potential changes or adjustments in tax structure, tax planning strategies, future reversals of existing temporary differences, etc. In addition, every reporting period, CEMEX analyzes its actual results versus its estimates, and adjusts, as necessary, its tax asset valuations. If actual results vary from CEMEX’s estimates, the deferred tax asset may be affected and necessary adjustments will be made based on relevant information. Any adjustments recorded will affect CEMEX’s statements of operations in such period.

As of December 31, 2013, CEMEX’s deferred tax loss carryforwards that have been recognized expire as follows:

Amount of unreserved carryforwards
2014	$1,180
2015	3,552
2016	1,945
2017	2,932
2018 and thereafter	78,531

$88,140

In connection with CEMEX’s deferred tax loss carryforwards presented in the table above, as of December 31, 2013, in order to realize the benefits associated with such deferred tax assets that have not been reserved, before their expiration, CEMEX would need to generate approximately $88,140 in consolidated pre-tax income in future periods. For the years ended December 31, 2013, 2012 and 2011, CEMEX has reported pre-tax losses on a worldwide consolidated basis. Nonetheless, based on the same forecasts of future cash flows and operating results used by CEMEX’s management to allocate resources and evaluate performance in the countries in which CEMEX operates, which include expected growth in revenues and reductions in interest expense in several countries due to a reduction in intra-group debt balances, along with the implementation of feasible tax strategies, CEMEX believes that it will recover the balance of its tax loss carryforwards that have not been reserved before their expiration. In addition, CEMEX concluded that, the deferred tax liabilities that were considered in the analysis of recoverability of its deferred tax assets will reverse in the same period and tax jurisdiction of the related recognized deferred tax assets. Moreover, a certain amount of CEMEX’s deferred tax assets refer to operating segments and tax jurisdictions in which CEMEX is currently generating taxable income or in which, according to CEMEX’s management cash flow projections, will generate taxable income in the relevant periods before the expiration of the deferred tax assets, considering that the amount of taxable income required to recover CEMEX’s deferred tax assets over the next four years is not significant, and that approximately $78,531 out of the $88,140 of consolidated pre-tax income mentioned above would be required over several years in 2018 and thereafter.

CEMEX, S.A.B de C.V. has not provided for any deferred tax liability for the undistributed earnings generated by its subsidiaries recognized under the equity method, considering that such undistributed earnings are expected to be reinvested, and to not generate income tax in the foreseeable future. Likewise, CEMEX does not recognize a deferred income tax liability related to its investments in subsidiaries and interests in joint ventures, considering that CEMEX controls the reversal of the temporary differences arising from these investments.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

19C)	EFFECTIVE TAX RATE

Differences between the financial reporting and the corresponding tax basis of assets and liabilities and the different income tax rates and laws applicable to CEMEX, among other factors, give rise to permanent differences between the statutory tax rate applicable in Mexico, and the effective tax rate presented in the consolidated statements of operations, which in 2013, 2012 and 2011 were as follows:

	2013	2012	2011
	%	%	%
Consolidated statutory tax rate	(30.0)	(30.0)	(30.0)
Non-taxable dividend income	(5.6)	(0.7)	(1.9)
Expenses and other non-deductible items [1]	352.7	7.7	53.4
Unrecognized tax benefits in the year	(37.8)	(49.5)	32.4
Non-taxable sale of marketable securities and fixed assets	(48.1)	(14.2)	(14.4)
Difference between book and tax inflation	39.9	34.0	9.9
Other tax non-accounting benefits [2]	(87.0)	166.4	45.9
Others	(1.5)	0.4	(0.5)

Effective consolidated tax rate	182.6	114.1	94.8

1	In 2013, this line item includes the effects associated with the termination of the tax consolidation regime in Mexico.
2	Includes: a) the effects of the different income tax rates in the countries where CEMEX operates and other permanent differences; b) changes during the period related to deferred tax assets originated by tax loss carryforwards (note 19B); and c) changes in the balance of provisions for tax uncertainties during the period, as described in note 19D.

19D)	UNCERTAIN TAX POSITIONS AND SIGNIFICANT TAX PROCEEDINGS

As of December 31, 2013 and 2012, as part of short-term and long-term provisions and other liabilities (note 17), CEMEX has recognized provisions related to unrecognized tax benefits in connection with uncertain tax positions taken, in which it is deemed probable that the tax authority would differ from the position adopted by CEMEX (note 2O). As of December 31, 2013, the tax returns submitted by some subsidiaries of CEMEX located in several countries are under review by the respective tax authorities in the ordinary course of business. CEMEX cannot anticipate if such reviews will result in new tax assessments, which would, should any arise, be appropriately disclosed and/or recognized in the financial statements.

A summary of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2013, 2012 and 2011, excluding interest and penalties, is as follows:

	2013	2012	2011
Balance of tax positions at beginning of year	$1,235	21,936	17,260
Additions for tax positions of prior years	207	325	1,162
Additions for tax positions of current year	68	110	4,812
Reductions for tax positions related to prior years and other items	(42)	(14,601)	(2,513)
Settlements and reclassifications	(81)	(4,053)	(121)
Expiration of the statue of limitations	(103)	(1,599)	(120)
Foreign currency translation effects	(1)	(883)	1,456

Balance of tax positions at end of year	$1,283	1,235	21,936

Tax examinations can involve complex issues, and the resolution of issues may span multiple years, particularly if subject to negotiation or litigation. Although CEMEX believes its estimates of the total unrecognized tax benefits are reasonable, uncertainties regarding the final determination of income tax audit settlements and any related litigation could affect the amount of total unrecognized tax benefits in future periods. It is difficult to estimate the timing and range of possible changes related to the uncertain tax positions, as finalizing audits with the income tax authorities may involve formal administrative and legal proceedings. Accordingly, it is not possible to reasonably estimate the expected changes to the total unrecognized tax benefits over the next 12 months, although any settlements or statute of limitations expirations may result in a significant increase or decrease in the total unrecognized tax benefits, including those positions related to tax examinations being currently conducted.

As of December 31, 2013, certain significant proceedings associated with these tax positions are as follows:

•

Regarding Notices of Proposed Adjustment (“NOPAs”) issued during 2011 by the U.S. Internal Revenue Service (“IRS”) for the years 2005 through 2009 proposing certain adjustments to CEMEX’s subsidiaries tax returns in the United States, a resolution was reached with the IRS regarding the income tax audits for said years and also on tax losses applicable to prior years to recover taxes previously paid as well as the amount of tax losses to be carried forward for future years. The statute of limitation for the years of 2005 through 2009 expired and accordingly, no further adjustments will be made. As of December 31, 2013, the IRS concluded its audits for the years 2010 and 2011. The final findings did not materially alter the reserves CEMEX had set aside for these matters and, as such, the amounts are not considered material to its financial results. As of December 31, 2013, no other audit periods have been opened.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Significant tax proceedings – continued

•

On December 17, 2012, the Mexican authorities published the decree of the Federation Revenues Law for the 2013 tax year. The decree contains a transitory amnesty provision that grants tax amnesty of up to 80% of certain tax proceedings originated before the 2007 tax period, and 100% of interest and penalties, as well as 100% of interest and penalties of tax proceedings originated in the 2007 tax period and thereafter. CEMEX was a beneficiary of such transitory amnesty provision in connection with several of the Mexican tax proceedings mentioned in the following paragraphs. As a result, CEMEX reduced the provision accrued in prior years related to these tax proceedings and the effect is included as part of the changes of unrecognized tax benefits during the year 2012 presented in the table above.

•

On July 7, 2011, the tax authorities in Spain notified CEMEX España of a tax audit process in Spain covering the tax years from and including 2006 to 2009. The tax authorities in Spain have challenged part of the tax losses reported by CEMEX España for such years. As of December 31, 2013, discussions with the tax authorities in Spain are ongoing and CEMEX España has not been formally notified regarding any final taxes due from the audit. According to applicable tax regulations in Spain, a penalty could be imposed on the amount of losses under discussion, but at this stage of the process, as of December 31, 2013, CEMEX is not able to assess the likelihood of a penalty being imposed or the potential damages which would be borne by CEMEX España in case a penalty is imposed. However, in case any penalty is imposed by the tax authorities in Spain, the laws of Spain provide a number of appeals that could be filed against such penalty without making any payment until they are finally resolved. As a result of conversations that are still ongoing with the tax authorities in Spain, that no penalty has been imposed on CEMEX España at this point and because CEMEX España could appeal against any fine that could be imposed, at this time this matter does not have a material adverse impact on CEMEX’s financial results. If a penalty is imposed and all the appeals were not resolved in favor of CEMEX España, the penalty could have a material adverse impact on CEMEX’s results of operations, liquidity or financial condition.

•

Pursuant to amendments to the Mexican income tax law effective January 1, 2005, Mexican companies with investments in foreign entities whose income tax liability is less than 75% of the income tax that would be payable in Mexico, are required to pay taxes in Mexico on net passive income, such as dividends, royalties, interest, capital gains and rental fees obtained by such entities, provided, however, that those revenues are not derived from entrepreneurial activities in such countries. CEMEX challenged the constitutionality of the amendments before the Mexican federal courts. In September 2008, the Supreme Court of Justice ruled the amendments were constitutional for tax years 2005 to 2007. On March 1, 2012 and July 5, 2012, CEMEX self-assessed the taxes corresponding to the 2005 and 2006 tax years, respectively, for a total amount, inclusive of surcharges and carry-forward charges, of approximately $4,642 (US$358) for 2005 and $1,100 (US$86) for 2006, of which 20%, equivalent to approximately $928 (US$72) for 2005 and $221 (US$17) for 2006, was paid in connection with the submission of amended tax returns. The remaining 80% of such total amounts would have been due in February 2013 and July 2013 for the 2005 and 2006 tax years, respectively, plus additional interest if CEMEX would have elected to extend the payment date in thirty-six monthly installments. On January 31, 2013 in connection with the Amnesty Provision, CEMEX reached a settlement agreement with the tax authorities consisting in a single final payment according to the rules set forth by the transitory provision described above. Changes in the provision were recognized within income tax expense in 2012. CEMEX paid the agreed upon amount on February 1, 2013.

•

In November 2009, Mexico approved amendments to the income tax law, which became effective on January 1, 2010. Such amendments modified the tax consolidation regime by requiring entities to determine income taxes as if the tax consolidation provisions did not exist from 1999 onward, specifically turning into taxable items: a) the difference between the sum of the equity of the controlled entities for tax purposes and the equity of the consolidated entity for tax purposes; b) dividends from the controlled entities for tax purposes to CEMEX, S.A.B. de C.V.; and c) other transactions that represented the transfer of resources between the companies included in the tax consolidation. In December 2010, pursuant to miscellaneous rules, the tax authority in Mexico granted the option to defer the calculation and payment of the income tax over the difference in equity explained above, until the subsidiary was disposed of or CEMEX eliminates the tax consolidation. Tax liabilities associated with the tax loss carryforwards used in the tax consolidation of the Mexican subsidiaries are not offset with deferred tax assets in the balance sheet. The realization of these tax assets is subject to the generation of future tax earnings in the controlled subsidiaries that generated the tax loss carryforwards in the past.

In addition, in connection with new amendments to the income tax law in Mexico approved in December 2013 and effective beginning January 1, 2014, the tax consolidation regime in effect until December 31, 2013, was replaced prospectively by a new integration regime, to which CEMEX will not apply, resulting in that beginning in 2014, each Mexican entity will determine its income taxes based solely in its individual results. A period of up to 10 years has been established for the settlement of the liability for income taxes related to the tax consolidation regime accrued until December 31, 2013, amount which considering the new rules issued for the disconnection of the tax consolidation regime amounts to approximately $24,804 as described in the table below.

Changes in the Parent Company’s tax payable associated with the tax consolidation in Mexico in 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Balance at beginning of period	$14,546	12,410	10,079
Income tax received from subsidiaries	1,805	2,089	2,352
Restatement for the period	1,234	745	485
Payments during the period	(2,035)	(698)	(506)
Effects associated with the termination of the tax consolidation regime	9,254	—	—

Balance at end of period	$24,804	14,546	12,410

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Significant tax proceedings – continued

•

On January 2011, the Mexican tax authority notified CEMEX, S.A.B. de C.V., of a tax assessment for approximately $996 (US$77) pertaining to changes to the income tax law approved in 2005 that permits the deductibility of the cost of goods sold deducted in the determination of income taxes, instead of using the amount of purchases. Since there were inventories as of December 31, 2004, in a transition provision, the law allowed the inventory to be accumulated as income (thus reversing the deduction via purchases) and then be deducted from 2005 onwards as cost of goods sold. In order to compute the income resulting from the inventories in 2004, the law allowed this income to be offset against accumulated tax losses of some of CEMEX’s subsidiaries. The authorities argued that because of this offsetting, the right to use such losses at the consolidated level had been lost; therefore, CEMEX had to increase its consolidated income or decrease its consolidated losses. During May 2013, CEMEX settled this tax assessment as part of the Amnesty Provision described above.

•

On November 16, 2011, the Mexican tax authorities notified Centro Distribuidor de Cemento, S.A. de C.V. and Mexcement Holdings, S.A. de C.V., subsidiaries of CEMEX in Mexico, of tax assessments related to direct and indirect investments in entities considered to be preferential tax regimes, in the amount of approximately $1,251 (US$101) and approximately $759 (US$59), respectively. In February 2013, CEMEX filed a claim against these assessments before the corresponding courts. During May 2013, CEMEX settled these tax assessments based on the Amnesty Provision described below.

•

On April 1, 2011, the Colombian Tax Authority notified CEMEX Colombia of a special proceeding (requerimiento especial) in which the Colombian Tax Authority rejected certain deductions taken by CEMEX Colombia in its 2009 year-end tax return. The Colombian Tax Authority assessed an increase in taxes to be paid by CEMEX Colombia in the amount of approximately $90 billion Colombian Pesos (approximately US$47 or $610) and imposed a penalty in the amount of approximately $144 billion Colombian Pesos (approximately US$75 or $975). The Colombian Tax Authority argues that certain expenses are not deductible for fiscal purposes because they are not linked to direct revenues recorded in the same fiscal year, without taking into consideration that future revenue will be taxed with income tax in Colombia. CEMEX Colombia responded to the special proceeding notice June 25, 2011. On December 15, 2011, the Colombian Tax Authority issued its final determination, which confirmed the information in the special proceeding. CEMEX Colombia appealed the final determination on February 15, 2012. On January 17, 2013, CEMEX Colombia was notified of the resolution confirming the official liquidation. On May 10, 2013, CEMEX Colombia appealed the final determination. At this stage of the proceeding, as of December 31, 2013, CEMEX is not able to assess the likelihood of an adverse result in the proceedings, but if adversely resolved, this proceeding could have a material adverse impact on CEMEX’s results of operations, liquidity or financial position.

•

On November 10, 2010, the Colombian tax authority notified CEMEX Colombia of a proceeding in which the Colombian tax authority rejected certain tax losses taken by CEMEX Colombia in its 2007 and 2008 year-end tax return. In addition, the Colombian tax authority assessed an increase in taxes to be paid by CEMEX Colombia in the amount of approximately 43 billion Colombian pesos (US$22 or $291) and imposed a penalty in the amount of approximately 69 billion Colombian pesos (US$36 or $467), both amounts as of December 31, 2013. The Colombian tax authority argues that CEMEX Colombia is limited in its use of prior year tax losses to 25% of such losses per subsequent year. CEMEX believes that the tax provision that limits the use of prior year tax losses does not apply in the case of CEMEX Colombia because the applicable tax law was repealed in 2006. Furthermore, CEMEX believes that the Colombian tax authority is no longer able to review the 2008 tax return because the time to review such return has already expired pursuant to Colombian law. The Colombian tax authority issued an official settlement on July 27, 2011, which confirmed its position in the special request. The official settlement was appealed by CEMEX on September 27, 2011. On July 31, 2012, the Colombian tax authority notified CEMEX Colombia of the resolution confirming the official liquidation. In November 2012, CEMEX Colombia appealed the official assessment. CEMEX believes it has adequately reserved for this proceeding. During 2013, CEMEX Colombia reached a settlement agreement with the Colombian Tax Authority regarding its 2007 and 2008 year-end tax returns. The amount paid in connection with the settlement regarding the 2007 and 2008 year-end tax returns was 47 billion Colombian Pesos (US$24 or Ps318). On August 26, 2013 and September 16, 2013, the settlement confirmations were signed in connection with the years 2007 and 2008, respectively, representing the official conclusion of this proceeding.

20)	STOCKHOLDERS’ EQUITY

As of December 31, 2013 and 2012, stockholders’ equity excludes investments in CPOs of CEMEX, S.A.B. de C.V. held by subsidiaries of approximately $269 (17,558,782 CPOs) and $229 (18,028,276 CPOs), respectively, which were eliminated within “Other equity reserves.”

20A)	COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

As of December 31, 2013 and 2012, the breakdown of common stock and additional paid-in capital was as follows:

	2013	2012
Common stock	$4,143	4,139
Additional paid-in capital	84,800	113,929

	$88,943	118,068

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Common stock and additional paid-in capital – continued

During December 2013, the Company’s management approved restitution to the consolidated line item of “Retained earnings” for $35,667, by means of transfer with charge to the line item of “Additional paid-in capital.” This transfer represents a reclassification between line items within CEMEX’s consolidated stockholders’ equity that does not affect its consolidated amount.

As of December 31, 2013 and 2012, the common stock of CEMEX, S.A.B. de C.V. was represented as follows:

	2013		2012
Shares [1]	Series A [2]	Series B [3]	Series A [2]	Series B [3]
Subscribed and paid shares	22,847,063,194	11,423,531,597	21,872,295,096	10,936,147,548
Unissued shares authorized for stock compensation programs	1,055,956,580	527,978,290	1,155,804,458	577,902,229
Shares that guarantee the issuance of convertible [4]	6,408,438,520	3,204,219,260	6,162,438,520	3,081,219,260
Shares authorized for the issuance of stock or convertible [5]	4,146,404	2,073,202	4,146,404	2,073,202

	30,315,604,698	15,157,802,349	29,194,684,478	14,597,342,239

1	As of December 31, 2013 and 2012, 13,068,000,000 shares correspond to the fixed portion, and 32,405,407,047 shares in 2013, 30,724,026,717 shares in 2012, correspond to the variable portion.
2	Series “A” or Mexican shares must represent at least 64% of CEMEX’s capital stock.
3	Series “B” or free subscription shares must represent at most 36% of CEMEX’s capital stock.
4	Shares that guarantee the conversion of both the voluntary and mandatorily convertible securities (note 16B).
5	Shares authorized for the issuance of stock through a public offer or through the issuance of convertible securities.

On March 21, 2013, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings by issuing up to 1,312.3 million shares (437.4 million CPOs), which shares were issued, representing an increase in common stock of approximately $4, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $5,987; (ii) increase the variable common stock by issuing up to 369 million shares (123 million CPOs), which will be kept in CEMEX’s treasury to be used to preserve the anti-dilutive rights of note holders pursuant CEMEX’s convertible securities (note 16B). Also, on March 21, 2013, stockholders at the extraordinary shareholders’ meeting approved resolutions pursuant to which all or any part of the shares currently kept in CEMEX’s treasury as a guarantee for the potential issuance of shares through CEMEX’s convertible securities may be re-allocated to ensure the conversion rights of any new convertible securities if any new convertible securities are issued.

On February 23, 2012, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings by issuing up to 1,256.4 million shares (418.8 million CPOs), which shares were issued, representing an increase in common stock of approximately $3.4, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $4,133.8; (ii) increase the variable common stock by issuing up to 345 million shares (115 million CPOs), which will be kept in CEMEX’s treasury to be used to preserve the anti-dilutive rights of note holders pursuant CEMEX’s convertible securities (note 16B); (iii) the cancellation of 5,122 million treasury shares, which were not subject to public offer or convertible notes issuance in the 24 months period authorized by the extraordinary shareholders meeting held on September 4, 2009; and (iv) increase the variable common stock by issuing up to 1,500 million shares (500 million CPOs) which will be kept in CEMEX’s treasury and used to be subscribed and paid pursuant to the terms and conditions of CEMEX’s long-term compensation stock program (note 21), without triggering the shareholders’ preemptive rights.

On February 24, 2011, stockholders at the extraordinary shareholders’ meeting approved an increase in the variable portion of the Parent Company’s capital stock of up to 6 billion shares (2 billion CPOs). Pursuant to the resolution approved by CEMEX, S.A.B. de C.V.’s stockholders, the subscription and payment of the new shares may occur through a public offer of CPOs and/or the issuance of convertible securities. These shares are kept in CEMEX’s treasury as a guarantee for the potential issuance of shares through CEMEX’s convertible securities (note 16B).

On February 24, 2011, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings, issuing up to 1,202.6 million shares (400.9 million CPOs) based on a price of $10.52 per CPO. Stockholders received 3 new shares for each 75 shares held (1 new CPO for each 25 CPOs held), through the capitalization of retained earnings. As a result, shares equivalent to approximately 401 million CPOs were issued, representing an increase in common stock of approximately $3, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $4,213; and (ii) increase the variable common stock by up to 60 million shares (20 million CPOs) issuable as a result of antidilution adjustments upon conversion of CEMEX’s convertible securities (note 16B). These shares are kept in CEMEX’s treasury. There was no cash distribution and no entitlement to fractional shares.

The CPOs issued pursuant to the exercise of options under the “Fixed program” (note 21) generated additional paid-in capital of approximately $11 in 2011 and increased the number of shares outstanding. In addition, in connection with the long-term executive stock-based compensation program (note 21) in 2013, 2012 and 2011, CEMEX issued approximately 49.6 million, 46.4 million and 43.4 million CPOs, respectively, generating an additional paid-in capital of approximately $551 in 2013, $486 in 2012 and $495 in 2011, associated with the fair value of the compensation received by executives.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

20B)	OTHER EQUITY RESERVES

As of December 31, 2013 and 2012 other equity reserves are summarized as follows:

	2013	2012
Cumulative translation effect, net of effects from perpetual debentures and deferred income taxes recognized directly in equity (notes 19B and 20D)	$12,152	13,523
Cumulative actuarial gains (losses)	(3,142)	(2,751)
Effects associated with CEMEX’s convertible securities [1]	6,296	1,971
Treasury shares held by subsidiaries	(269)	(229)

	$15,037	12,514

1

Represents the equity component upon the issuance of CEMEX’s convertible securities described in note 16B, as well as the effects associated with such securities in connection with the change in the Parent Company’s functional currency (note 2D). Upon conversion of these securities, the balances will be correspondingly reclassified to common stock and/or additional paid-in capital. (note 16A).

For the years ended December 31, 2013, 2012 and 2011, the translation effects of foreign subsidiaries included in the statements of comprehensive loss were as follows:

	2013	2012	2011
Foreign currency translation adjustment [1]	$(4,187)	(16,019)	30,732
Foreign exchange fluctuations from debt [2]	—	6,939	(11,305)
Foreign exchange fluctuations from intercompany balances [3]	5,139	1,756	(8,068)

	$952	(7,324)	11,359

1	These effects refer to the result from the translation of the financial statements of foreign subsidiaries.
2

Generated by foreign exchange fluctuations over a notional amount of debt in CEMEX, S.A.B. de C.V. associated with the acquisition of foreign subsidiaries and designated as a hedge of the net investment in foreign subsidiaries.

3

Refers to foreign exchange fluctuations arising from balances with related parties in foreign currencies that are of a long-term investment nature considering that their liquidation is not anticipated in the foreseeable future and foreign exchange fluctuations over a notional amount of debt of a subsidiary of CEMEX España identified and designated as a hedge of the net investment in foreign subsidiaries.

20C)	RETAINED EARNINGS

Net income for the year is subject to a 5% allocation toward a legal reserve until such reserve equals one fifth of the common stock. As of December 31, 2013, the legal reserve amounted to $1,804. As mentioned in note 20A, in December 2013, CEMEX incurred a restitution of retained earnings from additional paid-in capital for $35,667.

20D)	NON-CONTROLLING INTEREST AND PERPETUAL DEBENTURES

Non-controlling interest

Non-controlling interest represents the share of non-controlling stockholders in the results and equity of consolidated subsidiaries. As of December 31, 2013 and 2012, non-controlling interest in equity amounted to approximately $8,716 and $8,410, respectively.

On November 15, 2012, CEMEX Latam, a wholly-owned subsidiary of CEMEX España, concluded its initial offering of 170,388,000 new common shares, at a price of 12,250 Colombian Pesos per common share. The common shares offered by CEMEX Latam included (a) 148,164,000 new common shares offered in a public offering to investors in Colombia and in a concurrent private placement to eligible investors outside of Colombia, and (b) an additional 22,224,000 new common shares offered in such private placement that were subject to a put option granted to the initial purchasers during the 30-day period following closing of the offering. CEMEX Latam’s assets include substantially all of CEMEX’s cement and ready-mix assets in Colombia, Panama, Costa Rica, Brazil, Guatemala and El Salvador. After giving effect to the offering, and the exercise of the put option by the initial purchasers, CEMEX España, owns approximately 73.35% of CEMEX Latam’s outstanding common shares, excluding shares held in treasury. CEMEX Latam’s common shares are listed on the Colombian Stock Exchange (Bolsa de Valores de Colombia S.A.) under the ticker CLH. The net proceeds from the offering of approximately US$960, after deducting commissions and offering expenses and after giving effect to the exercise of the put option by the initial purchasers, were used by CEMEX to repay indebtedness under the Facilities Agreement and the Financing Agreement. During September and October 2012, CEMEX entered into foreign exchange call options and forward contracts for notional amounts of US$200 and US$510, respectively; to hedge the exposure to the exchange rate fluctuations between the Colombian peso to the U.S. dollar. At settlement, changes in the fair value of these instruments generated a loss of approximately US$2 ($26).

Perpetual debentures

As of December 31, 2013 and 2012, the balances of the non-controlling interest included approximately US$477 ($6,223) and US$473 ($6,078), respectively, representing the notional amount of perpetual debentures. The balance in 2013 and 2012 excludes the notional amount of perpetual debentures held by subsidiaries, acquired through a series of exchange transactions of each series of its then outstanding perpetual debentures for new secured notes or other financial instruments (note 16A). The exchange offers previously mentioned were contemporarily agreed by CEMEX and its perpetual debentures’ holders, without any existing commitment.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Perpetual debentures – continued

Interest expense on the perpetual debentures was included within “Other equity reserves” and amounted to approximately $405 in 2013, $453 in 2012 and $1,010 in 2011, excluding in all the periods the amount of interest accrued by perpetual debentures held by subsidiaries.

CEMEX’s perpetual debentures have no fixed maturity date and there are no contractual obligations for CEMEX to exchange any series of its outstanding perpetual debentures for financial assets or financial liabilities. As a result, these debentures, issued entirely by Special Purpose Vehicles (“SPVs”), qualify as equity instruments and are classified within non-controlling interest, as they were issued by consolidated entities. In addition, subject to certain conditions, CEMEX has the unilateral right to defer indefinitely the payment of interest due on the debentures. The classification of the debentures as equity instruments was made under applicable IFRS. The different SPVs were established solely for purposes of issuing the perpetual debentures and were included in CEMEX’s consolidated financial statements.

As of December 31, 2013 and 2012, the detail of CEMEX’s perpetual debentures, giving effect to the exchange transactions that occurred during 2012, as mentioned in note 16A, and to the exclusion of perpetual debentures held by subsidiaries, was as follows:

		2013		2012		Repurchase
Issuer	Issuance date	Nominal amount		Nominal amount		option	Interest rate
C10-EUR Capital (SPV) Ltd	May 2007		€64		€64	Tenth anniversary	6.3%
C8 Capital (SPV) Ltd	February 2007	US$	137	US$	137	Eighth anniversary	6.6%
C5 Capital (SPV) Ltd 1	December 2006	US $	69	US $	69	Fifth anniversary	LIBOR + 4.277%
C10 Capital (SPV) Ltd	December 2006	US$	183	US$	183	Tenth anniversary	6.7%

1	CEMEX is not permitted to call these debentures under the Facilities Agreement. As of December 31, 2013 and 2012, 3-month LIBOR was approximately 0.246% and 0.306%, respectively.

21)	EXECUTIVE STOCK-BASED COMPENSATION

CEMEX has long-term restricted stock-based compensation programs providing for the grant of CEMEX’s CPOs to a group of executives, pursuant to which, new CPOs are issued under each annual program over a service period of 4 years. By agreement with the executives, the CPOs of the annual grant (25% of each annual program) are placed in a trust established for the benefit of the executives to comply with a 1 year restriction on sale. Under these programs, CEMEX granted approximately 49.6 million CPOs in 2013, 46.4 million CPOs in 2012 and 43.4 million CPOs in 2011 that were subscribed and pending for payment in CEMEX’s treasury. Of the total CPOs granted in 2012, approximately 10.3 million CPOs were related to termination payments associated with restructuring events (note 6). As of December 31, 2013, there are approximately 82.3 million CPOs associated with these annual programs that are expected to be issued during the following years as the executives render services. The compensation expense related to these programs in 2013, 2012 and 2011 recognized in the operating results amounted to approximately $551, $486 and $495, respectively. The weighted average price per CPO granted during the period was approximately $11.11 in 2013, $10.48 in 2012 and $11.42 in 2011.

In 2012, CEMEX initiated a new stock-based compensation program for a group of executives which is linked to both internal performance conditions (increase in Operating EBITDA), and market conditions (increase in the price of CEMEX’s CPO), over a period of three years. Under this program, CEMEX granted awards over approximately 39.9 million CPOs, which become vested upon achievement of the annual internal o external performance conditions, which were achieved in 2013 and 2012, representing a total of 50% of the CPOs granted. Any CPOs vested would be only delivered, fully unrestricted, to active executives in March 2015. The compensation expense related to this program in 2013 and 2012 recognized in the operating results against “Other equity reserves” amounted to approximately $136 in both periods.

Options outstanding under CEMEX’s programs represent liability instruments (note 2S). The information related to options granted in respect of CEMEX, S.A.B. de C.V. shares is as follows:

Options	Variable Program (A)		Restricted Program (B)	Special Program (C)
Options at the beginning of 2012		543,496	15,022,272		632,792
Changes in 2012:
Options cancelled and adjustments		(279,720)	(15,022,272)		(125,345)

Options at the end of 2012		263,776	—		507,447
Changes in 2013:
Options cancelled and adjustments		(263,776)	—		(160,112)
Options exercised		—	—		(111,312)

Options at the end of 2013		—	—		236,023

Underlying CPOs [1]		—	—		4,720,450

Weighted average exercise prices per CPO:
Options outstanding at the beginning of 2013 [1]	US$	1.4	—	US$	1.4
Options exercised in the year		—	—	US$	1.0
Options outstanding at the end of 2013 [1]		—	—	US$	1.6

Average life of options:		—	—		0.8years

1	Prices and the number of underlying CPOs are technically adjusted for the dilutive effect of stock dividends and recapitalization of retained earnings

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Executive stock-based compensation – continued

A)	Variable program

This program started in November 2001, through an exchange of fixed program options, with exercise prices denominated in dollars increasing annually at a 7% rate.

B)	Restricted program

These options had an exercise price denominated in dollars which, depending on the program, increased annually at a 5.5% rate or at a 7% rate.

C)	Special program

Until 2005, a subsidiary in the United States granted to a group of its employees a stock option program to purchase CEMEX ADSs. The options granted have a fixed exercise price denominated in dollars and tenure of 10 years. The option exercises are hedged using ADSs currently owned by subsidiaries, which increases the number of shares outstanding. The amounts of these ADS programs are presented in terms of equivalent CPOs.

Valuation of options at fair value and accounting recognition

All options outstanding qualify as liability instruments and are valued at their estimated fair value as of the date of the financial statements, recognizing changes in valuations in the statements of operations. The options’ fair values were determined through the binomial option-pricing model considering the options’ remaining tenure and assumptions of expected dividend yield, volatility and interest rate based on reasonable market conditions. The balances of the provision for the remaining executive stock options as of December 31, 2013 and 2012 and the changes in such provision for the years ended December 31, 2013, 2012 and 2011 were not significant.

22)	LOSS PER SHARE

Based on IAS 33 Earnings per Share (“IAS 33”), basic earnings (loss) per share shall be calculated by dividing profit or loss attributable to ordinary equity holders of the parent entity (the numerator) by the weighted average number of shares outstanding (the denominator) during the period. Shares that would be issued depending only by the passage of time should be included in the determination of the basic weighted average number of shares outstanding. Diluted earnings (loss) per share should reflect in both, the numerator and denominator, the assumption that convertible instruments are converted, that options or warrants are exercised, or that ordinary shares are issued upon the satisfaction of specified conditions, to the extent that such assumption would led to a reduction in basic earnings per share or an increase in basic loss per share, otherwise, the effects of potential shares are not considered because they generate antidilution.

The amounts considered for calculations of loss per share (“LPS”) in 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Denominator (thousands of shares)
Weighted average number of shares outstanding [1]	33,175,612	32,926,445	32,523,572
Capitalization of retained earnings [2]	1,312,380	1,312,380	1,312,380
Effect of dilutive instruments – mandatorily convertible securities (note 16B) [3]	605,332	582,050	559,663

Weighted average number of shares outstanding – basic	35,093,324	34,820,875	34,395,615
Effect of dilutive instruments – stock-based compensation (note 21) [3]	306,930	286,042	174,934
Effect of potentially dilutive instruments – optionally convertible securities (note 16B) [3]	6,832,200	6,569,424	6,316,755

Weighted average number of shares outstanding – diluted	42,232,454	41,676,341	40,887,304

Numerator
Consolidated net loss	$(9,611)	(11,338)	(24,932)
Less: non-controlling interest net income	1,223	662	21

Controlling interest net loss	(10,834)	(12,000)	(24,953)
Plus: after tax interest expense on mandatorily convertible securities	181	196	209

Controlling interest net loss – basic loss per share	(10,653)	(11,804)	(24,744)
Plus: after tax interest expense on optionally convertible securities	1,494	1,501	1,153

Controlling interest net loss – diluted loss per share	$(9,159)	(10,303)	(23,591)

Controlling Interest Basic Loss Per Share	$(0.30)	(0.34)	(0.72)

Controlling Interest Diluted Loss Per Share [4]	$(0.30)	(0.34)	(0.72)

1

Based on IAS 33, the weighted average number of shares outstanding in 2012 and 2011 reflects the shares issued as a result of the capitalization of retained earnings declared on March 2013 and February 2012, as applicable (note 20A).

2	According to resolution of the stockholders’ meetings on March 21, 2013.
3

The number of CPO to be issued under the executive stock-based compensation programs, as well as the total amount of CPOs committed for issuance in the future under the mandatorily and optionally convertible securities, are computed from the beginning of the reporting period. The number of shares resulting from the executives’ stock option programs is determined under the inverse treasury method.

4

For 2013, 2012 and 2011, the effects on the denominator and numerator of potential dilutive shares generate antidilution; therefore, there is no change between the reported basic and diluted loss per share.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

23)	COMMITMENTS

23A)	GUARANTEES

As of December 31, 2013 and 2012, CEMEX, S.A.B. de C.V. had guaranteed loans of certain subsidiaries for approximately US$7,125 ($92,982) and US$9,148 ($117,557), respectively.

23B)	PLEDGED ASSETS

As of December 31, 2013 and 2012, CEMEX had liabilities amounting to US$83 and US$84, respectively, secured by property, machinery and equipment. These amounts exclude the financial liabilities associated with capital leases (note 16B), as there are no legal liens on the related assets.

In addition, in connection with the Financing Agreement (note 16A), CEMEX transferred to a guarantee trust and entered into pledge agreements for the benefit of the Facilities Agreement lenders, note holders and other creditors having the benefit of negative pledge clauses, the shares of several of its main subsidiaries, including CEMEX México, S.A. de C.V. and CEMEX España, in order to secure payment obligations under the Facilities Agreement and other debt instruments. These shares also secure several other financings entered into prior to the date of the Facilities Agreement.

23C)	OTHER COMMITMENTS

As of December 31, 2013 and 2012, CEMEX had commitments for the purchase of raw materials for an approximate amount of US$107 ($1,398) and US$127 ($1,632), respectively.

In September 2006, CEMEX and the Spanish company ACCIONA formalized an alliance to develop a wind farm project for the generation of 250 Megawatts (MW) in the Mexican state of Oaxaca. CEMEX acted as promoter of the project, which was named EURUS. ACCIONA provided the required financing, constructed the facility and currently operates the wind farm. The installation of 167 wind turbines in the farm was finished on November 15, 2009. The agreements between CEMEX and ACCIONA established that CEMEX’s plants in Mexico will acquire a portion of the energy generated by the wind farm for a period of at least 20 years, which began in February 2010, when EURUS reached the committed limit capacity. For the years ended December 31, 2013, 2012 and 2011, EURUS supplied (unaudited) approximately 25.8%, 29.1% and 23.7%, respectively, of CEMEX’s overall electricity needs in Mexico during such year. This agreement is for CEMEX’s own use and there is no intention of trading in energy by CEMEX.

In 1999, CEMEX entered into agreements with an international partnership, which financed, built and operated an electrical energy generating plant in Mexico called Termoeléctrica del Golfo (“TEG”). In 2007, the original operator was replaced. Pursuant to the agreement, CEMEX would purchase the energy generated from TEG for a term of not less than 20 years, which started in April 2004 and that was further extended until 2027 with the change of operator. In addition, CEMEX committed to supply TEG and another third-party electrical energy generating plant adjacent to TEG all fuel necessary for their operations, a commitment that has been hedged through four 20-year agreements entered with Petróleos Mexicanos (“PEMEX”), which terminate in 2024. Consequently, for the last 3 years, CEMEX intends to purchase the required fuel in the market. For the years ended December 31, 2013, 2012 and 2011, TEG supplied (unaudited) approximately 70.9%, 67.8% and 69.1%, respectively, of CEMEX’s overall electricity needs during such year for its cement plants in Mexico.

In regards with the above, in March 1998 and July 1999, CEMEX signed contracts with PEMEX providing that beginning in April 2004 PEMEX’s refineries in Cadereyta and Madero City would supply CEMEX with a combined volume of approximately 1.75 million tons of petcoke per year. As per the petcoke contracts with PEMEX, 1.2 million tons of the contracted volume will be allocated to TEG and the other energy producer and the remaining volume will be allocated to CEMEX’s operations in Mexico. By entering into the petcoke contracts with PEMEX, CEMEX expects to have a consistent source of petcoke throughout the 20-year term.

In 2007, CEMEX Ostzement GmbH (“COZ”), CEMEX’s subsidiary in Germany, entered into a long-term energy supply contract with Vattenfall Europe New Energy Ecopower (“VENEE”), pursuant to which VENEE committed to supply energy to CEMEX’s Rüdersdorf plant for a period of 15 years starting on January 1, 2008. Based on the contract, each year COZ has the option to fix in advance the volume of energy that it will acquire from VENEE, with the option to adjust the purchase amount one time on a monthly and quarterly basis. According to the contract, COZ acquired (unaudited) approximately 27 MW in 2011, 2012, and 2011, COZ expects to acquire 27 MW per year for 2013 and 2014, and expects to acquire between 26 and 28 MW per year starting in 2015 and thereafter. The contract, which establishes a price mechanism for the energy acquired, based on the price of energy future contracts quoted on the European Energy Exchange, did not require initial investments and was expected to be performed at a future date. Based on its terms, this contract qualified as a financial instrument under IFRS. However, as the contract is for CEMEX’s own use and CEMEX sells any energy surplus as soon as actual energy requirements are known, regardless of changes in prices and thereby avoiding any intention of trading in energy, such contract is not recognized at its fair value.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Other commitments – continued

In April 2008, Citibank entered into put option transactions on CEMEX’s CPOs with a Mexican trust that CEMEX established on behalf of its Mexican pension fund and certain of CEMEX’s directors and current and former employees (the “participating individuals”). The transaction was structured with two main components. Under the first component, the trust sold, for the benefit of CEMEX’s Mexican pension fund, put options to Citibank in exchange for a premium of approximately US$38. The premium was deposited into the trust and was used to purchase, on a prepaid forward basis, securities that track the performance of the Mexican Stock Exchange. Under the second component, the trust sold, on behalf of the participating individuals, additional put options to Citibank in exchange for a premium of approximately US$38, which was used to purchase prepaid forward CPOs. These prepaid forward CPOs, together with additional CPOs representing an equal amount in U.S. dollars, were deposited into the trust by the participating individuals as security for their obligations, and represented the maximum exposure of the participating individuals under this transaction. The put options gave Citibank the right to require the trust to purchase, in April 2013, approximately 136 million CPOs at a price of US$2.6498 per CPO (120% of initial CPO price in dollars). If the value of the assets held in the trust (34.7 million CPOs and the securities that track the performance of the Mexican Stock Exchange) was insufficient to cover the obligations of the trust, a guarantee would be triggered and CEMEX, S.A.B. de C.V. would be required settle, in April 2013, the difference between the total number of CPOs at a price of US$2.6498 per CPO and the market value of the assets of the trust. During the tenure of the transaction, the purchase price per CPO in dollars and the corresponding number of CPOs under this transaction were subject to dividend adjustments. Moreover, CEMEX recognized a liability for the fair value of the guarantee, and changes in valuation were recorded in the statements of operations (note 16D). Between January and April 2013, the 136 million put options were gradually unwounded, and cash deposits in margin accounts, after deducting the value of the trust’ assets, were used in an aggregate amount of approximately US$112.

On July 30, 2012, CEMEX signed a 10-year strategic agreement with International Business Machines Corporation (“IBM”) pursuant to which IBM provides business processes services and information technology (“IT”). Moreover, IBM provides business consulting to detect and promote sustainable improvements in CEMEX’s profitability. The 10-year contract signed with IBM is expected to generate cost reductions to CEMEX over such period, and includes: data processing services (back office) in finance, accounting and human resources; as well as IT infrastructure services, support and maintenance of IT applications in the countries in which CEMEX operates.

In connection with the agreement in principle entered into by CEMEX and Holcim in August 2013 described in note 15B, and that is currently subject (i) to the review and authorization of the Authorities and (ii) final binding agreements, in respect to the part of the transaction in Spain, if executed, CEMEX anticipates that any definitive agreements relating to the transaction will contain customary provisions regarding Holcim’s rights as a minority shareholder in CEMEX España Operaciones.

23D)	COMMITMENTS FROM EMPLOYEE BENEFITS

In some countries, CEMEX has self-insured health care benefits plans for its active employees, which are managed on cost plus fee arrangements with major insurance companies or provided through health maintenance organizations. As of December 31, 2013, in certain plans, CEMEX has established stop-loss limits for continued medical assistance derived from a specific cause (e.g., an automobile accident, illness, etc.) ranging from 23 thousand dollars to 400 thousand dollars. In other plans, CEMEX has established stop-loss limits per employee regardless of the number of events ranging from 350 thousand dollars to 2 million dollars. The contingency for CEMEX if all employees qualifying for health care benefits required medical services simultaneously are significantly larger. However, this scenario is remote. The amount expensed through self-insured health care benefits was approximately US$70 ($914) in 2013, US$72 ($925) in 2012 and US$62 ($866) in 2011.

23E)	CONTRACTUAL OBLIGATIONS

As of December 31, 2013 and 2012, CEMEX had the following contractual obligations:

(U.S. dollars millions)	2013						2012
Obligations	Less than 1 year		1-3 years	3-5 years	More than 5 years	Total	Total
Long-term debt	US$	296	765	7,236	6,330	14,627	13,857
Capital lease obligations [1]		58	91	61	82	292	361
Convertible notes [2]		14	1,603	625	27	2,269	2,177

Total debt and other financial obligations [3]		368	2,459	7,922	6,439	17,188	16,395
Operating leases [4]		111	157	87	47	402	413
Interest payments on debt [5]		1,037	2,052	2,004	1,196	6,289	5,366
Pension plans and other benefits [6]		168	320	334	925	1,747	1,653
Purchases of raw materials [7]		68	39	—	—	107	127
Purchases of fuel and energy [8]		218	443	442	2,278	3,381	3,539

Total contractual obligations	US$	1,970	5,470	10,789	10,885	29,114	27,493

		$25,709	71,384	140,796	142,049	379,938	353,285

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Contractual obligations – continued

1

Represent nominal cash flows. As of December 31, 2013, the net present value of future payments under such leases was US$210 ($2,743), of which, US$28 ($365) refers to payments from 1 to 3 years, US$32 ($418) refer to payments from 3 to 5 years, and US$80 ($1,040) refer payments of more than 5 years.

2	Refers to the convertible notes described in note 16B and assumes repayment at maturity and no conversion of the notes.
3

The schedule of debt payments, which includes current maturities, does not consider the effect of any refinancing of debt that may occur during the following years. In the past, CEMEX has replaced its long-term obligations for others of a similar nature.

4

The amounts represent nominal cash flows. CEMEX has operating leases, primarily for operating facilities, cement storage and distribution facilities and certain transportation and other equipment, under which annual rental payments are required plus the payment of certain operating expenses. Rental expense was US$126 ($1,647) in 2013, US$156 ($2,003) in 2012 and US$256 ($3,195) in 2011.

5	Estimated cash flows on floating rate denominated debt were determined using the floating interest rates in effect as of December 31, 2013 and 2012.
6	Represents estimated annual payments under these benefits for the next 10 years (note 18), including the estimate of new retirees during such future years.
7	Future payments for the purchase of raw materials are presented on the basis of contractual nominal cash flows.
8

Future nominal payments for energy were estimated on the basis of an aggregate average expected consumption of 3,147.8 GWh per year using the future prices of energy established in the contracts for each period. Future payments also include CEMEX’s commitments for the purchase of fuel.

24)	CONTINGENCIES

24A)	PROVISIONS RESULTING FROM LEGAL PROCEEDINGS

CEMEX is involved in various significant legal proceedings, in addition to those related to income tax matters (note 19D), the resolutions of which are deemed probable and imply cash outflows or the delivery of other resources owned by CEMEX. As a result, certain provisions have been recognized in the financial statements, representing the best estimate of the amounts payable. Therefore, CEMEX believes that it will not incur significant expenditure in excess of the amounts recorded. As of December 31, 2013, the details of the most significant events are as follows:

•

In January 2007, the Polish Competition and Consumers Protection Office (the “Protection Office”) notified CEMEX Polska, a subsidiary in Poland, about the initiation of an antitrust proceeding against all cement producers in the country, including CEMEX Polska and another of CEMEX’s indirect subsidiaries in Poland. The Protection Office alleged that there was an agreement between all cement producers in Poland regarding prices, market quotas and other sales conditions of cement, and that the producers exchanged confidential information, all of which limited competition in the Polish cement market. In January 2007, CEMEX Polska filed its response to the notification, denying that it had committed the practices listed by the Protection Office, and submitted formal comments and objections gathered during the proceeding, as well as facts supporting its position that its activities were in line with Polish competition law. In December 2009, the Protection Office issued a resolution imposing fines on a number of Polish cement producers, including CEMEX Polska for the period of 1998 to 2006. The fine imposed on CEMEX Polska amounted to approximately 116 million Polish Zloty (US$38 or $502), which represents 10% of CEMEX Polska’s total revenue for the calendar year preceding the imposition of the fine. On December 23, 2009, CEMEX Polska filed an appeal before the Polish Court of Competition and Consumer Protection in Warsaw (the “First Instance Court”). After a series of hearings, on December 13, 2013, the First Instance Court issued its judgment in regards with the appeals filed by CEMEX Polska and other cement producers, which were previously combined into a joint appeal. The First Instance Court reduced the penalty imposed on CEMEX Polska to approximately Polish Zlotys 93.89 million (approximately U.S.$31.15 million based on an exchange rate of Polish Zloty 3.0142 to U.S.$1.00 as of December 31, 2013) which is equal to 8.125% of CEMEX Polska’s revenue in 2008. On December 20, 2013, CEMEX Polska requested the First Instance Court to deliver its judgment with a written justification. After reception of the written justification CEMEX Polska intends to appeal the First Instance Court judgment before the Appeals Court in Warsaw. The abovementioned penalty is enforceable until the Appeals Court issues its final judgment. As of December 31, 2013, CEMEX recognized a provision of approximately 93.89 million Polish Zloty (US$31 or $406), representing the best estimate on such date of the expected cash outflow in connection with this resolution. As of December 31, 2013, CEMEX does not expect this matter would have a material adverse impact on its results of operations, liquidity or financial condition.

•

In August 2005, Cartel Damages Claims, S.A. (“CDC”), filed a lawsuit in the District Court in Düsseldorf, Germany, against CEMEX Deutschland AG, CEMEX’s subsidiary in Germany, and other German cement companies originally seeking approximately €102 (US$140 or $1,831) in respect of damage claims relating to alleged price and quota fixing by German cement companies between 1993 and 2002. Since that time, CDC has acquired new claims by assignment, and the claim has increased to €131 (US$180 or $2,352). CDC is a Belgian company established in the aftermath of the German cement cartel investigation that took place from July 2002 to April 2003 by Germany’s Federal Cartel Office, with the purpose of purchasing potential damage claims from cement consumers and pursuing those claims against the cartel participants. In February 2007, the District Court in Düsseldorf allowed this lawsuit to proceed without going into the merits of this case by issuing an interlocutory judgment. All defendants appealed the resolution but the appeal was dismissed in May 2008. On March 1, 2012, the District Court in Düsseldorf revealed several preliminary considerations on relevant legal questions and allowed the parties to submit their plea and reply. After several court hearings, on December 17, 2013 the District Court in Düsseldorf issued a decision on closing the first instance. By this decision, all claims brought to court by CDC were dismissed. CDC may file an appeal against this decision before the Higher Regional Court in Düsseldorf, Germany. The court held that the way CDC obtained the claims from 36 cement purchasers was illegal given the limited risk it faced for covering the litigation costs. The acquisition of the claims also breached rules that make the provision of legal advice subject to public authorization. As of December 31, 2013, CEMEX is unable to assess the likelihood of an adverse result from any appeal the CDC may file and, because of the number of defendants, the potential damages that would be borne by CEMEX; however, if the final decision is adverse to CEMEX, it could have a material adverse impact on its results of operations, liquidity or financial condition. As of December 31, 2013, CEMEX Deutschland AG had accrued liabilities regarding this matter of approximately €28 (US$39 or $503), including accrued interests over the principal amount of the claim.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Provisions resulting from legal proceedings – continued

•

CEMEX has environmental remediation liabilities in the United Kingdom pertaining to closed and current landfill sites for the confinement of waste. As of December 31, 2013, CEMEX had generated a provision for the net present value of such obligations of approximately £131 (US$217 or $2,832). Expenditure was assessed and quantified over the period in which the sites have the potential to cause environmental harm, which was accepted by the regulator as being up to 60 years from the date of closure. The assessed expenditure included the costs of monitoring the sites and the installation, repair and renewal of environmental infrastructure.

•

As of December 31, 2013, CEMEX’s subsidiaries in the United States have accrued liabilities specifically relating to environmental matters in the aggregate amount of approximately US$24 ($313). The environmental matters relate to: a) the disposal of various materials in accordance with past industry practice, which might currently be categorized as hazardous substances or wastes, and b) the cleanup of sites used or operated by CEMEX, including discontinued operations, regarding the disposal of hazardous substances or waste, either individually or jointly with other parties. Most of the proceedings are in the preliminary stages, and a final resolution might take several years. For purposes of recording the provision, CEMEX’s subsidiaries believe that it is probable that a liability has been incurred and the amount of the liability is reasonably estimable, whether or not claims have been asserted, and without giving effect to any possible future recoveries. Based on the information developed to date, CEMEX’s does not believe that they will be required to spend significant sums on these matters in excess of the amounts previously recorded. The ultimate cost that may be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work and negotiations with, or litigation against, potential sources of recovery have been completed.

24B)	OTHER CONTINGENCIES FROM LEGAL PROCEEDINGS

CEMEX is involved in various legal proceedings, in addition to those related in tax matters (note 19D), which have not required the recognition of accruals, as CEMEX believes that the probability of loss is less than probable or remote after considering all the elements of such proceedings, as well as proceedings in which a negative resolution for CEMEX may represent, among other things, the revocation of operating licenses or the assessment of fines, whereby CEMEX may experience a decrease in future revenues, an increase in operating costs or a loss. As of December 31, 2013, the details of the most significant events with a quantification of the potential loss, when it is determinable and would not impair the outcome of the relevant proceeding, were as follows:

•

On September 5, 2013, CEMEX Colombia received a resolution, issued by the Colombian Superintendency of Industry and Commerce (Superintendencia de Industria y Comercio or the “SIC”) pursuant to which the SIC opened an investigation and issued a statement of objections against five cement companies and 14 directors of those companies, including CEMEX Colombia, for alleged anti-competitive practices. On October 7, 2013, CEMEX Colombia responded the statement of objections and submitted evidence in its relief. The investigated parties are accused of allegedly breaching rules which prohibit: a) any kind of practice, procedure or system designed to limit free competition and determining or maintaining unfair prices; b) any agreements designed to directly or indirectly fix prices; and c) any market sharing agreements between producers or between distributors. In connection with the 14 executives under investigation, including a former legal representative and the current President of CEMEX Colombia, the SIC may investigate and sanction any individual who collaborates, facilitates, authorizes, executes or tolerates behavior that violates free competition rules. If the alleged infringements are substantiated, aside from any measures that could be ordered to remediate the alleged anti-competitive practices, penalties may be imposed by the SIC against CEMEX Colombia for up to 58.9 billion Colombian Pesos (US$30) for each violation and to each company being declared in breach of the competition rules, and up to 1.2 billion Colombian Pesos (approximately US$1) against those individuals found responsible of collaborating, facilitating, authorizing, executing or tolerating behavior that violates free competition rules. As of December 31, 2013, CEMEX is not able to assess the likelihood of an adverse result, but if adversely resolved, such resolution may not have a material adverse impact on CEMEX’s financial results of operation, liquidity or financial condition.

•

On July 24, 2013 a Petition for Damages and Injunctive Relief was filed by the South Louisiana Flood Protection Authority-East (“SLFPAE”) in the Civil District Court for the Parish of Orleans, State of Louisiana, against approximately 100 defendants including CEMEX, Inc. SLFPAE is seeking compensation for and the restoration of certain coastal lands near New Orleans alleged to have been damaged by activities related to oil and gas exploration and production since the early 1900’s. CEMEX, Inc., which was previously named Southdown, Inc., may have acquired liabilities, to the extent there may be any, in connection with oil and gas operations that were divested in the late 1980’s. The matter was recently removed to the United States District Court for the Eastern District of Louisiana and a motion by the Plaintiffs to remand to State Court is pending. As of December 31, 2013, CEMEX does not has sufficient information to assess the likelihood of an adverse result or, because of the number of defendants, the potential damages which could be borne by CEMEX, Inc., if any, or if such damages, if any, would have or not a material adverse impact on CEMEX’s results of operations, liquidity or financial condition.

•

On September 13, 2012, the first instance court of Assiut in Egypt issued a judgment (the “First Instance Judgment”) to: (i) annul the Share Purchase Agreement signed in November 1999 between CEMEX and state-owned Metallurgical Industries Company (“MIC”) pursuant to which CEMEX acquired a controlling interest in Assiut Cement Company (“ACC”); and (ii) reinstate former employees to their former jobs at ACC. The First Instance Judgment was notified to ACC on September 19, 2012. On October 18, 2012 and October 20, 2012, ACC and MIC, respectively, filed appeals of the decision with the Appeals Court in Assiut (the “Appeals Court”) of hearings with the Appeals Court were held on December 19, 2012, January 22, 2013, April 16, 2013, June 16, 2013, September 14, 2013, October 23, 2013 and November 17, 2013. In the November 17, 2013 hearing the Assiut court decided to join the appeals filed by ACC and MIC and adjourned the session to January 20, 2014. As of December 31, 2013, CEMEX is not able to assess the likelihood of an adverse result, but if adversely resolved, such resolution may have a material adverse impact on CEMEX’s financial results of operations, liquidity or financial condition.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Other contingencies from legal proceedings – continued

•

On June 21, 2012, one of CEMEX’s subsidiaries in Israel was notified about an application for the approval of a class action suit against it. The application, filed by a homeowner who built his house with concrete supplied by CEMEX in October of 2010, claims that the concrete supplied to him did not meet with the “Israel Standard for Concrete Strength No. 118” and that as a result CEMEX acted unlawfully toward all of its customers who received concrete that did not comply with the Israeli standard requirements. As per the application, the plaintiff claims that the supply of the alleged non-conforming concrete has caused financial and non-financial damages to those customers, including the plaintiff. CEMEX presumes that the class action would represent the claim of all the clients who purchased the alleged non-conforming concrete from its subsidiary in Israel during the past 7 years, the limitation period according to applicable laws in Israel. The damages that could be sought amount to approximately 276 million Israeli Shekel (US$80 or $1,038). CEMEX’s subsidiary submitted a formal response to the corresponding court. Both parties presented their preliminary arguments in a hearing held on November 4, 2013; the next hearing has been scheduled for February 10, 2014. At this stage, CEMEX believes the application is vexatious and should be dismissed without any expense to CEMEX. As of December 31, 2013, CEMEX is analyzing the legal strategy to be employed and is not able to assess the likelihood of the class action application being approved or, if approved, of an adverse result, but if adversely resolved, CEMEX does not believe the final resolutions would have a material adverse impact on its results of operations, liquidity and financial condition.

•

On January 20, 2012, the United Kingdom Competition Commission (the “UK Commission”), commenced a market investigation (“MIR”) into the supply or acquisition of cement, ready-mix concrete and aggregates. The referral to the UK Commission was made by the Office of Fair Trading, following an investigation by them of the aggregates sector. Those companies and persons invited to participate in the MIR are required by law to comply with certain requests for information and, if necessary, to attend hearings. CEMEX’s subsidiaries in the UK were invited to participate in the MIR and fully cooperated. The UK Commission issued its full Provisional Findings Report on May 23, 2013, in which it provisionally found that there was a combination of structural and conduct features that gave rise to an adverse effect on competition in the Great Britain cement markets and an adverse effect on competition as a result of contracts involving certain major producers for the supply of granulated blast furnace slag and for the supply of ground granulated blast furnace slag. The UK Commission has not identified any problems with the markets for aggregates or ready mix concrete. The possible remedies the UK Commission listed include, among others, the divestiture of cement production capacity and/or ready mix concrete plants by one or more of the top three cement producers and the creation of a cement buying group. On October 8, 2013 the UK Commission announced its provisional decision on remedies which should not require CEMEX to divest any of its assets in the United Kingdom. Other major participants in the MIR could be required to divest certain of their assets in the United Kingdom. Based on the provisional remedies, as, as of December 31, 2013, CEMEX does not expect any material adverse impact on its results of operations, liquidity and financial condition from the Finding and Remedies final report that is to be submitted by the UK Commission by January 17, 2014.

•

On December 8, 2010, the European Commission (the “EC”) informed CEMEX that it has decided to initiate formal proceedings in respect of possible anticompetitive practices in Austria, Belgium, the Czech Republic, France, Germany, Italy, Luxembourg, the Netherlands, Spain and the United Kingdom, which include CEMEX and seven other companies. These proceedings may lead to an infringement decision or, if the objections raised by the EC are not substantiated, the case might be closed. On April 2011, the EC requested CEMEX to deliver a substantial amount of information and documentation. CEMEX filed an appeal before the General Court of the European Union for the annulment of such request for information and documentation on the grounds that it is contrary to several principals of European Union Law. Nonetheless, the request was fulfilled by CEMEX on August 2, 2011. On September 16, 2011, without discussing the main arguments of the claim, the EC rejected the claim from CEMEX asking for the annulment of the request. On December 15, 2011, CEMEX complied with the terms of this decision and submitted a new reply with the amendments and clarifications identified in the revision and audit process. On December 21, 2011, CEMEX filed its reply to the EC’s rejection. The EC filed its rejoinder on March 27, 2012. A hearing with respect to the proceedings against CEMEX was held on February 6, 2013, and the hearings for all other companies being investigated were held during April 2013. CEMEX estimates that the judgment will be issued during 2014. If the alleged infringements are substantiated, the EC may impose a maximum fine of up to 10% of the total turnover of the relevant companies for the last year preceding the imposition of the fine for which the financial statements have been approved. CEMEX intends to defend its position vigorously in this proceeding and is fully cooperating and will continue to cooperate with the EC in connection with this matter. As of December 31, 2013, the extent of the charges and the alleged infringements are unknown, and it is not clear which revenues would be used for the determination of the possible penalties. As a result, CEMEX cannot assess the likelihood of an adverse result or the amount of the potential fine, but, if adversely resolved, it may have a material adverse impact on CEMEX’s results of operations, liquidity and financial condition.

•

On October 26, 2010, CEMEX, Inc., one of CEMEX’s subsidiaries in the United States, received an Antitrust Civil Investigative Demand from the Office of the Florida Attorney General, which seeks documents and information in connection with an antitrust investigation by the Florida Attorney General into the ready-mix concrete industry in Florida. As of December 31, 2013, CEMEX Inc. has complied with the Office of the Florida Attorney General with respect to the documents and information requested by the civil investigative demand, and it is unclear, as of December 31, 2013, whether any formal proceeding will be initiated by the Office of the Florida Attorney General, or if such proceedings are initiated, if adverse decision against CEMEX resulting from the investigation would be made or if such decision would have or not a material adverse impact on CEMEX’s results of operations, liquidity or financial condition.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Other contingencies from legal proceedings – continued

•

On June 5, 2010, the District of Bogota’s Environmental Secretary (Secretaría Distrital de Ambiente de Bogotá or the “Environmental Secretary”), ordered the suspension of CEMEX Colombia’s mining activities at El Tunjuelo quarry, located in Bogotá, as well as those of other aggregates producers in the same area. The Environmental Secretary alleged that during the past 60 years CEMEX Colombia and the other companies have illegally changed the course of the Tunjuelo River, have used the percolating waters without permission and have improperly used the edge of the river for mining activities. In connection with the injunction, on June 5, 2010, CEMEX Colombia received a notification from the Environmental Secretary informing the initiation of proceedings to impose fines against CEMEX Colombia based on the above mentioned alleged environmental violations. CEMEX Colombia responded to the injunction by requesting that it be revoked based on the fact that the mining activities at El Tunjuelo quarry are supported by the authorizations required by the applicable environmental laws and that all the environmental impact statements submitted by CEMEX Colombia have been reviewed and permanently authorized by the Ministry of Environment and Sustainable Development (Ministerio de Ambiente y Desarrollo Sostenible). On June 11, 2010, the local authorities in Bogotá, in compliance with the Environmental Secretary’s decision, sealed off the mine to machinery and prohibited the removal of CEMEX’s aggregates inventory. Although there is not an official quantification of the possible fine, the Environmental Secretary has publicly declared that the fine could be as much as 300 billion Colombian pesos (US$156 or $2,032). The temporary injunction does not currently compromise the production and supply of ready-mix concrete to CEMEX’s clients in Colombia. At this stage, CEMEX is not able to assess the likelihood of an adverse result or potential damages which could be borne by CEMEX Colombia. An adverse resolution on this case would have a material adverse impact on CEMEX’s results of operations, liquidity or financial condition.

•

In October 2009, CEMEX Corp., one of CEMEX’s subsidiaries in the United States, and other cement and concrete suppliers were named as defendants in several purported class action lawsuits alleging price fixing in Florida. Underlying the class action lawsuits is the allegation that the defendants conspired to raise prices of cement and concrete and hinder competition in Florida. In March 2012, CEMEX Corp. and the other defendants effected a settlement of all cases resulting in CEMEX having to pay approximately 460 thousand dollars. As part of the settlement agreement CEMEX did not admit any inappropriate conduct or wrongdoing. The settlement of this matter will not have a material adverse impact on CEMEX´s results of operations, liquidity or financial position.

•

In September 2009, the Spanish Competition Commission (Comisión Nacional de la Competencia or “CNC”) separate from the investigation conducted by the EC, conducted its own inspection in the context of possible anticompetitive practices in the production and distribution of mortar, ready-mix and aggregates within the Chartered Community of Navarre (“Navarre”). In December 2009, the CNC started a procedure against CEMEX España and four companies with activities in Navarre for alleged practices prohibited under the Spanish competition law. On January 12, 2012, the CNC notified CEMEX of its final decision on this matter, imposing a fine of 500 thousand euro (688 thousand dollars or $9) against CEMEX España for price-fixing and market sharing in the concrete market of Navarre from June 2008 through September 2009. CEMEX España denied any wrongdoing and on March 1, 2012, filed an appeal before the competent court (“Audiencia Nacional”) requesting the interim suspension of the decision until a final judgment is issued. To that effect, it requested the CNC Council to suspend the implementation of its decision until the Audiencia Nacional decided on the requested interim measure. On July 10, 2012, the Audiencia Nacional issued a resolution agreeing to the suspension of payment of the fine.

•

In June 2009, the Texas General Land Office (the “GLO”) alleged that CEMEX failed to pay approximately US$550 in royalties related to mining activities by CEMEX and its predecessors since the 1940s on lands that, when transferred originally by the State of Texas, contained a reservation of mineral rights. On December 17, 2009, the Texas court handling this matter granted CEMEX’s motion for summary judgment finding that the GLO’s claims had no merit. The GLO filed an appeal on March 25, 2010. Both parties submitted briefs and the Court of Appeals heard oral arguments on this matter on May 3, 2011. On August 31, 2011, the El Paso Court of Appeals reversed the trial court’s judgment and rendered judgment in favor of the State of Texas with respect to the ownership of the mineral rights on the lands mined by CEMEX and its predecessors in interest. On February 23, 2012, the GLO and CEMEX entered into an agreement to settle all claims, including claims for past royalties, without any admission of liability by CEMEX. Pursuant to the settlement, CEMEX will pay 750 thousand dollars in five equal installments of 150 thousand per year and will enter into a royalty mining lease at the royalty rate required by the Texas Natural Resources Code on a going forward basis, beginning in September 2012. As of December 31, 2013, CEMEX does not expect a material adverse impact on its results of operations, liquidity or financial condition as a result of this settlement.

•

In January and March 2009, one of CEMEX’s subsidiaries in Mexico was notified of two findings issued by the Mexican Competition Authority (Comisión Federal de Competencia or “CFC”), for presumptive violations of Mexican antitrust laws. During the CFC investigation, CEMEX filed constitutional challenges for both cases considering that these findings contain substantial violations of rights granted by the Mexican Constitution. In both challenges, the Circuit Courts resolved that CEMEX lacked standing since the notice of presumptive responsibility did not affect any of CEMEX’s rights. CEMEX appealed such resolutions. With respect to the second case, on October 14, 2011, the CFC determined to close the case due to a lack of evidence to impose any sanctions. Third parties subsequently filed an appeal before the CFC to reconsider its ruling. The CFC recently confirmed its resolution to not impose any sanctions due to a lack of evidence. This decision was challenged by the plaintiffs before a Mexico City’s District Court through a constitutional challenge, which was dismissed; thereafter the plaintiffs appealed this resolution before a Circuit Court in Mexico City. On September 20, 2013, the Circuit Court in Mexico City confirmed that the case should be closed due to a lack of evidence to impose any sanctions. With respect to the first case, on February 14, 2012, CEMEX was fined for approximately $10.2 for anticompetitive practices and was ordered to implement certain measures. CEMEX appealed the resolution before the CFC and the Circuit Court in Monterrey and denied any wrongdoing. In June 2012, the CFC confirmed its resolution. On July 2, 2012, CEMEX filed a separate constitutional challenge before the Mexico City’s District Court and simultaneously filed a claim against the June 2012 CFC’s resolution before the Circuit Court in Monterrey. The Monterrey Circuit Court nullified the fine previously imposed on CEMEX, consequently on May 15, 2013, the District Court in Mexico City dismissed the constitutional challenge filed by CEMEX against that decision. On December 18, 2012, the CFC ratified its resolution, which CEMEX appealed. On February 12, 2013, CEMEX filed an appeal against the new resolution before the Monterrey Circuit Court. On June 6, 2013, the Monterrey Circuit Court ruled that the CFC did not comply with its resolution and that the matter should be sent to Mexico’s Supreme Court in order to apply the relevant sanctions to the CFC. Once the CFC was notified of the content of this resolution, the CFC issued a new decision revoking its previous resolution and withdrawing all charges against CEMEX.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Other contingencies from legal proceedings – continued

•

In January 2009, in response to litigation brought by environmental groups concerning the manner in which certain federal quarry permits were granted, a judge from the U.S. District Court for the Southern District of Florida ordered the withdrawal of the federal quarry permits of CEMEX’s SCL, FEC and Kendall Krome quarries, in the Lake Belt area in South Florida, which were granted in 2002 to CEMEX Construction Materials Florida, LLC (“CEMEX Florida”), one of CEMEX’s subsidiaries in the United States. The judge ruled that there were deficiencies in the procedures and analysis undertaken by the Army Corps of Engineers (the “Engineers”) in connection with the issuance of the permits. On January 29, 2010, the Engineers concluded a revision and determined procedures for granting new federal quarry permits for the SCL and FEC quarries. During February 2010, new quarry permits were granted to the SCL and FEC quarries. A number of potential environmental impacts must be addressed at the wetlands located at the Kendall Krome site before a new federal quarry permit may be issued for mining at that quarry. If CEMEX Florida were unable to maintain the new Lake Belt permits, CEMEX Florida would need to source aggregates, to the extent available, from other locations in Florida or import aggregates. The cessation or significant restriction of quarrying operations in the Lake Belt area could have a significant adverse impact on CEMEX’s results of operations, liquidity or financial condition.

•

In November 2008, AMEC/Zachry, the general contractor for CEMEX’s expansion project in Brooksville, Florida, filed a lawsuit against CEMEX Florida in Florida State Court in Orlando, for US$60 ($783), alleging delay damages and seeking an equitable adjustment to the contract and payment of change orders. During 2009, FLSmidth (“FLS”), a supplier for the mining and cement industry, became a co-defendant in the lawsuit. During 2009 and 2010, CEMEX filed counterclaims against both suppliers. On November 18, 2010, the court denied AMEC/Zachry’s motion to dismiss against CEMEX Florida, and denied FLS’s motion on the pleading against CEMEX Florida. On January 6, 2011, CEMEX Florida amended its pleadings in accordance with the court’s rulings. On March 17, 2011, FLS filed another motion seeking dismissal of one of CEMEX Florida’s new claims asserted in the amended pleading. In December 2012, the parties to this proceeding have entered into a settlement. The settlement of this matter did not have a material adverse impact on CEMEX’s results of operations, liquidity or financial condition.

•

In July 2008, Strabag SE (“Strabag”), one of the leading suppliers of building materials in Europe, entered into a Share Purchase Agreement (“SPA”) to purchase CEMEX’s operations in Austria and Hungary for €310 (US$427 or $5,566). On July 1, 2009, Strabag notified CEMEX of its purported rescission of the SPA. In October 2009, CEMEX filed a claim against Strabag before the International Arbitration Court of the International Chamber of Commerce (“ICC”), requesting a declaration that Strabag’s rescission of the SPA was invalid and claiming the payment of damages caused to CEMEX for the alleged breach of the SPA for €150 (US$206 or $2,693). After a period of hearings, counterclaims, responses and the conformation of the arbitration tribunal, a final award dated May 29, 2012, was notified to CEMEX on June 1, 2012. The arbitral tribunal declared that Strabag’s rescission of the SPA was unlawful and ineffective, and ordered Strabag to pay to CEMEX a compensation for damages (including accrued interest), arbitration and legal costs. Strabag filed an annulment action before the Swiss Federal Supreme Court (the “Swiss Court”) on July 2, 2012. During the annulment process with the Swiss Court, on July 20, 2012, Strabag paid CEMEX, through RMC Holdings B.V., the amounts ordered by the arbitral tribunal on its final award for €43 (US$59 or $772) and, in order to secure the potential obligation to repay these amounts to Strabag in the event that the Swiss Court resolves to annul the May 29, 2012 final award, RMC Holdings B.V. pledged in favor of Strabag 496,355 shares (approximately a 33% stake) in its subsidiary Cemex Austria AG. On February 20, 2013, the Swiss Court rendered its judgment rejecting the annulment action brought by Strabag and ordered it to pay the Court costs for 100 thousands Swiss francs (106 thousand dollars) and to compensate RMC Holdings B.V. with an amount of 200 thousands Swiss francs (211 thousand dollars) for costs incurred in the proceedings. As a result, the pledge made in favor of Strabag was cancelled on March 4, 2013. The amount of the final award mentioned above was recorded in the statement of operations in 2012, of which approximately €35 (US$48 or $628) identified with CEMEX’s damages was recognized as part of other expenses, net, and approximately €8 (US$11 or $141) related to the recovery of operating losses and expenses caused by Strabag was recognized as part of costs and administration expenses.

•

In April 2006, the cities of Kaštela and Solin in Croatia published their respective development master plans, adversely impacting the mining concession granted to a CEMEX’s subsidiary in Croatia by the Croatian government in September 2005. In May 2006, CEMEX filed an appeal before a constitutional court seeking a declaration by the court of its rights and seeking prohibition of the implementation of the master plans. The municipal courts in Kaštela and Solin had previously rejected the appeals presented by CEMEX. These resolutions were appealed. These cases are currently under review by the Constitutional Court in Croatia, and it is expected that these proceedings will continue for several years before resolution. During the proceedings, the Administrative Court in Croatia ruled in favor of CEMEX, validating the legality of the mining concession granted by the government of Croatia. This decision was final. However, as of December 31, 2013, CEMEX has not been notified of an official declaration from the Constitutional Court as to whether the cities of Kaštela and Solin, within the scope of their master plans, can unilaterally change the borders of exploited fields. CEMEX believes that a declaration of the Constitutional Court will enable it to seek compensation for the losses caused by the proposed changes to the borders of the land available for extraction. Nonetheless, even when it is considered remote, would CEMEX lose its mining concession in Croatia, it would have a material adverse impact on its results of operations, liquidity and financial condition. On June 15, 2012, CEMEX was notified that the case had been transferred from the constitutional court to the administrative court as a result of a new law that places the administrative courts in charge of disputes relating to environmental planning. In order to alleviate the adverse impact of the master plans, CEMEX is currently in the process of negotiating a new revised mining concession.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Other contingencies from legal proceedings – continued

•

In August 2005, a lawsuit was filed against a subsidiary of CEMEX Colombia and other members of the Colombian Ready-mix Producers Association (Asociación Colombiana de Productores de Concreto or ASOCRETO), a union formed by all the ready-mix concrete producers in Colombia. The lawsuit claimed that CEMEX Colombia and other ASOCRETO members were liable for the premature distress of the concrete slabs of the Autopista Norte trunk line of the Transmilenio bus rapid transit system in Bogotá in which ready-mix concrete and flowable fill supplied by CEMEX Colombia and other ASOCRETO members was used. The plaintiffs alleged that the base material supplied for the road construction failed to meet the quality standards offered by CEMEX Colombia and the other ASOCRETO members and/or that they provided insufficient or inaccurate information in connection with the product. The plaintiffs sought the repair of concrete slabs and estimated that the cost of such repair would be approximately 100 billion Colombian pesos (US$52 or $677). In 2008, as security for a possible future money judgment to be rendered against CEMEX Colombia in these proceedings, the Superior Court of Bogotá allowed CEMEX to present and insurance policy in the amount of 20 billion Colombian pesos (US$10 or $135). CEMEX deposited the security and, in July 2009, the attachment was lifted. On October 10, 2012, the court issued at first instance judgment pursuant to which the accusation made against two ASOCRETO officers was nullified, but the judgment convicted the former director of the Urban Development Institute (“UDI”), and legal representatives of the builder and the auditor to a prison term of 85 months and a fine of 32 million Colombian Pesos (17 thousand dollars). As a consequence of the annulment the judge ordered a restart of the proceeding against the ASOCRETO officers. The UDI and other parties to the proceeding appealed the first instance judgment, and on August 30, 2013, the Superior Court of Bogotá resolved: a) to reduce the prison term imposed to the former UDI officers to 60 months and imposed a fine equivalent to 8.8 million Colombian pesos; b) to sentence the UDI officers to severally pay the amount of 108 billion Colombian pesos (US$56 or $731); c) to overturn the penalty imposed to the builder’s legal representatives and auditor because the criminal action against them was time barred; and d) to revoke the annulment in favor of the ASOCRETO officers and ordered the first instance judge to render a judgment regarding the ASOCRETO officers’ liability or lack thereof. In addition, six actions related to the premature distress were brought against CEMEX Colombia. The Cundinamarca Administrative Court (Tribunal Administrativo de Cundinamarca) nullified five of these actions and currently, only one remains outstanding. In addition, the UDI filed another action alleging that CEMEX Colombia made deceiving advertisements on the characteristics of the flowable fill used in the construction of the line. CEMEX Colombia participated in this project solely and exclusively as supplier of the ready-mix concrete and flowable fill, which were delivered and received to the satisfaction of the contractor, fulfilling all the required technical specifications. CEMEX Colombia did not participate in nor had any responsibility on the design, sourcing of materials or their corresponding technical specifications or construction. At this stage of the proceedings, as of December 31, 2013, CEMEX is not able to assess the likelihood of an adverse result, but if adversely resolved, it could have a material adverse impact on CEMEX’s results of operations, liquidity or financial condition.

As of December 31, 2013, CEMEX is involved in various legal proceedings of minor impact that have arisen in the ordinary course of business. These proceedings involve: 1) product warranty claims; 2) claims for environmental damages; 3) indemnification claims relating to acquisitions; 4) claims to revoke permits and/or concessions; and 5) other diverse civil actions. CEMEX considers that in those instances in which obligations have been incurred, CEMEX has accrued adequate provisions to cover the related risks. CEMEX believes these matters will be resolved without any significant effect on its business, financial position or results of operations. In addition, in relation to certain ongoing legal proceedings, CEMEX is sometimes able to make and disclose reasonable estimates of the expected loss or range of possible loss, as well as disclose any provision accrued for such loss, but for a limited number of ongoing legal proceedings, CEMEX may not be able to make a reasonable estimate of the expected loss or range of possible loss or may be able to do so but believes that disclosure of such information on a case-by-case basis would seriously prejudice CEMEX’s position in the ongoing legal proceedings or in any related settlement discussions. Accordingly, in these cases, CEMEX has disclosed qualitative information with respect to the nature and characteristics of the contingency, but has not disclosed the estimate of the range of potential loss.

25)	RELATED PARTIES

All significant balances and transactions between the entities that constitute the CEMEX group have been eliminated in the preparation of the consolidated financial statements. These balances with related parties resulted primarily from: (i) the sale and purchase of goods between group entities; (ii) the sale and/or acquisition of subsidiaries’ shares within the CEMEX group; (iii) the invoicing of administrative services, rentals, trademarks and commercial name rights, royalties and other services rendered between group entities; and (iv) loans between related parties. Transactions between group entities were conducted on arm’s length terms based on market prices and conditions.

The definition of related parties includes entities or individuals outside the CEMEX group, which, pursuant to their relationship with CEMEX, may take advantage of being in a privileged situation. Likewise, this applies to cases in which CEMEX may take advantage of such relationships and obtain benefits in its financial position or operating results. CEMEX’s transactions with related parties are executed under market conditions. CEMEX has identified the following transactions between related parties:

•

Mr. José Antonio Fernández Carbajal, former member of the board of directors of CEMEX, S.A.B. de C.V. until February 23, 2012, is president and chief executive officer of Fomento Empresarial Mexicano, S.A.B. de C.V. (“FEMSA”), a large multinational beverage company. Moreover, Mr. Francisco Javier Fernández Carbajal, brother of Mr. José Antonio Fernández Carbajal, was appointed to the board of directors of CEMEX, S.A.B. de C.V. effective March 21, 2013. In the ordinary course of business, CEMEX pays and receives various amounts to and from FEMSA for products and services for varying amounts on market terms. Mr. Fernández Carbajal is the actual chairman of the board of Consejo de Enseñanza e Investigación Superior, A.C. (the managing entity of Instituto Tecnológico y de Estudios Superiores de Monterrey or ITESM). Mr. Lorenzo H. Zambrano, Chairman of the Board of Directors and Chief Executive Officer of CEMEX, S.A.B. de C.V., was chairman of the board of ITESM until February 13, 2012. ITESM has received contributions from CEMEX for amounts that were not material in the periods presented.

•	Mr. Rafael Rangel Sostmann, a member of the board of directors of CEMEX, S.A.B. de C.V., was the dean of ITESM until September 12, 2011.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

Related parties – continued

•

Mr. Bernardo Quintana Isaac, former member of the board of directors of CEMEX, S.A.B. de C.V., until March 20, 2013 is the chairman of the board of directors of Empresas ICA, S.A.B. de C.V. (“Empresas ICA”). Empresas ICA is one of the most important engineering and construction companies in Mexico. In the ordinary course of business, CEMEX extends financing to Empresas ICA in connection with the purchase of CEMEX’s products, on the same credit conditions that CEMEX awards to other customers.

•

Mr. Lorenzo H. Zambrano is a member of the board of directors of IBM. As mentioned in note 23C, in the ordinary course of business, IBM provides CEMEX with business processes services and IT, including: data processing services (back office) in finance, accounting and human resources; as well as IT infrastructure services, support and maintenance of IT applications in the countries in which CEMEX operates.

•

Mr. Karl H. Watson Jr. is the President of CEMEX’s operations in the U.S. In the ordinary course of business, CEMEX’s U.S. operations pays fees to Florida Aggregate Transport, a vendor based in Florida, for freight services. Karl H. Watson Jr.’s stepbrother is part of Florida Aggregate Transport’s ownership and senior management. The amount of those services, which are negotiated on market terms, are not significant to CEMEX’s U.S. operations.

•

On April 12, 2011, Juan Pablo San Agustín Rubio was appointed to the role of executive vice president for strategic planning and business development, which is part of CEMEX’s senior management. In 2007, in compliance with CEMEX’s then applicable policies, CEMEX extended a loan to Mr. San Agustín Rubio for the construction of a house. During the first quarter of 2012, the loan was repaid in full. The loan bore interest at an annual rate of 1.2% and the largest amount outstanding from January 1, 2011 until it was repaid was approximately €275 thousand. Except for the previously described loan, during 2013, 2012 and 2011, there were no loans between CEMEX and its board members or other members of its top management.

•

For the years ended December 31, 2013, 2012 and 2011, the aggregate amount of compensation of CEMEX, S.A.B. de C.V.’s board of directors, including alternate directors, and top management executives, was approximately US$39 ($504), US$37 ($490) and US$24 ($300), respectively. Of these amounts, approximately US$25 ($321) in 2013, US$26 ($343) in 2012 and US$18 ($225) in 2011, was paid as base compensation plus performance bonuses, including pension and postretirement benefits. In addition, approximately US$14 ($183) in 2013, US$11 ($147) in 2012 and US$6 ($75) in 2011 of the aggregate amount in each year, corresponded to allocations of CPOs under CEMEX’s executive stock-based compensation programs. In 2013 and 2012, the amount of CPOs allocated included approximately US$3 ($38) and US$3 ($39), respectively, of compensation earned under the program that is linked to the fulfillment of certain performance conditions and that is payable through March 2015 to then still active members of CEMEX, S.A.B. de C.V.’s board of directors and top management executives (note 21).

26)	SUBSEQUENT EVENTS

During the first and second quarter of 2014, in order to run its operations in Mexico more efficiently and to facilitate the acquisition of financing, CEMEX has launched an initiative to integrate its Mexican businesses and operational activities in Mexico under a single entity. This initiative considers that there are efficiency and improvement opportunities by shifting from a platform where CEMEX serves its customers from different entities according to its line of business (i.e. cement, concrete, aggregates), into a platform where customers, now sorted by end-user segment (i.e. distributor, builder, manufacturer) will be serviced from a single entity. Under this initiative CEMEX, S.A.B. de C.V. will integrate productive, commercial, marketing and administrative activities related to the sale of cement, ready-mix concrete, aggregates and other construction materials in Mexico. As part of this initiative, CEMEX S.A.B. de C.V., will enter into lease agreements of property, plant and equipment, with CEMEX México, S.A. de C.V., CEMEX Concretos, S.A. de C.V. and CEMEX Agregados, S.A. de C.V., these companies that have carried operating activities until December 31, 2013 and the beginning of 2014, will cease to have operating activities on or after April 1, 2014, and while maintaining property of the assets will mainly act as lessors. To implement the Mexican integration initiative efficiently, a wholly owned administrative trust will be used to concentrate lease payments and obtain financing. CEMEX, S.A.B. de C.V. will continue to consolidate the entire CEMEX group.

On January 13, 2014, considering its short term maturity, CEMEX initiated a process to amend the terms of the capped call options maturing in 2015 (note 16D), using prevailing market valuation of the instrument. As of January 31, 2014, the execution of this cash-less amendment is still ongoing, when finalized during February 2014; CEMEX estimates that it will have the right to receive the market value of approximately 7.7 million of ADSs through a same number of zero-strike call options maturing in March 2015, which will be marked-to-market through profit or loss prospectively.

In connection with the MIR commenced by the UK Commission (note 24B), on January 14, 2014, the UK Commission published its Finding and Remedies final report which followed the earlier Provisional Findings Report in regards any remedies for CEMEX’s subsidiaries in the United Kingdom. The UK Commission made changes to the provisional decision in its Final Report regarding the supply of granulated blast furnace slag and for the supply of ground granulated blast furnace slag by the other major participants in the MIR; CEMEX’s subsidiaries in the United Kingdom were not impacted by this final report.

In connection with the Antitrust Cartel Litigation in Germany (note 24A), on January 15, 2014, CDC filed an appeal before the Higher Regional Court in Düsseldorf against the decision issued by the Düsseldorf District Court on December 17, 2013.

In connection with the First Instance Judgment issued by the first instance court of Assiut in Egypt in order to annul the Share Purchase Agreement pursuant to which CEMEX acquired a controlling interest in ACC (note 24B), on a hearing held on January 20, 2014, the Appeals Court, without issuing a decision on the merits of the First Instance Judgment, accepted the appeals and referred the matter to an administrative court in Assiut. CEMEX’s facilities in Egypt continue to operate normally.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2013, 2012 and 2011

(Millions of Mexican pesos)

27)	MAIN SUBSIDIARIES

The main subsidiaries as of December 31, 2013 and 2012 were as follows:

		% Interest
Subsidiary	Country	2013	2012
CEMEX México, S. A. de C.V. [1]	Mexico	100.0	100.0
CEMEX España, S.A. [2]	Spain	99.9	99.9
CEMEX, Inc.	United States	100.0	100.0
CEMEX Latam Holdings, S.A. [3]	Spain	74.4	74.4
CEMEX (Costa Rica), S.A.	Costa Rica	99.1	99.1
CEMEX Nicaragua, S.A.	Nicaragua	100.0	100.0
Assiut Cement Company	Egypt	95.8	95.8
CEMEX Colombia S.A.	Colombia	99.7	99.7
Cemento Bayano, S.A.	Panama	99.5	99.5
CEMEX Dominicana, S.A.	Dominican Republic	100.0	100.0
CEMEX de Puerto Rico Inc.	Puerto Rico	100.0	100.0
CEMEX France Gestion (S.A.S.)	France	100.0	100.0
Solid Cement Corporation [4]	Philippines	100.0	100.0
APO Cement Corporation [4]	Philippines	100.0	100.0
CEMEX (Thailand) Co., Ltd. [4]	Thailand	100.0	100.0
CEMEX Holdings (Malaysia) Sdn Bhd [4]	Malaysia	100.0	100.0
CEMEX U.K.	United Kingdom	100.0	100.0
CEMEX Deutschland, AG.	Germany	100.0	100.0
CEMEX Austria, AG.	Austria	100.0	100.0
CEMEX Hrvatska d.d.	Croatia	100.0	100.0
CEMEX Czech Republic, s.r.o [5]	Czech Republic	100.0	100.0
CEMEX Polska sp. Z.o.o.	Poland	100.0	100.0
CEMEX Hungária Kft.	Hungary	100.0	100.0
Readymix Limited [5]	Ireland	100.0	100.0
CEMEX Holdings (Israel) Ltd.	Israel	100.0	100.0
CEMEX SIA	Latvia	100.0	100.0
CEMEX Topmix LLC, CEMEX Supermix LLC and CEMEX Falcon LLC [6]	United Arab Emirates	100.0	100.0
CEMEX AS	Norway	100.0	100.0
Cimentos Vencemos do Amazonas, Ltda.	Brazil	100.0	100.0
Readymix Argentina, S.A.	Argentina	100.0	100.0
CEMEX Jamaica	Jamaica	100.0	100.0
Neoris N.V. [7]	The Netherlands	99.8	99.8

1	CEMEX México, S.A. de C.V. is the indirect holding company of CEMEX España and subsidiaries.
2	CEMEX España is the indirect holding company of most of CEMEX’s international operations.
3

The interest reported includes treasury shares. CEMEX Latam Holdings, which is listed in the Colombian stock exchange, is a subsidiary of CEMEX España and the indirect holding company of CEMEX’s operations in Colombia, Costa Rica, Panama, Brazil, Guatemala and El Salvador (note 20D).

4	Represents CEMEX’s indirect interest in the economic benefits of these entities.
5	Since 2012, Readymix plc is known as Readymix Limited, and CEMEX Czech Operations, s.r.o as CEMEX Czech Republic, s.r.o.
6	CEMEX owns 49% equity interest in each of these entities and holds the remaining 51% of the economic benefits, through agreements with other shareholders.
7	Neoris N.V. is the holding company of the entities involved in the sale of information technology solutions and services.